As filed with the Securities and Exchange Commission on March 4, 2022

Registration Statement No. 333-258749

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARDAGH METAL PACKAGING S.A.

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg (Jurisdiction of Incorporation or Organization)	3411 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

+352 26 25 85 55

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ardagh Metal Beverage USA Inc.

8770 W. Bryn Mawr Avenue

Chicago, IL 60631

United States

(773)-399-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Alsop, Esq.

Lara Aryani, Esq.

Alain Dermarkar, Esq.

Clare O’Brien, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, N.Y. 10022

(212) 848-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-258749) (as amended, the “Registration Statement”) of Ardagh Metal Packaging S.A. (“AMPSA”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 24, 2021, is being filed (i) pursuant to the undertakings in Item 9 of the Registration Statement to include the information contained in AMPSA’s Annual Report on Form 20-F for the year ended December 31, 2021 that was filed with the SEC on March 4, 2022 and (ii) to include updated information regarding the selling securityholders named in the prospectus.

The information included in this filing amends this Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

This information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 4, 2022

PRELIMINARY PROSPECTUS

16,749,984 SHARES
OFFERED BY ARDAGH METAL PACKAGING S.A.

517,571,133 SHARES and
5,716,982 WARRANTS
OFFERED BY THE SELLING SECURITYHOLDERS

This prospectus relates to the issuance by us of up to 16,749,984 Shares that may be issued upon exercise of Warrants to purchase Shares, which were originally GHV Warrants that were automatically converted into Warrants upon consummation of the Merger.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 517,571,133 Shares and 5,716,982 Warrants to purchase Shares, which were originally Private Placement Warrants that were automatically converted into Warrants upon consummation of the Merger.

The Merger is described in greater detail in this prospectus.

We will receive proceeds from the exercise of the Warrants to the extent the Warrants are exercised for cash.  We will not receive any proceeds from the sale of Shares and Warrants by the Selling Securityholders pursuant to this prospectus.  However, we will pay the expenses, other than underwriting commissions and discounts and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of Shares pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities.  The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices.  We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

The Shares and the Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMBP” and “AMBP.WS,” respectively.  The last reported sale price of the Shares was $8.11 per share on March 3, 2022, and the last reported sale price of the Warrants was $1.65 per warrant on March 3, 2022.

We are a “controlled company” under NYSE corporate governance rules and are eligible for certain exemptions from these rules.  We are also a “foreign private issuer” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.  Investing in the Company’s securities involves risks.  See “Risk Factors” beginning on page 18 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

PROSPECTUS DATED                           , 2022

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized any other person to provide you with different or additional information. Neither we nor the Selling Securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus includes trademarks, tradenames and service marks, certain of which belong to AMPSA and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that AMPSA will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. AMPSA does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of AMPSA by these other parties.

MARKET AND INDUSTRY DATA

Given the specialized nature of the metal packaging markets in which AMPSA operates, there does not exist a relevant and reliable third-party source of much of the relevant market information presented in this prospectus. Therefore, estimates provided by AMPSA regarding these markets as set forth in this prospectus, as well as estimated market shares of AMPSA or its competitors, are largely based on AMPSA’s knowledge of these markets, developed primarily from analysis of public information, third-party reports to the extent available, competitors’ public announcements and regulatory filings and information gathered in the course of acquisitions. The data relating to market sizes, market share and market position are based on the most recent data available. This information has not been confirmed by an independent organization, nor can there be assurance that third parties would arrive at the same results were they to employ different methods for gathering, analyzing and calculating such data. Breakdowns of market shares were established on the basis of the AMP Business’s consolidated revenues and these data. Market positions and percentage shares are those that AMPSA believes it holds in terms of revenues. They are based on industry market sectors on which AMPSA’s business is arranged.

Certain additional information regarding the global packaging industry, generally, and the metal packaging sector, specifically, has been sourced from Smithers Pira.

Any third-party information described above and included in this prospectus has been accurately reproduced and, as far as AMPSA is aware and is able to ascertain from the information published by such third parties, the reproduced information is accurate and no facts have been omitted which would render such information inaccurate or misleading. Market share data is subject to change, however, and such third-party information has been prepared for statistical and other informational purposes, which is limited by the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market share.

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements of the Group have been prepared in accordance with, and are in compliance with IFRS and related interpretations, as adopted by the IASB. IFRS is comprised of standards and interpretations approved by the IASB and IFRS and interpretations approved by the predecessor International Accounting Standards Committee that have been subsequently approved by the IASB and remain in effect. References to IFRS hereafter should be construed as references to IFRS as adopted by the IASB.

The consolidated financial statements, are presented in U.S. dollar, rounded to the nearest million and have been prepared under the historical cost convention, except for the following:

●	Private and Public Warrants and the Earnout Shares; and
●	derivative financial instruments are stated at fair value; and
●	employee benefit obligations are measured at the present value of the future estimated cash flows related to benefits earned and pension assets valued at fair value.

The preparation of consolidated financial information in conformity with IFRS requires the use of critical accounting estimates and assumptions that affect the reported amounts of assets and liabilities and income and expenses. It also requires management to exercise judgment in the process of applying Group accounting policies. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. However, actual outcomes may differ from these estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are discussed in the critical accounting estimates, assumptions and judgments.

Basis of preparation prior to the AMP Transfer

For the periods prior to the AMP Transfer, consolidated financial statements have been prepared on a carve-out basis from the consolidated financial statements of AGSA, to represent the financial position and performance of the AMP Business as if the AMP Business had existed on a stand-alone basis for the years ended December 31, 2020, 2019 and for the three months from January 1, 2021 to April 1, 2021, the date that the AMP Transfer occurred, for the audited consolidated income statement, statement of comprehensive income, statement of cash flows and as at December 31, 2020 for the audited consolidated statement of financial position. However, those consolidated financial statements are not necessarily indicative of the results that would have occurred if the AMP Business had been a stand-alone entity during the period presented.

The consolidated financial statements have been prepared by aggregating the financial information from the entities as described in note 25 to the consolidated financial statements included in this prospectus, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the AMP Business including related party borrowings, and direct and indirect costs and expenses related to the operations of the AMP Business. The following summarizes the principles applied in preparing the consolidated financial statements:

●	Controlled companies that are part of the AMP Business have been included in the consolidated financial statements, as further described in note 25. Goodwill, customer relationship intangible assets and fair value adjustments directly attributable to the acquisition of the controlled companies that are part of the AMP Business by Ardagh Group, have been included in the consolidated financial statements. No companies were acquired or disposed of during the financial periods prior to the AMP Transfer;
●	The AMP Business did not in the past form a separate legal group and therefore it is not possible to show issued share capital or a full analysis of reserves. The net assets of the AMP Business are represented by the cumulative investment of Ardagh Group in the AMP Business, shown as invested capital;
●	All intercompany balances, investments in subsidiaries and share capital within the AMP Business have been eliminated upon combination in the consolidated financial statements;
●	All employee benefit obligations are directly attributable to the AMP Business and are obligations of the entities described in note 20 to the consolidated financial statements included in this prospectus;
●	The AMP Business adopted IFRS 16 applying the simplified approach, with the right-of-use assets being calculated as if IFRS 16 had always been applied and the lease liabilities being calculated as the present value of expected remaining future lease payments, discounted at the AMP Business’ incremental borrowing rate as at January 1, 2018. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities recognized upon adoption of IFRS 16 was 5.0%. Upon adoption, the AMP Business has availed of the practical expedients to use hindsight in determining the lease term where the contract contains options to extend or terminate the lease and has also elected not to apply IFRS 16 to contracts that were not identified before as containing a lease under IAS 17 and IFRIC 4;
●	Cumulative translation differences directly attributable to the controlled companies that are part of the AMP Business, have been allocated at the amounts included in Ardagh Group’s consolidated financial statements;
●	Corporate center costs allocated by Ardagh Group, prior to the AMP Transfer, have been included in selling, general and administration (“SGA”) expenses ($27 million and $22 million, respectively, for the years ended December 31, 2020 and 2019, and $9 million for the three months ended March 31, 2021). The Ardagh Group support provided to the AMP Business included stewardship by Ardagh Group senior management personnel and functional support in terms of typical corporate areas such as Group finance, legal and risk, in addition to, discrete support which was provided from centralized management activities such as HR, Sustainability and IT in order to complement and support the activities in these areas which existed within the AMP Business. The Ardagh Group corporate head office costs were allocated principally based on Adjusted EBITDA, with settlement of these costs recorded within invested capital. The allocations to the AMP Business reflected all the costs of doing business and management believes that the allocations were reasonable and materially reflected what the expenses would have been on a stand-alone basis. These costs reflected the arrangements that existed in Ardagh Group and are not necessarily representative of costs that may arise in the future. In addition to these Ardagh Group corporate head office costs, shared divisional costs of $15 million attributable to the AMP Business, were incurred in the year ended December 31, 2019. In subsequent years, the activities associated with these shared divisional costs formed part of Ardagh Group shared corporate head office costs attributable to the AMP Business, or were incurred specifically within the AMP Business;
●	Tax charges and credits and balances in the consolidated financial statements have been calculated as if the AMP Business was a separate taxable entity using the separate return method. The tax charges and credits recorded in the consolidated income statement and tax balances recorded in the consolidated statement of financial position have been affected by the taxation arrangements within Ardagh Group and are not necessarily representative of the positions that may arise in the future. Differences between the tax charges and credits and balances in the consolidated financial statements, and the tax charges and credits and balances in the historical records of the AMP Business are included in invested capital;
●	The AMP Business has its own treasury functional team with certain treasury and risk management functions being performed by a central treasury function, which includes cash pooling and similar arrangement between Ardagh Group and the AMP Business. Interest on related party borrowings and allocated costs and expenses as described below have generally been deemed to have been paid by the AMP Business to Ardagh Group in the month in which the costs were incurred. In addition, all external debt used to fund Ardagh Group’s operations is managed and held centrally. Related party borrowings to Ardagh Group, representing back-to-back agreements related to those components of Ardagh Group’s corporate debt used to fund the initial acquisition of the AMP Business by Ardagh Group, is included in the consolidated financial statements reflecting the debt obligation and related interest costs of the AMP Business. Any cash balances reflected on the consolidated financial statements are legally owned by the AMP Business. Ardagh Group has entered into certain derivative instruments with external counterparties on behalf of the AMP Business and on the back of those related-party derivatives between Ardagh Group and the AMP Business have been executed, the impact of which have been included in the consolidated financial statements;
●	Other intercompany balances between Ardagh Group and the AMP Business with the exception of the related party borrowings discussed above are deemed to be long term funding in nature and did not remain a liability upon separation from Ardagh Group and hence have been presented as part of invested capital in the consolidated financial statements.

Basis of preparation after the AMP Transfer

For the periods after the AMP Transfer, from April 1, 2021 through December 31, 2021, consolidated financial statements have been prepared for the Group as a stand-alone business. The accounting policies, presentation and methods of computation followed in the consolidated financial statements are consistent with those applied in the audited consolidated financial statements of the AMP Business for the year ended December 31, 2020, except for the new or amended accounting policies identified as applying after the AMP Transfer as indicated in the paragraphs below, in addition to the calculation of earnings per share as further detailed in note 8, the recognition and measurement of the Earnout Shares and Public and Private Warrants as further detailed in note 21 and the recognition and measurement of the IFRS 2 charge in note 24, with all notes to the consolidated financial statements included in this prospectus.

The consolidated financial statements for the Group were authorized for issue by the board of directors of Ardagh Metal Packaging S.A. on February 22, 2022.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, references to “we,” “our,” “us,” the “Company,” the “Group” or “AMPSA” generally refer to Ardagh Metal Packaging S.A. and its consolidated subsidiaries.

In this document:

“AGSA” means Ardagh Group S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 160804.

“AMP Business” means the business of developing, manufacturing, marketing and selling metal beverage cans and ends and related technical and customer services as engaged by AMPSA and its subsidiaries.

“AMP Notes Issuance” means the issuance by two affiliates of the Group (the “Co-Issuers”) of green bonds of approximately $2.8 billion equivalent on March 12, 2021, consisting of €450 million 2.000% Senior Secured Notes due 2028, $600 million 3.250% Senior Secured Notes due 2028, €500 million 3.000% Senior Notes due 2029 and $1,050 million 4.000% Senior Notes due 2029.

“AMP Transfer” means a series of transactions pursuant to the Transfer Agreement in connection with the Business Combination effected by AGSA on April 1, 2021 that resulted in (a) the equity interests of Ardagh Packaging Holdings Limited, an Irish subsidiary of AGSA, and certain other subsidiaries of AGSA engaged in the metal beverage can business being directly or indirectly owned by AMPSA (all such entities collectively, the “AMP Entities”) and (b) any assets and liabilities relating to the business of AGSA (other than the AMP Business) that are held by the AMP Entities being transferred to subsidiaries of AGSA that are not AMP Entities, and assets and liabilities relating to the AMP Business that are held by subsidiaries of AGSA (other than the AMP Entities) being transferred to the AMP Entities.

“Ardagh Group” means AGSA and its consolidated subsidiaries, except where the context requires otherwise.

“Articles” means the articles of association of AMPSA.

“Brexit” means the withdrawal of the United Kingdom from the European Union on January 31, 2020.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 22, 2021, as amended from time to time, by and among GHV, AMPSA, AGSA and MergeCo, which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part.

“CCIRS” means cross currency interest rate swaps.

“CGUs” means cash generating units.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Financial Statements” means the audited annual consolidated financial statements of AMPSA as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, including the related notes thereto, prepared in accordance with IFRS. For information related to the consolidated financial statements as of December 31, 2019, please refer to the audited combined financial statements of the AMP Business for the year ended December 31, 2019, as included in the Company’s Form F-1 filed with the SEC on August 12, 2021.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“EWC” means the European Works Council of Ardagh Group S.A.

“Earnout Shares” means the up to 60,730,000 Shares to be issued to AGSA on the terms and subject to the conditions set forth in Section 3.6 of the Business Combination Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“GHGs” means carbon dioxide and other greenhouse gases.

“GHV” means to Gores Holdings V, Inc., a Delaware corporation, which, following the Merger, was renamed to “Ardagh MP USA Inc.”

“GHV Sponsor” means Gores Sponsor V LLC, a Delaware limited liability company.

“GHV Units” means the 52,500,000 units issued in connection with the IPO, each of which consisted of one share of GHV Class A common stock and one-fifth of one Public Warrant, whereby each whole Public Warrant entitled the holder thereof to purchase one share of GHV Class A common stock at an exercise price of $11.50 per share of GHV Class A common stock.

“GHV Warrants” means the Public Warrants and the Private Placement Warrants.

“IAS” means the International Accounting Standards.

“IASB” means to the International Accounting Standards Board.

“IED” means the EU Industrial Emissions Directive (Directive 2010/75/EU).

“IFRS” means International Financial Reporting Standards as issued by the IASB and related interpretations as adopted by the IASB.

“Initial Stockholders” means GHV Sponsor, Gores Pipe, LLC and GHV’s independent directors (Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea).

“IPO” means GHV’s initial public offering of GHV Units, each of which consisted of one share of GHV Class A common stock and one-fifth of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of GHV Class A common stock at an exercise price of $11.50 per share of GHV Class A common stock, consummated on August 10, 2020, through the sale of 52,500,000 GHV Units (including 5,000,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option), at $10.00 per unit.

“IRS” means the U.S. Internal Revenue Service.

“Luxembourg Law” means the provisions of the laws of the Grand Duchy of Luxembourg.

“MergeCo” means Ardagh MP MergeCo Inc.

“Merger” means the merger of MergeCo with and into GHV, with GHV surviving the Merger as a wholly owned subsidiary of AMPSA, which occurred on August 4, 2021.

“NYSE” means the New York Stock Exchange.

“PFIC” means a passive foreign investment company.

“PIPE” means the private placement pursuant to which the Subscribers purchased 69,500,000 Shares, for a purchase price of $10.00 per share (the “PIPE Shares”).

“Private Placement Warrants” means the warrants to purchase GHV Class A common stock purchased in a private placement in connection with the IPO.

“Prospectus” means the prospectus included in this Registration Statement on Form F-1 (Registration No. 333-258749) filed with the SEC.

“Public Warrants” means the warrants included in the GHV Units sold in the IPO, each of which was exercisable for one share of GHV Class A common stock, in accordance with its terms.

“REACH” are to the European Union’s regulations concerning the Registration, Evaluation, Authorization and Restriction of Chemicals.

“Registration Rights and Lock-Up Agreement” means the registration rights and lock-up agreement, dated as of August 4, 2021, by and among AGSA, AMPSA, GHV Sponsor and certain persons associated with GHV Sponsor, which is filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part.

“Sarbanes-Oxley Act” are to the U.S. Sarbanes-Oxley Act of 2002.

“Science-Based Sustainability Targets” means the targets that are in line with what the latest climate science deems necessary to meet the goals of the Paris Agreement of 2015 (limiting global warming to well-below 2°C above pre-industrial levels and pursuing efforts to limit warming to 1.5°C).

“Science-Based Targets initiative” means the initiative to drive climate action in the private sector by enabling companies to set science-based emissions reduction targets.

“Scope 1 Emissions” means those GHG emissions that an organization makes directly from activities.

“Scope 2 Emissions” means GHG emissions that an organization makes indirectly.

“Scope 3 Emissions” means all indirect GHG emissions that occur in the value chain of the reporting company, including both upstream and downstream emissions.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Services Agreement” means the services agreement, dated as of August 4, 2021, by and between AGSA and AMPSA, related to the provision of certain corporate and business-unit services by AGSA to AMPSA and its subsidiaries and by AMPSA and its subsidiaries to AGSA, which is filed as Exhibit 10.4 to the registration statement of which this prospectus forms a part.

“Shareholders Agreement” means the shareholders agreement entered into by AGSA and AMPSA on August 4, 2021, and filed as Exhibit 10.3 to the registration statement of which this prospectus forms a part.

“Shares” means shares of AMPSA, with a nominal value of EUR 0.01 per share.

“Subscribers” means the investors that purchased Shares in the PIPE.

“Subscription Agreements” means the subscription agreements, dated as of February 22, 2021, entered into with the Subscribers and the GHV Sponsor, pursuant to which the Subscribers and the GHV Sponsor agreed to purchase, and AMPSA agreed to sell to the Subscribers and the GHV Sponsor the PIPE Shares for an aggregate cash amount of $600,000,000, a form of which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

“Transfer Agreement” means the transfer agreement, dated as of February 22, 2021, by and between AGSA and AMPSA, which is filed as Exhibit 10.5 to the registration statement of which this prospectus forms a part.

“U.S. GAAP” means the Generally Accepted Accounting Principles in the U.S.

“Warrants” means the warrants of AMPSA, each exercisable for one Share at an exercise price of $11.50 per share, subject to adjustments.

“Warrant Agreement” means the warrant agreement, dated as of August 10, 2020, by and between GHV and Continental Stock Transfer & Trust Company as warrant agent, filed as Exhibit 10.7 to the registration statement of which this prospectus forms a part, as assigned to AMPSA and amended in accordance with a warrant assignment, assumption and amendment agreement, dated August 4, 2021, by and among AMPSA, GHV, Computershare Inc. and Computershare Trust Company, N.A., filed as Exhibit 10.6 to the registration statement of which this prospectus forms a part.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information. See also the section entitled “Where You Can Find More Information.”

Ardagh Metal Packaging S.A.

We are one of the leading suppliers of consumer metal beverage cans in the world and believe that we hold the #2 or #3 market positions in Europe, the United States and Brazil. The global beverage can industry is a large, consumer-driven industry with attractive growth characteristics. Our end-use categories include beer, carbonated soft drinks, energy drinks, hard seltzers, juices, pre-mixed cocktails, teas, sparkling waters and wine. Our customers include a wide variety of leading beverage products, which value our packaging products for their convenience and quality, as well as the end-user appeal they offer through design, innovation and brand promotion. With our significant invested capital base, supported by consistent levels of re-investment, our extensive technical capabilities and manufacturing know-how, we believe we are well-positioned to continue to meet the dynamic needs of our global customers.

Implications of Being a “Foreign Private Issuer” and a “Controlled Company”

The Company reports under the Exchange Act as a non-U.S. company with foreign private issuer status. As long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, we are not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, we are exempt from certain corporate governance requirements of NYSE by virtue of being a foreign private issuer. Although our foreign private issuer status exempts us from most of NYSE’s corporate governance requirements, we intend to voluntarily comply with these requirements, except those from which we would be exempt by virtue of being a “controlled company.” AGSA controls a majority of the voting power of our issued and outstanding shares and thus we are a controlled company within the meaning of NYSE corporate governance standards. Under these NYSE standards, we may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors;
●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

We have elected to utilize certain of these exemptions. Although we have adopted charters for our audit, compensation and nominating and governance committees, our compensation and nominating and governance committees are not composed solely of independent directors. For more information about AMPSA, see the sections entitled “Business,” “Management of AMPSA” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Summary Risk Factors

Investing in the Company’s securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully read this prospectus, and especially consider the factors discussed in the section entitled “Risk Factors” before deciding to invest in the Company’s securities. Certain of the risks related to AMPSA are summarized below:

Risks Relating to Our Business

●	Our customers sell to consumers of beverage products. If economic conditions affect consumer demand, our customers may be affected and so reduce the demand for our products. Additionally, the global credit, financial and economic environment could have a material adverse effect on our business, financial position, liquidity and results of operations.
●	We face competition from other metal packaging producers, as well as from manufacturers of alternative forms of packaging.
●	An increase in metal beverage can manufacturing capacity, including that of our competitors, without a corresponding increase in demand for metal beverage cans could cause prices to decline, which could have a material adverse effect on our business, financial condition and results of operations.
●	We are implementing a significant multi-year growth investment program to increase our capacity. Failure to implement this program successfully may have a material impact on our business and results of operations.
●	As our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.
●	Further consolidation of our customer base may intensify pricing pressures or result in the loss of customers, either of which could have a material adverse effect on our business, financial condition and results of operations.
●	Our profitability could be affected by the availability and cost of raw materials including as a result of changes in tariffs and duties.
●	Our inability to fully pass-through input costs may have an adverse effect on our financial condition and results of operations.
●	We are involved in a manufacturing process with fixed costs. Any interruption in the operations of our manufacturing facilities, including its supply chain, may adversely affect our business, financial condition and results of operations.
●	We may not be able to integrate any future acquisitions effectively.
●	A significant write down of goodwill would have a material adverse effect on our financial condition and results of operations.
●	Climate change or legal, regulatory or other measures to address climate change or related concerns, may adversely affect our ability to conduct our business, including the availability and cost of resources required for our production processes.
●	We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.
●	Changes in product requirements and their enforcement may have a material impact on our operations.

●	We could incur significant costs in relation to claims of injury and illness resulting from materials present or used at our production sites, or from our use of these sites or other workplace injuries, or from our products.
●	We may be subject to litigation, arbitration and other proceedings that could have an adverse effect on us.
●	Changes in consumer lifestyle, nutritional preferences, health-related concerns and consumer taxation could adversely affect our business.
●	The COVID-19 pandemic and any future epidemics may have a negative impact on worldwide economic activity and our business.
●	Increasing privacy and data security obligations or a significant data breach may adversely affect the Company’s business.
●	The Company’s heavy reliance on technology and automated systems to operate its business could mean any significant failure or disruption of the technology or these systems, including as a result of cyber security attacks, could materially harm its business.
●	Our substantial debt could adversely affect our financial health and our ability to effectively manage and grow our business.
●	Our ability to operate our business effectively depends in large part on certain administrative and other support functions provided to us by Ardagh Group pursuant to the Services Agreement. Following the expiration or termination of the Services Agreement, our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company.
●	We are controlled by AGSA, whose interests may conflict with our interests and the interests of other shareholders.

Risks Relating to Our Common Shares

●	Future sales of our Shares, including by AGSA, the Subscribers and the GHV Sponsor could have a negative impact on the price of our Shares.
●	The rights of our shareholders may differ from the rights they would have as shareholders of a U.S. corporation and consequently our shareholders may have more difficulty protecting their interests.

Risks Related to Being a Luxembourg Company and Our Status as a Foreign Private Issuer

●	The rights of AMPSA shareholders may differ from the rights they would have as shareholders of a U.S. corporation and consequently AMPSA shareholders may have more difficulty protecting their interests.

Corporate Information

The Company was incorporated under the laws of the Grand Duchy of Luxembourg on January 20, 2021 as a public limited liability company (société anonyme) having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465.

The mailing address of the Company’s principal executive office is 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and its telephone number is +352 26 25 85 55. The Company’s agent for service in the United States is: Ardagh Metal Beverage USA Inc., 8770 W. Bryn Mawr Avenue, Chicago, IL 60631 (Telephone: +1 (773) 399-3000).

The Company’s principal website address is https://www.ardaghmetalpackaging.com. This website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering.  The “Description of Securities” section of this prospectus contains a more detailed description of the Company’s Shares and Warrants.

We are registering the issuance by us of up to 16,749,984 Shares that may be issued upon exercise of Warrants.

We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 517,571,133 Shares and 5,716,982 Warrants.

Any investment in the securities offered hereby involves a high degree of risk.  You should carefully consider the information set forth under “Risk Factors” on page 18 of this prospectus.

Issuance of Shares

Shares to be issued upon exercise of all Warrants	16,749,984

Resale of Shares and Warrants

Shares offered by the Selling Securityholders	517,571,133

Warrants offered by the Selling Securityholders	5,716,982

Offering price may be issued upon

The exercise price for the exercise of Warrants is $11.50 per share.

The Shares and Warrants offered by the Selling Securityholders under this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section entitled “Plan of Distribution.”

Use of Proceeds

We will receive up to an aggregate of $192,624,816 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Shares and Warrants to be offered by the Selling Securityholders.

Dividend policy.

We have not paid any cash dividends on our Shares to date. We intend to pay cash dividends on our Shares on a quarterly basis in 2022. Decisions in relation to future dividend policy will be determined by our board of directors. See “Dividend Policy.”

Registration Rights and Lock-Up Agreement

Certain of our shareholders were subject to certain restrictions on transfer until the termination of applicable lock-up periods, which have expired. See “Securities Eligible for Future Sale” for further discussion.

Market for our securities	Our Shares and Warrants are listed on The New York Stock Exchange under the symbols “AMBP” and “AMBP.WS,” respectively.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected financial and other data for AMPSA for the years ended and as of the dates indicated below.

The summary historical financial data as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 has been derived from the Consolidated Financial Statements included elsewhere in this prospectus. The summary historical financial data as of December 31, 2019 has been derived from the audited combined financial statements of the AMP Business for the year ended December 31, 2019, as included in the Company’s Form F-1 filed with the SEC on August 12, 2021. The financial statements contained herein were prepared in accordance with IFRS as issued by the IASB.

The selected financial information and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in any future period.

	Year ended and as of December 31,
	2021	2020	2019

	(in $millions, except per share data)
Income Statement Data(1)(2)
Revenue	4,055	3,451	3,344
Cost of sales	(3,409)	(2,896)	(2,828)
Gross profit	646	555	516
Sales, general and administration expenses	(176)	(176)	(154)
Intangible amortization	(151)	(149)	(149)
Exceptional operating items(2)	(272)	(20)	(15)
Operating profit	47	210	198
Net finance expense(2)	(235)	(70)	(213)
(Loss)/profit before tax	(188)	140	(15)
Income tax expense(2)	(22)	(29)	(25)
(Loss)/profit after tax(1)	(210)	111	(40)
Weighted average number of ordinary shares for basic EPS (millions)	538.8	493.8	493.8
(Loss)/earnings per share (basic and diluted)	($0.39)	$0.22	($0.08)
Balance Sheet Data
Cash and cash equivalents	463	257	284
Working capital(3)	(179)	(99)	(139)
Total assets	5,325	4,254	4,066
Total borrowings(4)	2,887	2,835	2,780
Total equity	286	48	12
Net debt(5)	2,424	2,578	2,496
Other Data
Depreciation and amortization(6)	343	315	290
Capital expenditure(7)	686	268	205
Net cash from operating activities	458	334	377
Net cash used in investing activities	(691)	(268)	(205)
Net inflow/(outflow) from financing activities	454	(98)	(36)

	At December 31,
	2021	2020	2019

	(in $millions)
Balance sheet
Non-current assets
Intangible assets	1,662	1,884	1,937
Property, plant and equipment	1,842	1,232	1,076
Derivative financial instruments	7	9	1
Deferred tax assets	71	88	77
Employee benefit assets	78	—	—
Other non-current assets	4	4	4
	3,664	3,217	3,095
Current assets
Inventories	407	250	268
Trade and other receivables	512	368	266
Contract assets	182	139	151
Derivative financial instruments	97	23	2
Cash and cash equivalents	463	257	284
	1,661	1,037	971
TOTAL ASSETS	5,325	4,254	4,066
Equity attributable to owners of the parent
Invested capital attributable to the AMP business	—	48	12
Issued capital	7	—	—
Share premium	5,992	—	—
Other reserves	(5,593)	—	—
Retained earnings	(120)	—	—
TOTAL EQUITY	286	48	12
Non-current liabilities
Borrowings	2,831	2,793	2,738
Employee benefit obligations	256	219	184
Derivative financial instruments	2	2	9
Deferred tax liabilities	207	203	189
Provisions	343	20	3
	3,639	3,237	3,123
Current liabilities
Borrowings	56	42	42
Interest payable	12	—	—
Derivative financial instruments	10	12	13
Trade and other payables	1,270	843	810
Income tax payable	40	59	52
Provisions	10	13	14
Deferred income	2	—	—
	1,400	969	931
TOTAL LIABILITIES	5,039	4,206	4,054
TOTAL EQUITY AND LIABILITIES	5,325	4,254	4,066
(1)	Further analysis of the key operating items is set out in the “Supplemental Management’s Discussion and Analysis”. These non-GAAP financial measures are presented to provide investors additional insights to facilitate the analysis of AMPSA’s results of operations.
(2)	The income statement data is on a reported basis and includes certain exceptional items which, by their incidence or nature, management considers should be adjusted for to enable a better understanding of the financial performance of AMPSA. A summary of these exceptional items included in the income statement data is as follows:

	Year ended December 31,
	2021	2020	2019

	(in $millions)
Exceptional cost of sales	30	7	4
Exceptional sales, general and administration expenses	242	13	11
Exceptional operating items	272	20	15
Exceptional net finance expense	57	—	5
Exceptional income tax credit	(17)	(14)	(3)
Total exceptional items	312	6	17

For further details on the exceptional items for the years ended December 31, 2021, 2020 and 2019, see note 5 to the Consolidated Financial Statements, included elsewhere in this prospectus.

(3)	Working capital is comprised of inventories, trade and other receivables, contract assets, trade and other payables and current provisions. Other companies may calculate working capital in a manner different to AMPSA’s.

	At December 31,
	2021	2020	2019

	(in $millions)
Inventories	407	250	268
Trade and other receivables	512	368	266
Contract asset	182	139	151
Trade and other payables	(1,270)	(843)	(810)
Current provisions	(10)	(13)	(14)
Working Capital	(179)	(99)	(139)

(4)	Total borrowings include non-current and current borrowings.
(5)	Net debt equals total borrowings, less cash and cash equivalents and deferred debt issuance costs. For further details on net debt as of December 31, 2021 and 2020, see note 19 to the Consolidated Financial Statements, included elsewhere in this prospectus. For further details on net debt as of December 31, 2019 please refer to the audited combined financial statements of the AMP Business for the year ended December 31, 2019, as included in the Company’s Form F-1 filed with the SEC on August 12, 2021.
(6)	Depreciation and amortization of property, plant and equipment and intangible assets.
(7)	Capital expenditure is the sum of purchase of property, plant and equipment and intangible assets, net of proceeds from disposal of property, plant and equipment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws, including statements under the headings “Prospectus Summary,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are statements of future expectations and other forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “plan,” “potential,” “predict,” “projected,” “should,” “strategy,” “suggests,” “targets,” “will,” “will be” or “would” or similar expressions or the negatives thereof, or other variations thereof, or comparable terminology, or by discussions of strategy, plans or intentions. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding the intentions, beliefs or current expectations of management concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

You are cautioned that forward-looking statements are not guarantees of future performance and that actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual financial condition, results of operations and cash flows. The development of the industry in which the Company operates may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this prospectus.

These statements are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. You should not place undue reliance on these forward-looking statements. As a result of the number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause such differences in actual results include:

●	the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	the risk that the Company experiences difficulties in managing its growth and expanding its operations;
●	the risk of global and regional economic downturns;
●	competition from other metal beverage packaging producers and manufacturers of alternative forms of packaging;
●	increases in metal beverage cans manufacturing capacity, without corresponding increases in demand;
●	the risk that AMPSA is unable to maintain relationships with its largest customers or suppliers;
●	the risk that AMPSA experiences less than expected levels of demand;
●	the risk of climate and water conditions, and the availability and cost of raw materials;
●	foreign currency, interest rate, exchange rate and commodity price fluctuations;

●	various environmental requirements;
●	the incurrence of debt and ability to generate cash to comply with financial covenants;
●	AMPSA’s ability to execute a significant multi-year growth investment program;
●	AMPSA’s ability to achieve expected operating efficiencies, cost savings and other synergies;
●	costs and future funding obligations associated with post-retirement and post-employment obligations;
●	operating hazards, supply chain interruptions or unanticipated interruptions at AMPSA’s manufacturing facilities, including due to virus and disease outbreaks, labor strikes or work stoppages;
●	increasing privacy and data security obligations or a significant data breach, which may adversely affect the Company’s business;
●	claims of injury or illness from materials used at AMPSA’s production sites or in its products;
●	regulation of materials used in packaging and consumer preferences for alternative forms of packaging;
●	retention of executive and senior management;
●	the possibility that AMPSA may be adversely affected by other economic, business, and/or competitive factors;
●	reliance on third party software and services to be provided by Ardagh Group;
●	risk of counterparties terminating servicing rights and contracts; and
●	other risks and uncertainties described in this prospectus, including those under “Risk Factors.”

The Company undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, other than as required by law.

The foregoing factors and others described under “Risk Factors” should not be construed as exhaustive. There are other factors that may cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Moreover, new risks emerge from time to time and it is not possible for us to predict all such risks. We cannot assess the impact of all risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company urges you to read the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more complete discussion of the factors that could affect its future performance and the industry in which it operates.

The forward-looking statements are based on plans, estimates and projections as they are currently available to the management of AMPSA, and we do not undertake any obligation nor expect to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

RISK FACTORS

An investment in the Company’s securities carries a high degree of risk. In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” and the financial statements and related notes thereto included elsewhere in this prospectus, you should carefully consider the following risk factors before you decide to purchase the Company’s securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on AMPSA’s business, reputation, revenue, financial condition, results of operations, cash flows, working capital, and future prospects, in which event the market price of the Shares could decline, and you could lose part or all of your investment. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition.

Risks Relating to Our Business

Our customers sell to consumers of beverage products. If economic conditions affect consumer demand, our customers may be affected and so reduce the demand for our products. Additionally, the global credit, financial and economic environment could have a material adverse effect on our business, financial position, liquidity and results of operations.

Demand for our packaging depends on demand for the products that use our packaging, which is primarily consumer driven. General economic conditions may adversely impact consumer confidence resulting in reduced spending on our customers’ products and, thereby, reduced or postponed demand for our products.

Adverse economic conditions may also lead to more limited availability of credit, which may have a negative impact on the financial condition, particularly on the purchasing ability, of some of our customers and distributors and may also result in requests for extended payment terms, and result in credit losses, insolvencies and diminished sales channels available to us. Our suppliers may have difficulties obtaining necessary credit, which could jeopardize their ability to provide timely deliveries of raw materials and other essentials to us. Adverse economic conditions may also lead to suppliers requesting credit support or otherwise reducing credit, which may have a negative effect on our cash flows and working capital.

Volatility in exchange rates may also increase the costs of our products that we may not be able to pass on to our customers; impair the purchasing power of our customers in different markets; result in significant competitive benefit to certain of our competitors that incur a material part of their costs in different currencies than we do; hamper our pricing; and increase our hedging costs and limit our ability to hedge our exchange rate exposure.

Changes in global economic conditions may reduce our ability to forecast developments in our industry and plan our operations and costs accordingly, resulting in operational inefficiencies. Negative developments in our business, results of operations and financial condition due to changes in global economic conditions or other factors could cause ratings agencies to lower the credit ratings, or ratings outlook, of our short- and long-term debt and, consequently, impair our ability to raise new financing or refinance our existing borrowings, as applicable, or increase our costs of issuing any new debt instruments. Additionally, a significant weakening of our financial position or operating results due to changes in global economic conditions or other factors could result in noncompliance with our debt covenants and reduced cash flow from our operations, which, in turn, could adversely affect our ability to execute our long-term strategy to continue to expand our packaging activities through investing in existing and new facilities to increase our capacity in line with our 2022-2025 growth investment program, or, in the future, by selectively evaluating and opportunistically acquiring other businesses.

Furthermore, the economic outlook could be adversely affected by the risk that one or more current eurozone countries could leave the European Monetary Union, or the euro as the single currency of the eurozone could cease to exist. Either of these developments, or the perception that either of these developments are likely to occur, could have a material adverse effect on the economic development of the affected countries and could lead to severe economic recession or depression, and a general anticipation that such risks will materialize in the future could jeopardize the stability of financial markets or the overall financial and monetary system. This, in turn, would have a material adverse effect on our business, financial position, liquidity and results of operations. See below “The United Kingdom’s withdrawal from the European Union may have a negative effect on our financial condition and results of operations.”

We face competition from other metal packaging producers, as well as from manufacturers of alternative forms of packaging.

The sectors in which we operate are relatively mature and competitive. Prices for the products manufactured by our business are primarily driven by raw material costs. Competition in the market is based on price, as well as on innovation, sustainability, design, quality and service. Increases in productivity, combined with potential surplus capacity from planned new investment in the industry, could result in pricing pressures in the future. Our principal competitors include Ball Corporation, Crown Holdings and Can Pack. Some of our competitors may have greater financial, technical or marketing resources or may, in the future, have excess capacity. To the extent that any one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially and adversely affected, which could have a material adverse effect on our business. Moreover, changes in the global economic environment could result in reductions in demand for our products in certain instances, which could increase competitive pressures and, in turn, have a material adverse effect on our business.

We are subject to substantial competition from producers of packaging made from plastic, glass, carton and composites, for example, PET bottles for carbonated soft drinks. Changes in consumer preferences in terms of packaging materials, style and product presentation can significantly influence sales. An increase in our costs of production or a decrease in the costs of, or an increase in consumer demand for alternative packaging could have a material adverse effect on our business, financial condition and results of operations.

Certain customers meet some of their metal beverage packaging requirements through self-manufacturing, reducing their external purchases of packaging. For example, AB InBev manufactures metal beverage packaging through its Metal Container Corporation subsidiary in the United States, as well as directly in Brazil. The potential vertical integration of our customers could introduce new production capacity in the market, which may create an imbalance between metal beverage packaging supply and demand. The growth of vertically integrated operations could have a material negative impact on our future performance.

An increase in metal beverage can manufacturing capacity, including that of our competitors, without a corresponding increase in demand for metal beverage can packaging could cause prices to decline, which could have a material adverse effect on our business, financial condition and results of operations.

The profitability of metal beverage packaging companies is heavily influenced by the supply of, and demand for, metal packaging. In response to increased demand for metal beverage cans, we and others, including all our major competitors, have announced significant medium-term metal beverage can capacity expansions in the United States, Europe and Brazil.

We cannot assure you that metal beverage can manufacturing capacity in any of our markets, including the capacity of our competitors, will not increase further in the future, nor can we assure you that demand for metal beverage packaging will continue to meet or exceed supply. While the metal beverage can market is currently experiencing demand that exceeds supply, if in the future metal beverage can manufacturing capacity increases and there is no corresponding increase in demand, the prices we receive for our products could decline, which could have a material adverse effect on our business, financial condition and results of operations.

We are implementing a significant multi-year growth investment program to increase our capacity. Failure to implement this program successfully may have a material impact on our business and results of operations.

In response to the positive forecast demand outlook for our metal packaging we have a significant growth investment program planned in the period 2022 to 2025. This program principally involves capacity expansion initiatives, including the installation of multiple new lines, line speed-ups, brownfield and greenfield development, as well as additional investments in automation, digitalization and other efficiency measures.

Successful implementation of this complex and extensive program will require the availability of skilled employees, project managers and consultants with the experience and know-how to ensure successful commissioning of capacity on time and budget and in line with our customers’ requirements. It will also require the availability of specialist equipment, tooling, components, materials, related services and the required permits.

Failure to successfully complete these investment projects, including through a lack of suitably-skilled personnel, or through a lack of available equipment and materials on expected terms, or other delays or disruptions would impact our capacity expansion and other efficiency initiatives. This could adversely impact our ability to serve existing and new customers, thereby damaging our customer relationships, or could negatively affect our cost base and could have a material adverse effect on our business, financial condition and results of operations.

As our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

Our ten largest customers accounted for approximately 58% of our 2021 consolidated revenues.

We believe our relationships with these customers are good, but there can be no assurance that we will be able to maintain these relationships. Over 80% of our revenue is backed by multi-year supply agreements, ranging from two to seven years in duration. Although these arrangements have provided, and we expect they will continue to provide, the basis for long-term partnerships with our customers, there can be no assurance that our customers will not cease purchasing our products. These arrangements, unless they are renewed, expire in accordance with their respective terms and are terminable under certain circumstances, such as our failure to meet quality, volume or other contractual commitments. If our customers unexpectedly reduce the amount of metal beverage cans they purchase from us, or cease purchasing our metal beverage cans altogether, our revenues could decrease and our inventory levels could increase, both of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, while we believe that the arrangements that we have with our customers will be renewed, there can be no assurance that such arrangements will be renewed upon their expiration or that the terms of any renewal will be as favorable to us as the terms of the current arrangements. There is also the risk that our customers may shift their filling operations to locations in which we do not operate. The loss of one or more of these customers, a significant reduction in sales to these customers or a significant change in the commercial terms of our relationships with these customers could have a material adverse effect on our business.

Further consolidation of our customer base may intensify pricing pressures or result in the loss of customers, either of which could have a material adverse effect on our business, financial condition and results of operations.

Some of our largest customers have previously acquired companies with similar or complementary product lines. For example, in 2017 Heineken acquired Brasil Kirin and in 2016 AB InBev acquired SABMiller. Such consolidation has increased the concentration of our sales with our largest customers and may continue in the future, potentially accompanied by pressure from customers for lower prices. Increased pricing pressures from our customers may have a material adverse effect on our business, financial condition and results of operations. In addition, this consolidation may lead manufacturers to rely on a reduced number of suppliers. If, following the combination of one of our customers with another company, a competitor was to be the main supplier to the consolidated companies, this could have a material adverse effect on our business, financial condition or results of operations.

Our profitability could be affected by varied seasonal demands.

Demand for our products is seasonal. Our sales in Europe and North America are typically, based on historical trends, greater in the second and third quarters of the year, with generally lower sales in the first and fourth quarters. In Brazil, sales are typically strongest in the first and fourth quarters. Unseasonably cool weather during the summer months in each of these regions can reduce demand for certain beverages packaged in metal beverage cans, such as those manufactured by us.

Additionally, climate change and the increasing frequency of severe weather events could adversely affect demand for our products, our supply chain and the costs of inputs to our production and delivery of products in different regions around the world. Such severe weather events could have a material adverse effect on our business, financial condition or results of operations. Refer to “Climate change or legal, regulatory or other measures to address climate change or related concerns, may adversely affect our ability to conduct our business, including the availability and cost of resources required for our production processes.”

Our profitability could be affected by the availability and cost of raw materials, including as a result of changes in tariffs and duties.

The raw materials that we use have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to transportation, production delays impacting supplier plant output, pandemic outbreaks, including COVID-19, or other factors. In such an event, no assurance can be given that we would be able to secure our raw materials from sources other than our current suppliers on terms as favorable as our current terms, or at all. Any such shortages, as well as significant increases in the cost of any of the principal raw materials that we use, including such shortages or material increases resulting from the introduction of tariffs, such as the introduction of tariffs of 10% on aluminum imports into the United States in 2018, which remain in effect, could have a material adverse effect on our business, financial condition and results of operations. Further tariffs, sanctions, duties, other trade actions or increases in our transportation costs, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the relative price of oil and its by-products may impact our business, by affecting transport, coatings, lacquer and ink costs. Additionally, certain energy sources are vital to our operations, and future increases in energy costs could result in a significant increase in our operating costs, which could, if we are not able to recover these costs, have a material adverse effect on our business, financial condition and results of operations. For instance, whilst we have no operations in either country, the conflict between Russia and Ukraine has resulted in regional instability and the introduction of heightened economic sanctions against Russia by the U.S. and the international community, which could, among other things, increase uncertainty with respect to the global economy and financial markets and lead to a significant increase in our energy and other input costs, as well as limiting their availability, including as a result of uncertainties with regard to Russia’s production and export of oil and gas, aluminum and other materials. Accordingly, the conflict and the related economic sanctions could have a material adverse effect on our operating costs, and in turn, our business, financial condition and results of operations.

The primary raw materials that we use are aluminum ingot and, to a much lesser extent, steel. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollar, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. Our business is exposed to both the availability of aluminum and the volatility of aluminum prices, including associated premia. While raw materials are generally available from a range of suppliers, they are subject to fluctuations in price and availability based on a number of factors, including general economic conditions, commodity price fluctuations (with respect to aluminum on the London Metal Exchange), the demand by other industries, such as automotive, aerospace and construction, for the same raw materials and the availability of complementary and substitute materials. In particular, the level of investment in beverage can capacity expansion by us and other beverage can producers will require a significant increase in can sheet production by the aluminum suppliers, which will in turn require significant investment and capital expenditures. Failure by the suppliers to increase capacity could cause supply shortages and significant increases in the cost of these raw materials, notably aluminum. In addition, adverse economic or financial changes, industrial disputes or pandemic-related disruptions could impact our suppliers, thereby causing supply shortages or increasing costs for our business.

We may not be able to pass on all or substantially all raw material price increases. In addition, we may not be able to hedge successfully against raw material cost increases. Furthermore, aluminum prices are subject to considerable volatility in price and demand. While in the past sufficient quantities of aluminum have been generally available for purchase, these quantities may not be available in the future, and, even if available, we may not be able to continue to purchase them at current prices. Further increases in the cost of these raw materials could adversely affect our operating margins and cash flows.

The supplier industries from which we receive our raw materials are relatively concentrated, and this concentration can impact raw material costs. Over the last ten years, the number of major aluminum and steel suppliers has decreased and there remains the possibility of further consolidation. Further consolidation could hinder our ability to obtain adequate supplies of these raw materials and could lead to higher prices for aluminum and steel.

The failure to obtain adequate supplies of raw materials or increases in the costs of these products could have a material adverse effect on our business, financial condition and results of operations.

Currency, interest rate fluctuations and commodity prices may have a material impact on our business.

The Company’s functional currency is the euro and we present our financial information in U.S. dollar. Insofar as possible, we actively manage currency exposures through the deployment of assets and liabilities throughout the Group and, when necessary and economically justified, enter into currency hedging arrangements to manage our exposure to currency fluctuations by hedging against rate changes with respect to our functional currency, the euro. However, we may not be successful in limiting such exposure, which could adversely affect our business, financial condition and results of operations. In addition, our presented results may be impacted as a result of fluctuations in the U.S. dollar exchange rate versus the euro.

We have production facilities in 9 different countries worldwide. We also sell products to, and obtain raw materials from, entities located in these and different regions and countries globally. As a consequence, a significant portion of our consolidated revenue, costs, assets and liabilities are denominated in currencies other than the euro, particularly the U.S. dollar, the British pound and the Brazilian real. For the year ended December 31, 2021, 71% of our revenue were from countries with currencies other than the euro. The exchange rates between the currencies which we are exposed to, such as the euro, the U.S. dollar and the British pound, have fluctuated significantly in the past and may continue to do so in the future.

Our policy is, where practical, to match net investments in foreign currencies with borrowings in the same currency. Fluctuations in the value of these currencies with respect to the euro may have a significant impact on our financial condition and results of operations.

In addition to currency translation risk, we are subject to currency transaction risk. Changes in exchange rates can affect our ability to purchase raw materials and sell products at profitable prices, reduce the value of our assets and revenues, and increase liabilities and costs.

We are also exposed to interest rate risk. Fluctuations in interest rates may affect our interest expense on existing debt and the cost of new financing. We may use CCIRS to manage this type of risk, but sustained increases in interest rates could nevertheless materially adversely affect our business, financial condition and results of operations.

We are exposed to changes in prices of our main raw materials, primarily aluminum and energy. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollars, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. The price and foreign currency risk on the aluminum purchases are hedged by entering into swaps under which we pay fixed euro and U.S. dollar prices, respectively. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

We use derivative agreements to manage some of the material cost risk. The use of derivative contracts to manage our risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if we are unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on our financial condition. We are also exposed to possible interruptions of supply of aluminum or other raw materials and any inability to purchase raw materials could negatively impact our operations.

As a result of the volatility of gas and electricity prices, we have developed an active hedging strategy to fix a significant proportion of our energy costs through contractual arrangements directly with our suppliers. Our policy is to purchase gas and electricity by entering into forward price-fixing arrangements with suppliers for the majority of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. We do not net settle, nor do we sell within a short period of time after taking delivery. We avail of the own use exemption and, therefore, these contracts are treated as executory contracts. We typically build up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices. To the extent this hedging strategy is not effective, it could negatively impact on our costs.

For a further discussion of these matters and the measures we have taken to seek to protect our business against these risks, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Our inability to fully pass-through input costs may have an adverse effect on our financial condition and results of operations

A significant number of our sales contracts with customers include provisions enabling us to pass-through increases and reductions in certain input costs, such as aluminum and coatings, which help us deliver consistent margins, although margin percentages may fluctuate as a result. However, there is no assurance that the Company will be in a position to fully recover increased input costs from all of our customers.

Our manufacturing facilities are subject to operating hazards.

Our manufacturing processes include cutting, coating and shaping metal into containers. These processes, which are conducted at high speeds and involve operating heavy machinery and equipment, entail risks and hazards, including industrial accidents, leaks and ruptures, explosions, fires, mechanical failures and environmental hazards, such as spills, storage tank leaks, discharges or releases of toxic or hazardous substances and gases. These hazards may cause unplanned business interruptions, unscheduled downtime, transportation interruptions, personal injury and loss of life, severe damage to or the destruction of property and equipment, environmental contamination and other environmental damage, civil, criminal and administrative sanctions and liabilities, and third-party claims, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are involved in a manufacturing process with fixed costs. Any interruption in the operations of our manufacturing facilities, including its supply chain, may adversely affect our business, financial condition and results of operations.

All of our manufacturing activities take place at facilities that we own or that we lease under long-term leases. We conduct regular maintenance on all of our operating equipment. However, due to the extreme operating conditions inherent in some of our manufacturing processes, we cannot assure you that we will not incur unplanned business interruptions due to equipment breakdowns, similar manufacturing problems or disruption to our IT and other automated processes, including through cyber security incidents, such as the cyber security incident that was discovered by AGSA in May 2021 and is described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cyber Security Incident” in this prospectus or that such interruptions will not have an adverse impact on our business, financial condition and results of operations. In such a scenario, it is very unlikely that alternative production capacity would be available in the future. A disruption in such circumstances could have a material adverse effect on our business, financial condition and results of operations.

To the extent that we experience any equipment failures or similar manufacturing problems, we will be required to make unplanned capital expenditures even though we may not have available resources at such time and we may not be able to meet customer demand, which would result in a loss of revenues. As a result, our liquidity may be impaired as a result of such expenditures and loss of revenues or the incurrence of unplanned capital expenditures.

A mechanical failure or disruption affecting any major operating line may result in a disruption of our ability to supply customers. The potential impact of any disruption would depend on the nature and extent of the damage caused to such facility. For example, our industry’s business model typically involves a beverage can ends plant supplying multiple beverage can plants. A failure or disruption in an ends plant could impact our ability to supply multiple customers with ends and any inability to source ends from another location could result in a material loss of sales. Further, our facilities in geographically vulnerable areas, including parts of the United States, may be disrupted by the occurrence of natural phenomena, such as earthquakes, hurricanes, floods and wildfires.

We may not be able to integrate any future acquisitions effectively.

We aim over the longer term to continue to expand our packaging activities. This strategy may in the future require us to capitalize on strategic opportunities, including the acquisition of existing businesses.

There is no certainty that any businesses we may acquire in the future will be effectively integrated. If we cannot successfully integrate acquired businesses within a reasonable time frame, we may not be able to realize the potential benefits anticipated from those acquisitions. Our failure to successfully integrate such businesses and the diversion of management attention and other resources from our existing operations could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, even if we are able to integrate successfully the operations of acquired businesses, we may not be able to realize the cost savings, synergies and revenue enhancements that we anticipate either in the anticipated amount or time frame, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we expect. Our ability to realize anticipated cost savings and synergies may be affected by a number of factors, including the following:

●	the use of more cash or other financial resources on integration and implementation activities than we expect, including restructuring and other exit costs;
●	conditions imposed in connection with obtaining required regulatory approvals; and
●	increases in acquisition costs and expenses, which may offset the cost savings and other synergies realized from such acquisitions.

To the extent we pursue an acquisition that causes us to incur unexpected costs or that fails to generate expected returns, this could have a material adverse effect on our business, financial condition and results of operations.

A significant write down of goodwill would have a material adverse effect on our financial condition and results of operations.

Our goodwill as of December 31, 2021 totaled $1.0 billion. The Company evaluates goodwill annually following approval of the annual budget or whenever indicators suggest that impairment may have occurred. The determination of the recoverable amounts of goodwill requires the use of estimates and assumptions which are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. As described further in the Consolidated Financial Statements included in this prospectus, the Group uses the value in use (“VIU”) model for the purposes of goodwill impairment testing, as this reflects the Group’s intention to hold and operate the assets. However, if an impairment indicator exists for a CGU, the Group also uses the fair value less costs of disposal (“FVLCD”) model in order to establish the recoverable amount being the higher of the VIU model and FVLCD model when compared to the carrying value of the CGU. Sensitivity analysis is performed reflecting potential variations in assumptions. Future changes in the estimates and assumptions used in the VIU or FVLCD models, general market conditions, or other factors may cause the Company’s goodwill to be impaired, resulting in a non-cash charge against results of operations to write down goodwill for the amount of the impairment. If a significant write down is required, the charge would have a material adverse effect on the Company’s financial condition and results of operations.

Climate change or legal, regulatory or other measures to address climate change or related concerns, may adversely affect our ability to conduct our business, including the availability and cost of resources required for our production processes.

There is a growing concern that carbon dioxide and other greenhouse gases (“GHG”) in the atmosphere may have an adverse impact on global temperatures, weather and precipitation patterns and the frequency and severity of extreme weather conditions and natural disasters. The impact of climate change presents immediate and long-term climate risks, or risks of loss arising from climate change, to us and the markets in which we operate, which are expected to increase over time. Climate risks consist of physical risks and transition risks, either of which may adversely affect our ability to conduct our business. The Company’s operations could be exposed to physical risks resulting from chronic and acute climate change and extreme weather-related events, such as increased storms, drought, fires, hurricanes, tornadoes or floods, which may directly damage our physical assets (e.g. facilities, materials) or otherwise impact their value or productivity, as well as cause raw material shortages, supply chain interruptions and increase health and safety risks, among other risks. The Company also could be exposed to transition risks resulting from changes in policy, technology and market preference to address climate change, such as carbon price policies, including increased prices for certain fuels, including natural gas and the introduction of a carbon tax, and power generation shifts from fossil fuels to renewable energy, which may lead to changes in the value of assets. Additionally, measures to address climate change through laws and regulations, for example by requiring reductions in emissions of GHGs or the introduction of compliance schemes, could create economic risks and uncertainties for our businesses, by increasing GHG-related costs, the cost of abatement equipment to reduce emissions to comply with legal requirements on GHG emissions or required technological standards, as well as reduced demand for the Group’s products, any of which could have a material adverse effect on the Company’s financial condition and results of operations.

The vast majority of the Group’s Scope 3 Emissions arise in the various stages of the manufacture of the aluminum and steel coils that we purchase. In line with our commitment to Science-Based Sustainability Targets, we have a plan to reduce these emissions. There is a risk that if we fail to meet our targets and reduce our emissions, this may result in increased costs for the Group in the form of carbon taxes and reputational damage around our sustainability commitment.

We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

Our operations and properties are subject to extensive laws, ordinances, regulations and other legal requirements relating to the protection of people and the environment. The laws and regulations which may affect our operations include requirements regarding remediation of contaminated soil, groundwater and buildings, water supply and use, natural resources, water discharges, air emissions, waste management, noise pollution, asbestos and other deleterious materials, the generation, storage, handling, transportation and disposal of regulated materials, product safety, food safety, and workplace health and safety. These laws and regulations are also subject to constant review by lawmakers and regulators which may result in further, including more stringent, environmental or health and safety legal requirements. We strive to mitigate risks related to environmental issues, including through the purchase of renewable energy, the adoption of sustainable practices, and by positioning ourselves as a sustainability leader in our industry.

We have incurred, and expect to continue to incur, costs to comply with such legal requirements, and these costs may increase in the future. Demands for more stringent pollution control devices could also result in the need for further capital upgrades to our plant operations. Further, in order to comply with air emission restrictions, significant capital investments may be necessary at some sites. We require a variety of permits to conduct our operations, including operating permits such as those required under various U.S. laws, including the federal Clean Air Act, and the IED water and trade effluent discharge permits, water abstraction permits and waste permits. We are in the process of applying for, or renewing, permits at a number of our sites. Failure to obtain and maintain the relevant permits, as well as noncompliance with such permits, could have a material adverse effect on our business, financial condition and results of operations.

If we violate or fail to comply with these laws and regulations or our permits, we could be subject to criminal, civil and administrative sanctions and liabilities, including substantial fines and orders, or a partial or total shutdown of our operations, as well as litigation, any of which could have a material adverse effect on our business, financial condition and results of operations.

In Europe, under the IED and its reference document for “Best Available Techniques” for metal manufacturing plants with surface treatment using solvents, permitted emissions levels from these plants including ours are substantially reduced periodically. EU member states introduced lower permitted emission levels into national legislation, which could potentially result in stricter limits in the future. These types of changes could require additional investment in our affected operations. There may be greenhouse gas compliance or emission control schemes introduced in any jurisdiction on country and local municipality level which include metal packaging which may require additional measures to control the emission of greenhouse gases that may have a material adverse effect on our business, financial condition and results of operations.

Changes to the laws and regulations governing the materials that are used in our manufacturing operations may impact the price of such materials or result in such materials no longer being available, which could have a material adverse effect on our business, financial condition and results of operations. The European Union passed regulations concerning REACH, which place onerous obligations on the manufacturers and importers of substances, preparations and articles containing substances, and which may have a material adverse effect on our business. Furthermore, substances we use may have to be removed from the market (under REACH’s authorization and restriction provisions) or need to be substituted for alternative chemicals which may also adversely impact upon our operations.

Sites at which we operate often have a long history of industrial activities and may be, or have been in the past, engaged in activities involving the use of materials and processes that could give rise to contamination and result in potential liability to investigate or remediate, as well as claims for alleged damage to persons, property or natural resources. Liability may be imposed on us an owner, occupier or operator of contaminated facilities. These legal requirements may apply to contamination at sites that we currently or formerly owned, occupied or operated, or that were formerly, owned, occupied or operated by companies we acquired or at sites where we have sent waste offsite for treatment or disposal. Regarding assets acquired by us, we cannot assure you that our due diligence investigations identified or accurately quantified all material environmental matters related to the acquired facilities. Our closure of a site may accelerate the need to investigate and remediate any contamination at the site.

In addition, we may be required to remediate contaminated third-party sites where we have sent waste for disposal. Liability for remediation of these third-party sites may be established without regard to whether the party disposing of the waste was at fault or the disposal activity was legal at the time it was conducted. For example, “Superfund” sites in the United States are the highest priority contaminated sites designated by the federal government as requiring remediation, and costs of their remediation tend to be high. Whether we will have any liability for investigation and remediation costs at this or any other Superfund site or for costs relating to claims for natural resource damages, and what portion of the costs we must bear, has not been determined.

Changes in product requirements and their enforcement may have a material impact on our operations.

Changes in laws and regulations relating to deposits on, and any limits or restrictions to recycling of, metal packaging could adversely affect our business if implemented on a large scale in the major markets in which we operate. Changes in laws and regulations imposing restrictions on, and conditions for use of, food contact materials or on the use of materials and agents in the production of our products could likewise adversely affect our business. Changes to health and food safety regulations could increase costs and also might have a material adverse effect on revenues if, as a result, the public attitude toward end-products, for which we provide packaging, were substantially affected.

Additionally, the effectiveness of new standards such as the ones related to recycling or deposits on different packaging materials, could result in excess costs or logistical constraints for some of our customers, who could choose to reduce their consumption and limit the use of metal packaging for their products. We could thus be forced to reduce, suspend or even stop the production of certain types of products. The regulatory changes could also affect our prices, margins, investments and activities, particularly if these changes resulted in significant or structural changes in the market for food packaging that might affect the market shares for metal packaging, the volumes produced or production costs.

Environmental concerns could lead U.S., Brazilian, European Union or United Kingdom, bodies to implement other product regulations that are likely to impose restrictions on us and have a material adverse effect on our business, financial condition and results of operations. There is significant variation, among countries where we sell our products, in the limitation on certain constituents in packaging, which can have the effect of restricting the types of raw materials we use. In turn, these restrictions can increase our operating costs, by requiring increased energy consumption or greater environmental controls.

Our operations are subject to laws and regulations in multiple jurisdictions relating to some of the raw materials utilized in our can making process, such as epoxy-based coatings. Changes in regulatory agency statements, adverse information concerning bisphenol A or rulings made in certain jurisdictions may result in restrictions, for example, on bisphenol A in epoxy-based internal liners for some of our products. Such restrictions have required us, together with our respective suppliers and customers, to develop substitutes for relevant products to meet legal and customer requirements.

Increasing legal requirements on the reporting, due diligence and restricted use of “conflict minerals” originating from mines in the Democratic Republic of the Congo and adjoining countries as well as any increasing regulatory requirements on the bauxite or cassiterite value chain could bear reputational and compliance risks along the supply chain and affect the sourcing, availability and economics of minerals used in the manufacture of aluminum and steel beverage cans.

We could incur significant costs due to the location of some of our industrial sites in urban areas.

Obtaining, renewing or maintaining permits and authorizations issued by administrative authorities necessary to operate our production plants could be made more difficult due to the increasing urbanization of the sites where some of our manufacturing plants are located. Urbanization could lead to more stringent operating conditions (by imposing traffic restrictions for example), conditions for obtaining or renewing the necessary authorizations, the refusal to grant or renew these authorizations, or expropriations of these sites in order to allow urban planning projects to proceed.

The occurrence of such events could result in us incurring significant costs and there can be no assurance that the occurrence of such events would entitle us to partial or full compensation.

We could incur significant costs in relation to claims of injury and illness resulting from materials present or used at our production sites, or from our use of these sites or other workplace injuries, or from our products.

We may face liability claims arising out of our manufacturing processes and our products, including alleged personal injury due to exposure to chemicals or other hazardous substances at our manufacturing facilities, workplace injuries and product liabilities claims. Failure to accurately assess potential risks or assure implementation of effective safety measures may result in increases in the relative frequency or severity of workplace injuries at our manufacturing facilities, which may result in increased workers’ compensation claims expense. Any substantial increase in the success of these claims could negatively affect our reputation, operating results and financial condition.

We may be subject to litigation, arbitration and other proceedings that could have an adverse effect on us.

We are currently involved in various litigation matters, and we anticipate that we will be involved in litigation matters from time to time in the future. The risks inherent in our business expose us to litigation, including personal injury, environmental litigation, contractual litigation with customers and suppliers, intellectual property litigation, tax or securities litigation, and product liability lawsuits. We cannot predict with certainty the outcome or effect of any claim, regulatory investigation, or other litigation matter, or a combination of these. If we are involved in any future litigation, or if our positions concerning current disputes are found to be incorrect, this may have an adverse effect on our business, financial condition and results of operations, including as a result of liabilities imposed on us, the costs associated with asserting our claims or defending such lawsuits, and the diversion of management’s attention to these matters.

We are subject to an extensive, complex and evolving legal and regulatory framework, which may expose us to investigations by governmental authorities, legal proceedings and fines.

Our business encompasses multiple jurisdictions and complex legal and regulatory frameworks, including in relation to anti-trust, economic sanctions, anti-corruption and anti-money laundering matters. Laws and regulations in these areas are complex and constantly evolving and enforcement continues to increase. As a result, we may become subject to increasing limitations on our business activities and to the risk of fines or other sanctions for non-compliance. Additionally, we may become subject to governmental investigations and lawsuits by private parties. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on our business, financial condition or results of operations.

Changes in consumer lifestyle, nutritional preferences, health-related concerns and consumer taxation could adversely affect our business.

Changes in consumer preferences and tastes can have an impact on demand for our customers’ products, which in turn can lead to reduced demand for our products. Certain end-products represent a significant proportion of our packaging market. Our ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to our success. This requires a thorough understanding of our existing and potential customers and end users on a global basis, particularly in potential high developing markets. Failure to adapt and deliver quality products that meet customer or end user needs, through research and development or licensing of new technology, ahead of competitors, could have a material adverse effect on our business.

Additionally, public health and government officials have become increasingly concerned about the health consequences associated with over-consumption of certain types of beverages, such as sugar-sweetened beverages, including those produced by certain of our customers. For example, France and the United Kingdom have introduced taxes on drinks with added sugar and artificial sweeteners that companies produce or import. France has also imposed taxes on energy drinks using certain amounts of taurine and caffeine. As a result of such taxes, demand decreased temporarily in these countries, and the imposition of similar taxes in the future may lower the demand for certain soft drinks and beverages that our customers produce, which may cause our customers to respond by reducing their purchases of our metal packaging products. Consumer tax legislation and future attempts to tax sugar or energy drinks or to lower consumption of certain alcoholic and non-alcoholic categories by other jurisdictions could reduce the demand for our products and adversely affect our profitability.

In addition, any decline in the popularity of these product types as a result of lifestyle, nutrition or health considerations, or our inability to adapt to customer needs, could have a significant impact on our customers and could have a material adverse effect on our business, financial condition and results of operations.

We face costs and future funding obligations associated with post-retirement benefits provided to employees, which could have an adverse effect on our financial condition.

As of December 31, 2021, our accumulated post-retirement benefit obligation, net of employee benefit assets, was approximately $178 million covering employees in multiple jurisdictions. The costs associated with these and other benefits to employees could have a material adverse effect on our financial condition.

We operate and contribute to pension and other post-retirement benefit schemes (including both single employer and multiple employer schemes) funded by a range of assets that include property, derivatives, equities and/or bonds. The value of these assets is heavily dependent on the performance of markets, which are subject to volatility. The liability structure of the obligations to provide such benefits is also subject to market volatility in relation to its accounting valuation and management. Additional significant funding of our pension and other post-retirement benefit obligations may be required if market underperformance is severe. In addition, we may have to make significant cash payments to some or all of these plans, including under guarantee agreements, as a consequence of this transaction or otherwise in the future to provide additional funding, which would reduce the cash available for our businesses.

Under the United States Employee Retirement Income Security Act of 1974, as amended, the U.S. Pension Benefit Guaranty Corporation (“PBGC”) has the authority to terminate pension plans regulated by the PBGC if certain funding requirements are not met; any such termination would further accelerate the cash obligations related to such a pension plan.

Organized strikes or work stoppages by unionized employees could have a material adverse effect on our business.

Many of our operating companies are party to collective bargaining agreements with trade unions. These agreements cover the majority of our employees and although we consider our employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot ensure that, upon the expiration of existing collective bargaining agreements, new agreements will be reached without union action or that our operating companies will be able to negotiate acceptable new contracts with trade unions, which could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If unionized workers at our operating companies or any unionized workers were to engage in a strike or other work stoppage, we could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on our business, financial condition and results of operations.

Failure of control measures and systems resulting in faulty or contaminated product could have a material adverse effect on our business.

We have strict control measures and systems in place to ensure that the maximum safety and quality of our products is maintained. The consequences of a product not meeting these rigorous standards, due to, among other things, accidental or malicious raw materials contamination or due to supply chain contamination caused by human error or equipment fault, could be severe. Such consequences might include adverse effects on consumer health, litigation exposures, loss of market share, financial costs and loss of revenues.

In addition, if our products fail to meet rigorous standards, we may be required to incur substantial costs in taking appropriate corrective action (up to and including recalling products from consumers) and to reimburse customers and/or end-consumers for losses that they suffer as a result of this failure. Customers and end-consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim, despite there being no negligence or other fault on our part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and/or prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage our reputation. This could in turn have a material adverse effect on our business, financial condition and results of operations. Although we have not had material claims for damages for defective products in the past, and have not conducted any substantial product recalls or other material corrective action, these events may occur in the future.

In certain contracts, we provide warranties in respect of the proper functioning of our products and the conformity of a product to the specific use defined by the customer.

In addition, if a product contained in packaging manufactured by us is faulty or contaminated, it is possible that the manufacturer of the product may allege that our packaging is the cause of the fault or contamination, even if the packaging complies with contractual specifications.

In case of the failure of packaging produced by us to open properly or to preserve the integrity of its contents, we could face liability to our customers and to third parties for bodily injury or other tangible or intangible damages suffered as a result. Such liability, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on our business, financial condition and results of operations.

Our existing insurance coverage may be insufficient and future coverage may be difficult or expensive to obtain.

Our insurance arrangements are subject to the limitations of certain market capacities and the economics of certain types of cover, and may typically exclude certain risks and are subject to certain thresholds and limits. We cannot assure you that our property, plant and equipment, inventories, IT systems and networks will not suffer damages due to unforeseen events or that the proceeds available from our insurance arrangements will be sufficient to protect us from all possible loss or damage resulting from such events. As a result, our insurance coverage may prove to be inadequate for events that may cause significant disruption to our operations, which may have a material adverse effect on our business, financial condition and results of operations.

We may suffer indirect losses, such as the disruption of our business or third-party claims of damages, as a result of an insured risk event. While we carry business interruption coverage and general liability coverage, such coverage is subject to certain limitations, thresholds and limits, and may not fully cover all indirect losses.

We renew our insurance arrangements on an annual basis. The cost of coverage may increase to an extent that we may choose to reduce our coverage limits or agree to certain exclusions from our coverage. Among other factors, adverse political developments, limited insurance market capacity, security concerns and natural disasters in any country in which we operate may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage.

Our business may suffer if we do not retain our executive and senior management.

We depend on our experienced executive team, who are identified under “Management of AMPSA” of this prospectus. The loss of services of any of the members of our executive team, members of senior management or other key personnel could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions and there is no assurance that we would be able to locate or employ such qualified personnel on terms acceptable to us or at all. Our business may also suffer if we experience high levels of staff turnover across senior plant-based roles, where recruiting for replacements with similar expertise in can-making may not always be possible.

The United Kingdom’s withdrawal from the European Union may have a negative effect on our financial condition and results of operations.

Approximately 10% of our total 2021 revenue was derived from revenues generated in the United Kingdom and 3 of our 24 manufacturing facilities are located in the United Kingdom, as of December 31, 2021.

The relationship between the United Kingdom and the European Union is governed by a Withdrawal Agreement entered into at the end of January 2020, and a Trade and Cooperation Agreement, which took effect from January 1, 2021 (the “Brexit Agreements”). The Brexit Agreements provide for a zero tariff, zero quota arrangement on sales of goods and agriproducts between the United Kingdom and the European Union. Customs duties on goods originating outside the European Union or United Kingdom, or in the event that the zero tariff arrangements under the Brexit Agreements are amended or suspended, might lead to additional costs for products and materials shipped from the United Kingdom to Europe or from Europe to the United Kingdom respectively. Further, required changes to our business systems and processes in order to comply with newly introduced customs procedures may lead to additional costs.

More generally, differences in standards or processes or risk aversion may mean that some businesses choose not to serve other markets on a temporary or permanent basis, causing supplier disruption. Uncertainty remains regarding the impact of the withdrawal of the United Kingdom from the European Union (“Brexit”) and the Brexit Agreements on the United Kingdom and Europe, including among commercial parties in the United Kingdom and the European Union, financial institutions, suppliers and service providers and their respective customers. Any changes to the trading relationship between the United Kingdom and the European Union arising from the Brexit Agreements may adversely affect the cost or timing of imports, including aluminum and coatings.

Some of our customers are based in the United Kingdom and export outside the local United Kingdom market. These customers may experience reduced demand or delays arising from these post-Brexit arrangements. Although we seek to export through channels where delays would be minimized, we have nonetheless experienced delays in the transport of certain products, consumables and other materials particularly in relation to shipments from the United Kingdom to the European Union. The impact of these delays, if prolonged, could adversely affect our financial condition and the results of our operations.

Brexit may also have an adverse impact on our business, employees and customers in the United Kingdom. In particular, the Brexit Agreements allow for the possibility of future changes in laws and regulations. Such changes could include import, tax and employment laws and regulations, which could adversely impact the results of operations of our United Kingdom business. For example, there is uncertainty with regard to the upcoming regulatory regime relating to environmental permits and permissions, with such environmental permits and permissions currently governed by the IED. More burdensome requirements imposed by the new upcoming regulatory regime could require that we commit additional resources to ensure compliance and although we will use reasonable efforts to ensure such compliance, the introduction of new regulations increases the risk of non-compliance.

Further, continued political uncertainty as a result of Brexit may result in negative effects on credit markets, and foreign direct investments in Europe and the United Kingdom. It may also result in volatility in the British pound foreign exchange markets and interest rates. See also the risk factor entitled “Currency, interest rate fluctuations and commodity prices may have a material impact on our business.”

Brexit could also lead to legal and regulatory uncertainty and politically divergent national laws and regulations as a new relationship between the United Kingdom and the European Union is defined and the United Kingdom determines which European Union laws to replace or amend. Volatility in political, regulatory, economic or market conditions could adversely affect employment rates, increase consumer and commercial bankruptcy filings, negatively impact on national and local economies, and cause other results that negatively affect household incomes.

The economic outlook could be further adversely affected by the risk that one or more European Union member states could also leave the European Union, the risk of a demand for independence by Scotland or Northern Ireland, or the risk that the euro as the single currency of any or all of the Eurozone member states could cease to exist. These developments, or the perception that any of them could occur, may have a material adverse effect on the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility. These negative impacts could adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic and any future epidemics may have a negative impact on worldwide economic activity and our business.

The COVID-19 global pandemic and measures to prevent its spread, including restrictions on travel, imposition of quarantines and prolonged closures of workplaces and other businesses, including hospitality, leisure and entertainment outlets, and the related cancellation of events, has impacted our business in a number of ways.

The COVID-19 pandemic has reduced global economic activity resulting in lower demand for certain of our customers’ products and, therefore, the products we manufacture, though demand for “at-home” consumption has increased and therefore demand for many of our customers’ products and, as a result, for the products we manufacture, has proven to be resilient to date during the pandemic. The COVID-19 pandemic has at times caused, and may again give rise to an adverse effect on our operations, including disruptions to our supply chain and workforce and the incurrence of increased costs. Although our production has not been significantly impacted to date, our plants may be required to curtail or cease production in response to the spread of COVID-19. The COVID-19 impact on capital markets could also impact our cost of borrowing. In addition, our customers, distribution partners, service providers or suppliers may experience financial distress, file for bankruptcy protection, go out of business, or suffer disruptions in their business due to the outbreak of COVID-19, which would have a negative impact on our business. The extent of the impacts of the COVID-19 pandemic on our business and results of operations continues to be uncertain.

The ultimate significance of these disruptions, including the extent of their adverse impact on our financial and operational results, will be determined by the duration of the ongoing pandemic, its severity in the markets that we serve and the nature and efficacy of government and other regulatory responses, protective measures and vaccination programs, and the related impact on macroeconomic activity and consumer behavior.

If the COVID-19 pandemic continues unabated despite containment efforts, it could cause a severe economic slowdown and potentially an extended recession or depression, which would adversely affect the demand for our products or cause other unpredictable events, each of which would adversely affect its business, results of operations or financial condition. Any future epidemics may also have similar, or more severe, effects on global economic activity and on our business, results of operations or financial condition.

Increasing privacy and data security obligations or a significant data breach may adversely affect the Company’s business.

The Company will continue its efforts to meet data security obligations and manage evolving cyber security threats, including events such as the cyber security incident that was discovered by AGSA in May 2021, and is described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cyber Security Incident” in this prospectus, and which resulted in the exfiltration and dissemination of certain data. The loss, disclosure, misappropriation of or access to employees’ or business partners’ information or the Company’s failure to meet its obligations could result in lost revenue, increased costs, legal claims or proceedings, liability or regulatory penalties, including, for instance, under the EU General Data Protection Regulation or the California Consumer Privacy Act. A significant data breach or the Company’s failure to meet its obligations may adversely affect the Company’s reputation and financial condition.

The Company’s heavy reliance on technology and automated systems to operate its business could mean any significant failure or disruption of the technology or these systems, including as a result of cyber security attacks, could materially harm its business.

The Company depends on automated systems and technology to operate its business, including accounting systems, manufacturing systems and telecommunication systems. The Company operates a cyber and information risk management program including operating a global information security function, which partners with global leaders in the security industry to deliver an integrated information and cyber risk management service using state-of-the-art technologies in areas including antivirus & anti-malware, email and web security platforms, firewalls, intrusion detection systems, cyber threat intelligence services and advanced persistent threat detection. Such services are provided to the Company by AGSA pursuant to the Services Agreement. The Company also partners with global leaders to deliver high availability and resilient systems and communication platforms. However, these systems could suffer substantial or repeated disruptions due to various events, some of which are beyond the Company’s control, including natural disasters, power failures, terrorist attacks, equipment or software failures, user errors, computer viruses or cyber security attacks. We have recently observed an increase in cyber security attacks, predominantly ransomware and social engineering attacks. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity, and due to the nature of some of these attacks, there is also a risk that they may remain undetected for a period of time.

We have been the target of cyber-attacks and expect such attacks to continue. On May 17, 2021, AGSA announced that it had recently experienced a cyber security incident, the response to which included temporarily shutting down certain IT systems and applications used by us, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cyber Security Incident” in this prospectus. Our cyber and information risk management program aims to reduce our cyber security risks and monitors our systems on an ongoing basis for any current or potential threats. However, there can be no assurance that our continuing efforts will prevent disruptions or breaches to our or our third-party providers’ databases or systems that could adversely affect our business.

Substantial or repeated systems failures or disruptions, including through not effectively remediating system failures, cyber security incidents and other disruptions, could result in the unauthorized release of confidential or otherwise protected information, improper use of our systems and networks, defective products, harm to individuals or property, contractual or regulatory actions and fines, penalties and potential liabilities, production downtime and operational disruptions and loss or compromise of important data, which may result in increased costs and lost revenue and competitiveness and may negatively impact our reputation, any of which could adversely affect our business, results of operations and financial condition. Increased global IT security threats and more sophisticated and targeted computer crime may further increase this risk.

Our substantial debt could adversely affect our financial health and our ability to effectively manage and grow our business.

We have a substantial amount of debt and significant debt service obligations. As of December 31, 2021, we had total borrowings and net debt of $2.9 billion and $2.4 billion, respectively. For more information, see the description of our debt facilities and the table outlining our principal financing arrangements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our substantial debt could have negative consequences for us and for our shareholders. For example, our substantial debt could:

●	require us to dedicate a large portion of our cash flow from operations to service debt and fund repayments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
●	increase our vulnerability to adverse general economic or industry conditions;
●	limit our flexibility in planning for, or reacting to, changes in our business or industry;
●	limit our ability to raise additional debt or equity capital in the future;
●	restrict us from making strategic acquisitions or exploiting business opportunities; and
●	place us at a competitive disadvantage compared to our competitors that have less debt.

Further, notwithstanding our current indebtedness levels and restrictive covenants, we may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.

Negative developments in our business, results of operations and financial condition due to changes in global economic conditions or other factors could cause ratings agencies to lower the credit ratings, or ratings outlook, of our short- and long-term debt and, consequently, impair our ability to raise new financing or refinance our current borrowings and increase our costs of issuing any new debt instruments.

We are controlled by AGSA, whose interests may conflict with our interests and the interests of other shareholders.

AGSA owns approximately 75% of our outstanding Shares, and, under the Business Combination Agreement, has the right to receive up to an additional 60,730,000 Earnout Shares if the trading prices of Shares exceed certain specified amounts during specified periods of time. As a controlling shareholder of AMPSA, AGSA is able to exercise significant influence over our business policies and affairs, including the composition of our board of directors and any action requiring approval of our shareholders. In addition, as long as AGSA beneficially owns a specified number of the outstanding Shares, pursuant to the Shareholders Agreement, AGSA has the right to designate a specified number of directors, including the chair, to our board of directors, receive access to certain information for the benefit of AGSA, approve certain of our significant actions, receive our cooperation with certain matters relating to us, and access certain information for registration rights with respect to its Shares. For more information, see “Certain Relationships and Related Person Transactions” in this prospectus.

Additionally, being a controlled company, relevant risks materializing at the ultimate parent level could have a negative impact on our share price, financial condition, credit ratings or reputation. It is also possible that AGSA’s controlling shareholders may take actions in relation to our business that are not entirely in our best interests or the best interests of the other shareholders of AGSA or those of AMPSA.

Our ability to operate our business effectively depends in large part on certain administrative and other support functions provided to us by Ardagh Group pursuant to the Services Agreement. Following the expiration or termination of the Services Agreement, our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company.

We rely on certain administrative and other resources of Ardagh Group, including information technology, financial reporting, tax, treasury, human resources, procurement, insurance and risk management and legal services, to operate our business. The Services Agreement may be terminated as to any services or entirely by either AMPSA or Ardagh Group and for any reason as of and from December 31, 2024 or by either party upon a change of control of the other party, in either case with nine months’ prior written notice to the party undergoing a change of control. These services may not be sufficient to meet our needs and may not be provided at the same level as when the entities comprising AMPSA was part of Ardagh Group. AMPSA and Ardagh Group rely on the other to perform its obligations under the Services Agreement. If Ardagh Group were unable to satisfy its material obligations under the agreement, or if the agreement is terminated as to any services or entirely, AMPSA may not be able to obtain such services at all or obtain the services on terms as favorable as those in the Services Agreement, and could as a result suffer operational difficulties or significant losses.

In addition, the price for the corporate services provided pursuant to the Services Agreement have been fixed for calendar years 2021 through 2024 (subject to certain adjustments for third party pass-through costs and variations in volume-based services), but as of December 31, 2024, or if earlier, the date upon which AMPSA or Ardagh Group undergoes a change of control, the services will be provided at a price equal to the fully allocated cost of such services, or such other price to be negotiated in good faith by the parties, taking into consideration various factors, including the cost of providing such services and the level of services expected to be provided. There are no assurances that these fixed fees are more favorable than the price that we would have been able to pay if we obtained such services at a price equal to the fully allocated cost of such services or, if we had obtained such services from one or more third parties. There are also no assurances that the price of the services, when adjusted as of December 31, 2024 or upon a change of control of AMPSA or Ardagh Group, will not be significantly greater than the fixed price established for these services prior to such adjustment. Any failure or significant interruption of our own administrative systems or in Ardagh Group’s administrative systems during the term of the Services Agreement could result in unexpected costs, impact our results or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

We may have received better terms from unaffiliated third parties than the terms we received in the Services Agreement with Ardagh Group.

The terms of the Services Agreement were agreed while AMPSA was a wholly owned subsidiary of Ardagh Group and in the context that Ardagh Group would have a controlling interest of AMPSA following the Merger. Accordingly, during the period in which the Services Agreement was prepared, AMPSA did not have an independent board of directors or a management team that was independent of Ardagh Group. As a result, the terms of the agreement may not reflect terms that would have resulted from arms’ length negotiations between unaffiliated third parties and any such arms’ length negotiations with an unaffiliated third party may have resulted in more favorable terms to AMPSA.

We do not have a history as a separate public company.

In the past, our operations have been a part of Ardagh Group and Ardagh Group provided us with certain financial, operational and managerial resources for conducting our business. Following the Merger, while a number of these resources continue to be at Ardagh Group and used to provide services to us under the Services Agreement, we perform certain of our own financial, operational and managerial functions. There are no assurances that we will be able to successfully maintain the financial, operational and managerial resources necessary to perform these functions.

The AMP Business historical financial results and consolidated financial statements prior to the AMP Transfer may not be representative of AMPSA’s results as a separate company.

The AMP Business historical financial information included in this prospectus has been derived on a carve-out basis from the consolidated financial statements and accounting records of Ardagh Group and does not necessarily reflect what AMPSA’s financial position, results of operations or cash flows would have been had it been a separate company during the periods presented. Although Ardagh Group did account for AMPSA’s business as separate reporting segments, AMPSA was not operated as a separate company for the historical periods presented. The historical costs and expenses reflected in the consolidated financial statements prior to the AMP Transfer include an allocation for certain corporate functions historically provided by Ardagh Group, most of which continue to be provided pursuant to the Services Agreement. These allocations were based on what management considered to be reasonable reflections of the historical utilization levels of these services required in support of AMPSA’s business. The historical information does not necessarily reflect what the cost to AMPSA of these functions will be in the future, pursuant to the Services Agreement or otherwise. For additional information in relation to materially significant related party transactions during the years ended December 31, 2021, 2020 and 2019, see note 25 to the Consolidated Financial Statements included in this prospectus. Any further related party transactions in the fiscal years ended December 31, 2021, 2020 and 2019 were both immaterial and no more than incidental in nature.

Risks Related to Our Common Shares

Future sales of our Shares, including by AGSA, the Subscribers and the GHV Sponsor could have a negative impact on the price of our Shares.

Future sales of our Shares, or securities exercisable for those Shares, including by the Subscribers, the GHV Sponsor and AGSA, or the perception that sales may be made by these shareholders could significantly reduce the market price of our Shares. Further, even if none of these shareholders sell a large number of our Shares into the market, their right to sell their Shares as contemplated by the Registration Rights and Lock-Up Agreement and the Subscription Agreements may depress the price of our Shares. Substantially all of our Shares may be sold in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the price of our Shares or putting significant downward pressure on their price. See “Certain Relationships and Related Person Transactions” in this prospectus.

In addition, if we issue additional common shares, the ownership of our existing shareholders would be diluted and our earnings per share could be reduced, which may negatively affect the market price of our Shares.

There may not be a robust market for our Shares, which would adversely affect their liquidity and price.

The price of our Shares may fluctuate significantly due to general market, economic conditions, forecasts, general business condition and the release of our financial reports. An active trading market for our Shares may not be sustained. Additionally, if our Shares are delisted from NYSE for any reason and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, their liquidity may be more limited than if they were quoted or listed on NYSE or another national securities exchange, and their trading price may decrease. Our shareholders may be unable to sell our Shares unless a market can be established or sustained.

If securities or industry analysts do not publish research or reports about us or our business or cease publishing research or reports about our market, or if they make recommendations regarding our Shares that is unfavorable to us, then the price of our Shares could decline.

The trading market for our Shares is influenced by the research and reports that industry or securities analysts may publish about the Company, our business, our market, or our competitors. If any of the analysts who may cover the Company make an unfavorable recommendation regarding our Shares, or provide more favorable relative recommendations regarding our competitors, the price of our Shares would likely decline. If in the future any analyst ceases coverage of the Company or fails to regularly publish reports regarding us, we could lose visibility in the financial markets, which could cause the price of our Shares to decline.

The Warrants are exercisable for our Shares, which may increase the number of our Shares eligible for future resale in the public market and may result in dilution to our shareholders, and may adversely affect the market price of our Shares.

Outstanding Warrants to purchase an aggregate of 16,749,984 of our Shares are exercisable in accordance with the terms of the Warrant Agreement. The Warrants are exercisable at the exercise price of $11.50 per share, subject to adjustment as described in the Warrant Agreement. To the extent such Warrants are exercised, additional common shares will be issued, which will result in dilution to the holders of our Shares and increase the number of our Shares eligible for resale in the public market.

There is no guarantee that the Warrants will not expire worthless. Further, we may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to a Warrant holder, thereby making the Warrants worthless.

The exercise price for our Warrants is $11.50 per share. There is no guarantee that any of our Warrants will be in the money following the time they became exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

Further, we have the ability to redeem outstanding Warrants pursuant to the Warrant Agreement subject to the conditions as set forth in the section entitled “Description of Securities.” If and when the Warrants become redeemable by us, we may exercise our redemption right at a time that is disadvantageous to a Warrant holder.

The trading price of our securities may be volatile.

The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on the investment in the Company’s securities and the securities may trade at prices significantly below the price paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	the realization of any of the risk factors presented in this prospectus;
●	announcements of new products and services by us or our competitors;
●	news regarding any gain or loss of customers by us;
●	announcements of competitive developments, acquisitions or strategic alliances in our industry;
●	changes in the general condition of the global economy and financial markets;
●	general market conditions or other developments affecting us or our industry;
●	cost and availability of raw materials;
●	changes in environmental regulations or other laws or regulations applicable to our business;
●	actual or anticipated fluctuations in our quarterly results of operations;
●	changes in financial projections or estimates about our financial or operational performance by securities research analysts;
●	changes in investor sentiment toward the stock of packaging companies;
●	announcements by third parties of significant claims or proceedings against us, our industry or both, or investigations by regulators into our business or those of our competitors;
●	changes in accounting standards, policies, guidelines, interpretations or principles;
●	any significant change in our management;

●	adverse media reports about us or our directors and officers;
●	public reaction to our press releases, other public announcements or filings with the SEC;
●	a default under the agreements governing our indebtedness;
●	release or expiry of lock-up or other transfer restrictions on our issued and outstanding Shares; and
●	anticipated sales of additional shares.

Furthermore, the stock market may experience periods of unusual volatility that, in some cases, is unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Shares, regardless of our actual operating performance.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

In the future, we may issue options, restricted shares and other forms of share-based compensation, which have the potential to dilute shareholder value and cause the price of our Shares to decline.

We may offer share options, restricted shares and other forms of share-based compensation to our directors, officers and employees in the future. If any options that we issue are exercised, or any restricted shares that we may issue vest, and those shares are sold into the public market, the market price of our Shares may decline. In addition, the availability of common shares for award under any equity incentive plan we may introduce, or the grant of share options, restricted shares or other forms of share-based compensation, may adversely affect the market price of our Shares.

The NYSE may not continue to list the Company’s securities on its exchange, which could limit the ability of investors to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

To continue listing the Company’s securities on the NYSE, Company is required to demonstrate compliance with the NYSE’s continued listing requirements.

There can be no assurance that the Company will be able to meet the NYSE’s continued listing requirement or maintain other listing standards. If NYSE delists our securities for failure to meet such standards, the Company could face significant material adverse consequences, including:

●	less liquid trading market for our securities;
●	more limited market quotations for our securities;
●	determination that our Shares and/or Warrants are a “penny stock” that requires brokers to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for the Company’s securities;
●	more limited research coverage by stock analysts;
●	loss of reputation;
●	more difficult and more expensive equity financings in the future; and
●	decreased ability to issue additional securities or obtain additional funding in the future

The National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Company’s Shares remain listed on the

NYSE, such Shares will be covered securities. Although the states of the U.S. are preempted from regulating the sale of the Company’s securities, the U.S. federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If the Company’s securities were no longer listed on the NYSE and therefore not “covered securities,” we would be subject to regulation in each U.S. state in which we offer the Company’s securities.

In the event that we do not pay cash dividends on our Shares, you may not receive any return on investment unless you sell your shares for a price greater than that which you are deemed to have paid for it.

We have not paid any cash dividends to date. We intend to pay cash dividends on our Shares on a quarterly basis in 2022, but the declaration, amount and payment of any future dividends will be determined by our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders and such other factors as the board of directors may deem relevant.

As we are a holding company, our ability to pay cash dividends on our Shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing the current indebtedness of us and our subsidiaries or future indebtedness that we or our subsidiaries may incur. Subject to any limitations referred to above, or as prescribed by Luxembourg Law, the declaration of future dividends, if any, will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors.

We may need additional capital and may sell additional shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including our growth investment initiatives and any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or incur debt under credit facilities we may put in place. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness could further limit our ability to pay dividends or require us to seek consents for the payment of dividends, increase our vulnerability to adverse economic and industry conditions and limit our ability to pursue our business strategies. Such indebtedness could also require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs, and limit our flexibility in planning for, or reacting to, changes in our business and our industry. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Risks Related to Being a Luxembourg Company and Our Status as a Foreign Private Issuer

As a foreign private issuer, we are exempt from a number of U.S. securities laws and rules promulgated thereunder and are permitted to publicly disclose less information than U.S. public companies are required to disclose. This may limit the information available to holders of our Shares. Conversely, if we lose our foreign private issuer status in the future, this could result in significant additional costs and expenses.

The Company qualifies as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, AMPSA is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to securities registered under the Exchange Act. In addition, AMPSA’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of AMPSA’s securities, such that any such sales are not be required to be disclosed as promptly as they would need to be disclosed if AMPSA was a public company organized within the United States. Accordingly, once such sales are eventually disclosed, the price of our Shares may decline significantly. Moreover, we are not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies are. The Company is also not subject to Regulation FD under the Exchange Act, which would prohibit us from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning the Company than there is for U.S. public companies.

As a foreign private issuer, we file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31, and furnish reports on Form 6-K relating to certain material events promptly after we publicly announces these events. However, because of the exemptions for foreign private issuers, which we intend to rely on, our shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

In the future, we could lose our foreign private issuer status if a majority of our Shares are held by residents in the United States and we fail to meet any one of the additional “business contacts” requirements. Although we intend to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, our loss of foreign private issuer status would make compliance with these provisions mandatory. The regulatory and compliance costs to us if we are deemed to be a U.S. domestic issuer may be significantly higher than if we retain our foreign private issuer status. If AMPSA is not a foreign private issuer, we will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, we would become subject to Regulation FD, aimed at preventing issuers from making selective disclosures of material information. Additionally, we would be required to change our basis of accounting from IFRS as issued by the International Accounting Standards Boards (“IASB”) to U.S. GAAP, which may be difficult and costly for it to comply with. If we lose our foreign private issuer status and fail to comply with U.S. securities laws applicable to U.S. domestic issuers, we may have to de-list from NYSE and could be subject to investigation by the SEC, NYSE and other regulators, among other potentially materially adverse consequences.

We are organized under the laws of Luxembourg and a substantial amount of our assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring actions against us or our directors and officers in the United States.

We are organized under the laws of the Grand Duchy of Luxembourg. In addition, a substantial amount of our assets are located outside the United States. Furthermore, many of our directors and officers reside outside the United States and will continue to reside outside the United States. As a result, although we have appointed an agent for service of process in the United States, investors may not be able to effect service of process within the United States upon us or these persons or enforce judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.

Any judgments obtained in any U.S. federal or state court against us may have to be enforced in the courts of Luxembourg or other EU member states. As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include the following (which may change):

●	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States and has not been enforced in the United States;
●	the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law and local law rules and with the applicable domestic U.S. federal or state jurisdictional rules);
●	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense and other conditions for a fair trial have been complied with taking into account all facts and circumstances whether occurring before, during or after trial or issue and delivery of the judgment, and the judgment has not been obtained by reason of fraud;
●	the U.S. court applied the substantive laws as designated by the Luxembourg conflict of law rules;

●	the U.S. judgment does not contravene international public policy (ordre public) or order, both substantive and procedural, as understood under the laws of Luxembourg or has been given in proceedings of a criminal nature; and
●	the absence of contradiction between such judgment and an already issued judgment of a Luxembourg court.

In addition, actions brought in a Luxembourg court against us, the members of our board of directors or our officers to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors or our officers. In addition, even if a judgment against us, the members of our board of directors or our officers based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

Our directors and officers have entered into indemnification agreements with us. Under such agreements, the directors and officers are entitled to indemnification from us to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings. Luxembourg Law and our Articles permit us to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards us or a third party for management errors, i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by us, except in connection with criminal offenses, gross negligence, fraud or dishonesty. The rights to and obligations of indemnification among or between us and any of our current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg Law against our assets in Luxembourg.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in Luxembourg, we are subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to the Company in accordance with and subject to such European Union regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of our shareholders may differ from the rights they would have as shareholders of a U.S. corporation and consequently our shareholders may have more difficulty protecting their interests.

Our corporate affairs are governed by our Articles and Luxembourg Law, including the Luxembourg Law of 10 August 1915, on commercial companies, as amended. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg Law are different from those applicable to a corporation incorporated in the United States.

In the performance of its duties, the board of directors is required to act as a collegiate body in the interest of the Company. It is possible that the Company may have interests that are different from interests of the shareholders. If any member of our board of directors has a direct or indirect financial interest in a matter which has to be considered by the board of directors which conflicts with the interests of the Company, Luxembourg Law provides that such director will not be entitled to participate in deliberations on and exercise his vote with respect to the approval of such transaction. If the interest of such a member of the board of directors does not conflict with the interests of the Company, then the applicable director with such interest may participate in deliberations on, and vote on the approval of, that transaction.

Further, under Luxembourg Law, there may be less publicly available information about the Company than is regularly published by or about U.S. issuers. In addition, Luxembourg Law governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg Law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by its directors and officers or its principal shareholders than they would as shareholders of a corporation incorporated in the United States.

Neither our Articles nor Luxembourg Law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain U.S. state laws. As a result of these differences, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

All of our shareholder meetings will take place in Luxembourg. Generally, shareholders may vote by proxy or in person at any general meeting, however, in response to the COVID‐19 pandemic and in accordance with the Luxembourg Law of September 23, 2020, as amended, which allows for meetings of shareholders to be held without requiring their physical presence and which provides for the exercise of the shareholders’ rights through their representation by a proxy holder, the 2022 annual general meeting will be conducted without shareholders’ physical presence and so shareholders may vote only by proxy.

Our Articles include compulsory share transfer provisions that may not provide our minority shareholders with the same benefits as they would have in a merger of a Delaware corporation.

We have included in our Articles provisions that give the holder of 75% of the number of our outstanding Shares (which would include AGSA for so long as it holds the requisite number of our Shares) the right to acquire our outstanding Shares held by all other holders at such time for a purchase price payable in cash that is equal to the fair market value of such Shares, as determined by an independent investment banking firm of international reputation in accordance with the procedures contained in our Articles. These procedures include a dispute resolution provision permitting holders of at least 10% of the Shares held by our minority shareholders at that time to dispute the purchase price proposed by the acquiring shareholder. It is uncertain whether our minority shareholders will be able to coordinate with each other in a manner that will enable them to take full advantage of these provisions. There can be no assurance that these provisions would result in a price as favorable to our minority shareholders as they would receive in a transaction subject to Delaware law and appraisal rights.

Anti-takeover provisions in our Articles might discourage or delay attempts to acquire it.

Our Articles contain provisions that may make acquisition of the Company more difficult, including the following:

●	Classified Board. Our board of directors is classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.
●	Notice Requirements for Shareholder Proposals. Luxembourg Law and our Articles provide that one or more shareholders together holding at least 10% of the Company’s share capital may request the addition of one or more items to the agenda of any general meeting. The request must be sent to the registered office by registered mail, at least five clear days before the meeting is held. Our Articles also specify certain requirements regarding the form and content of a shareholder’s notice. These requirements may make it difficult for our shareholders to bring matters before a general meeting
●	Special Resolutions. Our Articles require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (a) an increase or decrease of the authorized or issued capital, (b) an amendment to the Articles and (c) dissolving the Company. Pursuant to our Articles, for any special resolutions to be considered at a general meeting the quorum is in excess of one-half (1∕2) of the share capital in issue present in person or by proxy unless otherwise mandatorily required by Luxembourg Law. If such quorum is not met at a first extraordinary general meeting, a second meeting may be convened, and such second meeting shall validly deliberate regardless of the proportion of the capital represented. Any special resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by the affirmative votes of at least two-thirds (2∕3) of the votes validly cast on such resolution by shareholders entitled to vote.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of the Company, even if such transaction would benefit its shareholders.

We qualify for and rely on exemptions from certain corporate governance requirements.

We are exempt from certain corporate governance requirements of the NYSE by virtue of being a “foreign private issuer” and a “controlled company.” Although our foreign private issuer status exempts us from most of the NYSE’s corporate governance requirements, we intend to voluntarily comply with these requirements, except those from which we would be exempt by virtue of being a “controlled company.” Ardagh Group controls, directly or indirectly, a majority of the voting power of our issued and outstanding Shares and we are therefore a controlled company within the meaning of the NYSE corporate governance standards, entitled to certain limited corporate governance exemptions. Under these NYSE standards, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors;
●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	there be an annual performance evaluation of the nominating and governance and compensation committees.

As a controlled company, we utilize certain of these exemptions, including that although we have adopted charters for our audit, compensation and nominating and governance committees, our compensation and nominating and governance committees are not composed entirely of independent directors.

As a result of the foregoing exemptions, we can cease voluntary compliance at any time, and our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a listed company on NYSE, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. The requirements of these rules and regulations will make some activities more difficult, time consuming and costly.

The Sarbanes-Oxley Act requires, among other things that, as a listed company, our principal executive officer and principal financial officer certify the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting. We continue to develop and refine our disclosure controls and procedures and our internal control over financial reporting. However, we have not yet assessed our internal control over financial reporting for the purposes of complying with item 404 of the Sarbanes-Oxley Act and will only be required to do so beginning with the fiscal year ended December 31, 2022. Material weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting. Ineffective disclosure controls and procedures or ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information.

Holders generally will be subject to a 15% withholding tax on payment of dividends made on the Shares under current Luxembourg tax law.

Under current Luxembourg tax law, payments of dividends made on the Shares generally are subject to a 15% Luxembourg withholding tax. Certain exemptions or reductions in the withholding tax may apply, but it will be up to the holders to claim any available refunds from the Luxembourg tax authority. For more information on the taxation implications, see “Material Luxembourg Tax Considerations.”

USE OF PROCEEDS

We will receive up to an aggregate of $192,624,816 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. All of the Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

We have not paid any cash dividends on our Shares to date. We intend to pay cash dividends on our Shares on a quarterly basis in 2022. Decisions in relation to future dividend policy will be determined by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021:

The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in any future period.

As of December 31,
2021
$’m
Cash and cash equivalents	463
Senior Secured Notes	1,110
ABL Facility(1)	—
Lease obligations	182
Total secured debt	1,292
Senior Unsecured Notes	1,616
Other borrowings	19
Total borrowings	2,927
Issued capital	7
Share premium	5,992
Other reserves	(5,593)
Accumulated Deficit	(120)
Total shareholder equity	286
Total capitalization	3,213
(1)	On August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million, which amount increased to $325 million on September 29, 2021.

BUSINESS

Overview

We are one of the leading suppliers of consumer metal beverage cans in the world and believe that we hold the #2 or #3 market positions in Europe, the United States and Brazil. The global beverage can industry is a large, consumer-driven industry with attractive growth characteristics. Our end-use categories include beer, carbonated soft drinks, energy drinks, hard seltzers, juices, pre-mixed cocktails, teas, sparkling waters and wine. Our customers include a wide variety of leading beverage products, which value our packaging products for their convenience and quality, as well as the end-user appeal they offer through design, innovation and brand promotion. With our significant invested capital base, supported by consistent levels of re-investment, our extensive technical capabilities and manufacturing know-how, we believe we are well-positioned to continue to meet the dynamic needs of our global customers.

Within the $117 billion global metal packaging industry, the metal can packaging market is comprised of beverage cans (50%), food cans (28%), aerosol cans (5%) and other cans (17%), according to an October 2020 report from Smithers Pira, a leading independent market research firm with extensive specialized experience in the packaging, paper and print industries. We compete in the beverage can sector of the consumer and metal packaging industry. We estimate the beverage can sector revenues to be approximately $33 billion based on sales as of 2019 with more than 360 billion beverage cans produced globally. Because the consumer and metal packaging industry primarily supplies packaging for food, drinks and other basic needs, it is considered to be a relatively stable market sector that is less sensitive to economic cycles than many other industries.

We serve over 200 customers across more than 40 countries, comprised of multi-national companies and large national and regional companies. In our target regions of Europe, North America and Brazil, our customers include a wide variety of companies owning some of the best-known brands in the world. We have a stable customer base with long-standing relationships and approximately three quarters of our sales are generated under multi-year contracts, with the remainder largely subject to annual arrangements. A significant portion of our sales volumes are supplied under contracts which include input cost pass-through provisions, which help us deliver generally consistent margins.

We operate 24 production facilities in 9 countries and employ approximately 5,800 personnel. Our plants are generally located to serve our customers’ filling locations. Certain facilities may also be dedicated to specific end-use categories, enhancing product-specific expertise and generating benefits of scale and production efficiency. Significant capital has been invested in our extensive network of long-lived production facilities, which, together with our skilled workforce and related manufacturing process know-how, supports our competitive positions.

We are committed to market-leading innovation and product development and maintain dedicated innovation, development and engineering centers in the United States and Europe to support these efforts. These facilities focus on three main areas: (i) innovations that provide enhanced product design, differentiation and user friendliness for our customers and end-use consumers; (ii) innovations that reduce input costs to generate cost savings for both our customers and us (downgauging); and (iii) developments to meet evolving product safety standards and regulations.

Sustainability

Sustainability is a core pillar of our business, recognizing that long-term economic viability is dependent upon having a sustainable business model.

We have continued to expand our governance of climate risk and integrate climate considerations into the priorities of our board of directors and senior management. Going forward, we intend to measure, manage and reduce the climate risk on our business in line with Taskforce on Climate-Related Financial Disclosures (“TCFD”) guidelines. The TCFD provides a framework to consider and disclose our processes for managing the risks and opportunities associated with climate change. In 2022, we will consider the recommendations within the framework and enhance our associated opportunities in order to optimize our risk mitigation strategy. We also monitor regulatory developments on climate risk and sustainable finance.

Our sustainability focus is centered on minimizing the impact of our operations and products on the environment, promoting a healthy, safe and inclusive workplace for our employees and contributing positively to the communities in which we operate. We have established a Board Sustainability Committee to oversee our sustainability initiatives, supported by our Group sustainability function.

In pursuance of our environmental objectives, we seek to promote recycling of our products, enhance our product design and target continuous improvement in our processes. Metal is infinitely recyclable, without any degradation in quality, differentiating them from many other packaging substrates. We expect these attributes to continue to enhance our products’ appeal, as consumer awareness of sustainability and the environment grows.

Recycling rates for aluminum beverage cans are relatively high in the geographies in which we operate, estimated at 56% in the United States, 76% in Europe and 97% in Brazil as of 2019-2020. The use of recycled aluminum reduces energy consumption by over 90% compared with the alternative of producing aluminum cans from its virgin source.

We continuously aim to reduce the material and resource usage in the manufacture of our products, through lightweighting of our metal beverage cans. In addition, we have established specialist groups across our business and promote best practice sharing, in order to drive continuous improvement in our processes.

We have committed to adopt Science-Based Sustainability Targets through the Science-Based Targets initiative, whereby we will set specific goals for reducing greenhouse gas emissions in alignment with the Paris Agreement 2015, under which governments mutually pledged to limit the increase in global temperatures to 1.5°C.

We have established targets for reductions in energy consumption, emissions, water usage, waste and other metrics and report on progress towards their achievement in our Sustainability Reports (available at www.ardaghmetalpackaging.com) on progress towards their achievement. In 2020, we revised our sustainability strategy and set new targets, in line with the 1.5°C pathway for Scope 1 and Scope 2 Emissions, and 2°C pathway for Scope 3 Emissions to reduce our carbon emissions by 2030. We intend to achieve these targets through a wide range of initiatives, including (i) greater usage of renewable energy, including the installation of solar projects in multiple production facilities (ii) promoting the use of recycled content (iii) pursuing energy-efficiency projects across our plant network (iv) procuring electricity from renewable sources (v) sourcing sustainable inputs from our supplier base and (vi) minimizing VOC emissions.

In September 2015, member states of the United Nations developed a plan for the next 15 years to end extreme poverty, fight inequality and injustice, and protect our planet. Underpinning this plan are the 17 Sustainable Development Goals (“SDGs”). As a signatory to United Nations Global Compact, our strategy is linked to specific SDGs including Affordable and Clean Energy (#7), Responsible Consumption and Production (#12), Climate Action (#13), Partnerships for the Goals (#17), Good Health and Wellbeing (#3), Quality Education (#4) and Gender Equality (#5).

We have once again been awarded Leadership Class ratings by CDP (formally the Carbon Disclosure Project), receiving an “A-” in respect of climate change and “A-” in respect of water management in 2021.

We aim to ensure a safe and healthy workplace for all of our employees by embedding a culture of safety awareness. Broad principles are supported by detailed policies and procedures to minimize accidents and injuries through continuous training and education. We are committed to promoting diversity and inclusion in the workplace and are establishing diversity and inclusion councils across our business units.

We are a significant local employer and seek to play a positive role in our communities, including promoting educational linkages with the community, through internships and apprenticeships. We have committed to invest approximately $50 million over the next 10 years in our local communities in the U.S., Brazil and Europe in science, technology, engineering and mathematics education initiatives for under-privileged children. Each plant also runs a community involvement program to raise environmental awareness, encourage recycling, and promote and support initiatives to help local charities and good causes.

Development

Our leading global positions have been established through organic expansion and strategic growth initiatives, we have also expanded our footprint through strategic investments in new capacity to support our customers’ growth, including most recently a new beverage can ends facility in Manaus, Brazil, completed in 2018 and in December 2020 we acquired a large brownfield building and site in Huron, Ohio, which is being converted into a new beverage can and ends plant, with ends production having commenced in November 2021. These initiatives, as well as other acquisitions and investments over many years, in existing and adjacent end-use categories, have increased our scale and diversification and provided opportunities to grow our business with both existing and new customers.

In February 2021, we set out a significant growth investment program comprising multiple projects in Metal Beverage Packaging to support our customers’ growth and to enhance our productivity. In response to the positive forecast demand outlook for our metal packaging we have a significant growth investment program planned in the period 2022 to 2025.

Our loss for the year ended December 31, 2021 was $210 million. Adjusted EBITDA and net cash from operating activities for the year ended December 31, 2021, were $662 million and $458 million, respectively.

The following chart illustrates the breakdown of our revenue by destination for the year ended December 31, 2021:

Total revenue of our two operating and reportable segments, Europe and Americas, for the year ended December 31, 2021 is $1,838 million and $2,217 million, respectively (2020: $1,599 million and $1,852 million, respectively; 2019: $1,556 million and $1,788 million, respectively).

Our Industry

The global packaging industry is a large, consumer-driven industry with stable growth characteristics. We operate in the metal beverage can sector and our target regions are Europe, North America and Brazil. Metal beverage cans are attractive to brand owners, as their strength and rigidity allows them to be filled at high speeds and easily transported, resulting in further efficiencies through the supply chain. The ability to customize and differentiate products supplied in metal beverage cans, through innovative design, shaping and printing, also appeals to our customers. The metal market has been marked by progressive lightweighting, which has generated material savings in input costs and logistics, while enhancing the consumer experience. This reduction in raw material and energy usage in the manufacturing process has also increased the appeal to end-users, who are increasingly focused on sustainability.

Our Competitive Strengths

●	Leader in Metal Beverage Packaging. We believe we are one of the leading suppliers of metal beverage can packaging solutions, capable of supplying multi-national, national and regional beverage producers in our target markets. We believe that we are the #2 supplier of metal beverage cans by value in Europe. In addition, we believe that we are the #3 supplier of metal beverage cans by value in the United States and Brazil. We believe the combination of our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service underpins our leading positions.
●	Long-term relationships with diverse blue-chip customer base. We supply some of the world’s best-known beverage brands with sustainable, innovative packaging solutions and have been recognized with numerous industry awards. We have longstanding relationships with many of our major customers, which include leading multinational, national and regional beverage companies. Some of our major customers include AB InBev, Britvic, Coca-Cola, Diageo, Heineken, Mark Anthony Brands, Monster Beverage, National Beverage Company, PepsiCo and Grupo Petrópolis, among others. In recent years, in

North America, in particular, we have significantly diversified our customer base by growing our business with customers in faster-growing end-use categories, including ready-to-drink (“RTD”) cocktails, sparkling waters, energy drinks and other beverages, as well as by adding new customers.
●	Focus on stable economies and generally growing product demand. We derive over 89% of our revenues from Europe and North America, which are mature economies characterized by generally predictable consumer spending and relatively low cyclicality, with the balance largely derived from the Brazilian beverage market. Our revenues are entirely generated from beverage end-use categories, including beer, carbonated soft drinks, energy drinks, hard seltzers, juices, sparkling waters, teas and other alcoholic and non-alcoholic beverages, demand for which is generally less impacted by economic cycles. In Europe, North America and Brazil, demand for metal beverage cans has accelerated in recent years, principally driven by new beverage product innovations, increased awareness by consumers of sustainability and, notably in Brazil, structural pack mix shifts by our customers. For our customers, beverage cans are more efficient to fill and easier to transport and store than other substrates. These advantages, together with beverage cans’ high level of recyclability, combine to provide our customers the lowest total cost of ownership.
●	Highly contracted revenue base. Over 80% of our revenue is backed by multi-year supply agreements ranging from two to seven years in duration, with the remainder largely pursuant to annual arrangements. A significant proportion of our sales volumes are supplied under contracts which include mechanisms that help to protect us from earnings volatility related to input costs, including aluminum and energy. Specifically, such arrangements include (i) multi-year contracts that include input cost pass-through and/or margin maintenance provisions and (ii) one-year contracts that allow us to negotiate pricing levels for our products on an annual basis at the same time that we determine our input costs for the relevant year.
●	Well-invested asset base with significant scale and operational excellence. We operate 24 strategically-located production facilities in 9 countries, enabling us to efficiently serve our customers with high quality and innovative products and services across multiple geographies. We pursue continuous improvement in our facilities and promote a culture of consistently pursuing excellence through standardizing and sharing best practices across our network of plants. We believe the total value proposition we offer our customers, in the form of geographic reach, customer service, product quality, reliability, design and innovation will enable us to continue to drive growth and profitability.
●	Significant and growing specialty can capacity. We have a significant presence in the specialty can segment, which our industry defines as all cans other than 12-ounce 211 diameter cans in the Americas, and all cans other than 330ml and 500ml 211 diameter cans in Europe. Specialty cans include slim cans, sleek cans and cans of a standard diameter but special height. The specialty can segment has grown at a faster rate than the standard can segment in recent years and typically offers more attractive margins. In 2021, specialty cans represented 45% of our total can shipments, with strong representation in both the Europe and Americas segments. Specialty can expansion represents over 70% of the capacity expansion under the Group’s growth investment program, following which we expect specialty cans will represent approximately 55% to 60% of our total capacity.
●	Attractive presence in faster-growing end-use categories. Different beverage categories are experiencing different rates of growth in the markets we serve. We have targeted growth in faster growing end-use categories of the beverage markets we serve, including RTD cocktails, hard seltzers and sparkling waters in North America and beer in Europe and in Brazil, while reducing our exposure to other end-use categories. We believe the mix of end-use categories we serve positions us well to continue to grow our business over the medium term.
●	Infinitely recyclable products respond to growing sustainability awareness. Metal beverage cans are infinitely recyclable without loss of quality. We estimate recycling rates to be at 76% in Europe, 56% in the United States and 97% in Brazil in 2019-2020. We believe that an increasing awareness of the benefits of sustainable packaging in many of our markets will favor pack mix shifts to metal beverage cans in the future. We also believe that legislative and other measures designed to increase recycling rates will favor our substrates in the future.
●	Technical leadership and innovation. We have advanced technical and manufacturing capabilities in metal beverage packaging, including research and development and engineering centers in the United States and Europe, principally based in Elk Grove, Illinois, and Bonn, Germany. Our capabilities have enabled us to develop product and process innovations to meet the dynamic needs of our customers. We have significant expertise in the production of value-added metal beverage cans, principally aluminum, with features such as high-quality graphic designs, colored tabs and tactile finishes. We produce metal beverage cans in a range of sizes and have been a leader in the introduction of lighter aluminum cans.

●	Proven track record of generating attractive returns through organic expansion, strategic investment and continuous improvement. Ardagh Group has grown its business since acquisition in 2016, through a combination of organic expansion, strategic investment and continuous improvement. Ardagh Group has increased its exposure to faster growing categories of the beverage market, as well as diversifying its customer base, notably in North America, thereby improving its mix. Ardagh Group has also made strategic investments, including the construction of its ends plant in Manaus, Brazil, in 2018 which allowed it to become self-sufficient for ends supply in that market, as well as converting its Rugby, UK, facility from steel to aluminum beverage cans. In addition, Ardagh Group has focused on continuous improvement across its businesses to optimize costs and drive efficiencies. We expect our principal focus to be on growth through organic expansion and strategic development and investment with new and existing customers, including through the announced growth investment program. We believe that we can maintain and grow attractive margins through business mix optimization, growth with new and existing customers, efficiency gains, cost reduction, working capital optimization and disciplined capital allocation.
●	Experienced management team with a proven track record and high degree of shareholder alignment. Members of our management team with extensive experience in the metal beverage packaging industry have demonstrated their ability to manage costs, adapt to changing market conditions, undertake strategic investments and acquire and integrate new businesses, thereby driving significant value creation. Our Chairman has a high degree of indirect ownership in our Company, as he controls the ultimate parent company of AMPSA. We believe this ownership promotes efficient capital allocation decisions and results in strong shareholder alignment and commitment to further shareholder value creation.

Our Business Strategy

Our principal objective remains to increase shareholder value by achieving growth in Adjusted EBITDA and cash generation. We aim to achieve this objective through organically growing our business, but will also continue to evaluate other acquisitions and strategic opportunities to enhance shareholder value. We pursue these objectives through the following strategies:

●	Grow Adjusted EBITDA and cash flow. We seek to leverage our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service to grow revenue with new and existing customers, improve our productivity, and reduce our costs. To increase Adjusted EBITDA, we will continue to take actions with respect to our assets and invest in growth opportunities, in line with our stringent investment criteria. To increase cash generation, we actively manage our working capital and capital expenditures. We have significantly expanded the previously announced growth investment program to cover the period 2022 to 2025, the implementation of which is expected to grow our revenue, Adjusted EBITDA and cash flow generation.
●	Continue to enhance product mix and profitability. We have enhanced our product mix over the years by replacing lower margin business with higher margin business and by pursuing growth opportunities in new and emerging end-use categories of the beverage market. We will continue to develop long-term partnerships with existing and new customers, including new and emerging growth customers, and selectively pursue such opportunities that will grow our business and improve our overall profitability. We are investing in significantly growing our specialty can mix and our investments will be supported by long-term customer contracts and commitments.
●	Emphasize operational excellence and optimize manufacturing base. In managing our businesses, we seek to improve our efficiency, control our costs and preserve and expand our margins. We aim to consistently reduce total costs through implementing operational efficiencies, promoting continuous improvement and investing to enhance our production capacity. We will continue to take actions to enhance efficiency through continuous improvement, best practice sharing and investment, enabling us to serve our existing and new customers’ exacting requirements for sustainable packaging.
●	Enhance our environmental and social sustainability impact. We will continue to improve the sustainability profile of our business. In 2020, we revised our sustainability strategy and set new targets, in line with the 1.5°C pathway for Scope 1 and 2 Emissions, and 2°C pathway for Scope 3 Emissions to reduce our carbon emissions by 2030, in addition to committing to adoption of Science-Based Sustainability Targets through the Science Based Targets initiative. We seek to ensure that we meet the evolving requirements of end consumers and our customers, while creating a safe and inclusive environment for our employees, contributing positively to the communities in which we operate, improving our efficiency, controlling our costs and preserving and expanding our margins while at the same time growing our revenue, Adjusted EBITDA and free cash flow generation.
●	Evaluate and pursue strategic opportunities. We are a leading player in the beverage can sector in Europe, North America and Brazil, all of which are markets where beverage can demand is projected to grow. Our principal near and medium-term focus is to organically grow our business through the implementation of the growth investment program from 2022 – 2025 to support our customers’ growth in each region. We may also evaluate and pursue other strategic opportunities, to grow with existing or new customers, including in new markets that offer attractive risk-adjusted returns, in line with our stringent investment criteria and focus on enhancing shareholder value.

Manufacturing and Production

As of December 31, 2021, we operated 24 production facilities in 9 countries and had approximately 5,800 employees. Our plants are currently located in 7 European countries, as well as in Brazil and the United States.

The following table summarizes Metal Beverage Packaging’s principal production facilities as of December 31, 2021.

Number of
Production
Location	Facilities
United States (1)	9
Germany	4
Brazil	3
United Kingdom	3
Other European countries(2)	5
24
(1)	In December 2020, we acquired a facility in Huron, Ohio, which is being converted into a new beverage can and ends plant, with ends production having commenced in November 2021.
(2)	One facility in each of Austria, France, the Netherlands, Poland and Spain.

Industry Overview

We operate in the beverage can segment of the consumer metal packaging industry.

The beverage can sector is growing in each of Europe, North America and Brazil. In each of these markets demand for metal beverage cans has accelerated in recent years, principally driven by new beverage product innovations, increased awareness by consumers of sustainability and, notably in Brazil pack mix shifts. In addition, the convenience of filling, transporting and stocking beverage cans, compared with alternative substrates are believed to be contributing to this growth. Growth in unit volumes of specialty beverage cans has exceeded growth in standard beverage cans, thereby increasing specialty can penetration, a trend that is expected to continue.

We believe the purchasing decisions of retail consumers are significantly influenced by packaging. Consumer product manufacturers and marketers are increasingly using packaging to position their products in the market and differentiate them from alternative products. A growing awareness of sustainability issues among consumers, as well as potential regulatory or legislative changes in this area, are also expected to influence future packaging decisions by consumer product manufacturers. The development and production of premium, differentiated packaging products with additional value-added features require a higher level of design capabilities, manufacturing and process know-how and quality control than for more standardized products.

Customers

We operate production facilities in Europe, the United States and Brazil, and we sell metal beverage cans to multinational, regional and national customers in these regions. We supply leading manufacturers in each of the markets we serve, including AB InBev, Britvic, Coca-Cola, Diageo, Heineken, Mark Anthony Brands, Monster Beverage, National Beverage Company, PepsiCo and Grupo Petrópolis, among others.

Our top ten customers represented approximately 58% of our revenue in 2021. We estimate that over 80% of our revenue is backed by multi-year supply agreements, ranging from two to seven years in duration. These contracts generally provide for the pass-through of metal price fluctuations and, in most cases, most of variable cost movements, while others have tolling arrangements whereby customers arrange for the procurement of metal themselves. In addition, within multi-year relationships, both parties can work together to streamline the product, service and supply process, leading to significant cost reductions and improvements in product and service, with benefits arising to both parties. Wherever possible, we seek to enter into multi-year supply agreements with our customers. In other cases, sales are made under commercial supply agreements, typically of one-year’s duration, with prices based on expected purchase volumes.

Competitors

Our principal competitors in metal beverage packaging include Ball Corporation, Crown Holdings, and Can Pack.

Raw Materials and Suppliers

The principal raw materials used in our business are aluminum, steel, coatings and lining compounds. Over 95% of our metal raw material spend in 2021 related to aluminum. Our major aluminum suppliers include Constellium, Speira, Novelis and Tri-Arrows.

We continuously seek to minimize the price of raw materials and reduce exposure to price movements in a number of ways, including the following:

●	harnessing the scale of our global metal purchasing requirements, to achieve better raw materials pricing;
●	entering into variable-priced pass-through contracts with customers, whereby selling prices are indexed to the price of the underlying raw materials;
●	maintaining the focus on metal content reduction;
●	continuing the process of reducing spoilage and waste in manufacturing;
●	rationalizing the number of both specifications and suppliers; and
●	hedging the price of aluminum ingot and the related euro/U.S. dollar exposure.

Aluminum is typically purchased under three-year contracts, with prices that are fixed in advance. Despite an increase in the level of aluminum production being targeted to new end-use applications, including automotive and aerospace, we believe that adequate quantities of the relevant grades of packaging aluminum will continue to be available from various producers and that we are not overly dependent upon any single supplier. Some of our aluminum requirements are subject to tolling arrangements with our customers, whereby risk and responsibility for the procurement of aluminum is managed by the customer.

Distribution

We use various freight and haulage contractors to make deliveries to customer sites or warehousing facilities. In some cases, customers make their own delivery arrangements and therefore may purchase from us on an ex-works basis. Warehousing facilities are primarily situated at our manufacturing facilities; however, in some regions, networks of externally-rented warehouses at strategic third-party locations, close to major customers’ filling operations are used.

Innovation, Research and Development

The majority of our innovation, development and engineering activities are primarily concentrated at our regional technical center in Elk Grove, Illinois and at our research facility in Bonn, Germany. These centers focus on identifying and serving the existing and potential needs of customers, including the achievement of cost reductions, particularly metal content reduction, and meeting new and anticipated legislative requirements, as well as providing technology, engineering and support services to our product facilities and customers.

We currently hold and maintain a number of patent families, filed in several jurisdictions and covering a range of different products.

Employees

As of December 31, 2021, we had approximately 5,800 employees globally, of which approximately 3,200 were located in Europe, approximately 1,800 were located in the United States and approximately 800 employees were located in Brazil.

We strive to maintain a safe working environment for all of our employees, with safety in the workplace being a key objective, measured through individual accident reports, detailed follow-up programs and key performance indicator reporting. We believe that our safety record is among the best in the industry.

The health and safety of our 5,800 employees and their families and communities, as well as our contractors, suppliers and customers has been our highest priority since the outbreak of COVID-19. We established a Group-wide task force to ensure an effective and consistent response across our business. Regular updates have been issued and a dedicated intranet site established to facilitate effective communication of recommendations, policies and procedures. Communication with all stakeholders has been a core element in our response. Measures continue to evolve in line with best practice and with recommendations by national health authorities and the World Health Organization. Initiatives introduced to date have included: enhanced hygiene procedures in all locations, including temperature screening and increased cleaning in our production facilities; increased investment in personal protective equipment; adapting work practices and routines to ensure social distancing; establishing procedures for self-isolation; travel advisories including restrictions on all non-essential travel, prior to broader restrictions on any travel; restrictions on visitors to our production facilities or by our employees to external facilities; actively encouraging and ultimately requiring remote working for non-operational personnel, and enhancing our IT capability to facilitate increased remote working.

The majority of our employees are members of labor unions or are subject to centrally-negotiated collective agreements. We generally negotiate national contracts with our unions, with variations agreed at the local plant level. Most such labor contracts have a duration of one to two years. Our management believes that, overall, our current relations with our employees are good.

For the employees of our subsidiaries located in countries of the European Union we have established an EWC in compliance with EU directives. The EWC acts as a communications conduit and consultative body between our EU subsidiaries and our employees. All the elected EWC country employee representatives meet at least once a year and senior management attends an annual EWC Forum meeting.

The EWC has the right to be notified of any special circumstances that would have a major impact on the interests of employees. In order to facilitate this process in an efficient and effective way, the EWC has elected a Select Committee which meets at least four times a year with a senior management delegation to discuss any matters which are of interest for the EWC.

EWC delegates are elected for four-year terms on the basis of legal principles or practices in the relevant countries, while the allocation of EWC delegates between countries is governed by EU directives.

Environmental, Health and Safety and Product Safety Regulation

Our operations and properties are regulated under a wide range of laws, ordinances and regulations and other legal requirements concerning the environment, health and safety and product safety in each jurisdiction in which we operate. We believe that our manufacturing facilities are in compliance, in all material respects, with these laws and regulations.

The principal environmental issues we face include the environmental impact of the disposal of water used in our production processes, generation and disposal of waste, the receiving, use and storage of hazardous and non-hazardous materials, the potential contamination and subsequent remediation of land, surface water and groundwater arising from our operations and the impact on air quality through gas and particle emissions, including the emission of greenhouse gases.

Our substantial operations in the EU are subject to, among additional requirements, the requirements of the IED which requires that operators of industrial installations, including can making installations, take into account the whole environmental performance of the installation and obtain and maintain compliance with a permit, which sets emission limit values that are based on best available techniques.

Furthermore, the EU Directive on environmental liability with regard to the prevention and remedying of environmental damage aims to make those who cause damage to the environment (specifically damage to habitats and species protected by EU law, damage to water resources and land contamination which presents a threat to human health) financially responsible for its remediation. It requires operators of industrial premises (including those which hold a permit governed by the IED) to take preventive measures to avoid environmental damage, inform the regulators when such damage has or may occur and to remediate contamination.

Our U.S. operations are also subject to stringent and complex U.S. federal, state and local laws and regulations relating to environmental protection, including the discharge of materials into the environment, health and safety and product safety including, but not limited to: the U.S. federal Clean Air Act, the U.S. federal Water Pollution Control Act of 1972, the U.S. federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”). These laws and regulations may, among other things (i) require obtaining permits to conduct industrial operations; (ii) restrict the types and quantities and concentration of various substances that can be released into the environment; (iii) result in the suspension or revocation of necessary permits, licenses and authorizations; (iv) require that additional pollution controls be installed and (v) require remedial measures to mitigate pollution from former and ongoing operations, including related natural resource damages. Specifically, certain U.S. environmental laws, such as CERCLA, or Superfund, and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for the investigation and remediation of releases or the disposal of regulated materials into the environment including soil and groundwater, as well as for damages to natural resources.

In North America, sales of beverage cans are affected by governmental regulation of packaging, including deposit return laws. As of January 1, 2019, there were ten U.S. states with container deposit laws in effect, requiring consumer deposits of between 5 and 15 cents (USD), depending on the size of the container or product. In Canada, there are 10 provinces and three territories. Deposit laws cover some form of beverage container in all provinces and territories except the territory of Nunavut, which does not have a deposit program. The range for deposits are between 5 and 40 cents (Canadian Dollar), depending on size of container and type of beverage.

A wider roll out of packaging deposit return systems in Europe, such as that proposed in Scotland from July 2022, can lead to cost increases for collection and recycling of beverage cans and therefore potentially have impacts on the packaging material mix at retailers.

Many beverages and containers, particularly new product innovations and unique alcohol beverage products, are not clearly defined in U.S. and Canadian deposit laws. The text of some U.S. and Canadian deposit laws expressly exempts certain beverages or containers from application of the deposit laws. In many states, certain common beverage categories are simply not found in the text of the deposit law. Local agencies provide final decisions on the application of deposit laws. Many states are defining their own beverage categories with local agencies providing final decisions on the application of deposit laws.

We are also committed to ensuring that safe operating practices are established, implemented and maintained throughout our organization. In addition, we have instituted active health and safety programs throughout our company. See “Risk Factors—Risks Relating to Our Business—We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.”

Legal Proceedings

We are involved from time to time in various claims and lawsuits arising in the ordinary course of business, such as employee claims, disputes with suppliers, environmental liability claims and intellectual property disputes. We believe that none of these proceedings, either individually or in aggregate, are expected to have a material adverse effect on its business, financial condition, results of operations or cash flows.

History and Development

Ardagh Group traces its origins back to 1932 in Dublin, Ireland, when the Irish Glass Bottle Company was founded and listed on the Irish Stock Exchange. Ardagh Group operated a single glass plant in Dublin, largely serving the domestic beverage and food customer base until 1998, when Yeoman International, led by the current Chairman and Chief Executive Officer and major shareholder, Paul Coulson, took an initial stake in Ardagh Group, becoming Chairman later that year.

Since 1999, Ardagh Group has played a major role in the consolidation of the global metal and glass packaging industries, completing 23 acquisitions and significantly increasing our scope, scale, and geographic presence.

AMPSA was incorporated under the laws of the Grand Duchy of Luxembourg on January 20, 2021 as a public limited liability company (société anonyme) having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 251465. AMPSA currently operates 24 production facilities globally, located in Europe (12), North America (9) and Brazil (3). These comprise 19 facilities producing beverage cans and four facilities producing can ends. The history and development of AMPSA’s production facility footprint has been as follows:

●	In June 2016, Ardagh Group acquired the assets required to be divested by Ball Corporation and Rexam PLC to gain approval for the acquisition of Rexam PLC by Ball Corporation. The divested assets comprised 22 production facilities, located in Europe (12), North America (8) and Brazil (2).
●	The twelve production facilities acquired by Ardagh Group in Europe comprised ten former Ball Corporation plants, as well as two former Rexam PLC production facilities. Ball Corporation had established and grown its presence in Europe, principally through the acquisition of Schmalbach-Lubeca in 2008, at the time the second largest manufacturer of beverage cans in Europe. Rexam PLC had established and grown its beverage can business in Europe through the acquisitions of PLM, AB, Swedish-listed beverage can and glass bottle manufacturer, acquired in 1999, and American National Can Corporation, acquired in 2000, as well as organic investments in new capacity. The eight production facilities acquired in North America represented part of the former Rexam PLC business. Finally, the two production facilities in Brazil were formerly owned by Latapack-Ball, a joint venture in which Ball Corporation had held an approximately 60% stake. In December 2015, Ball Corporation acquired full ownership of this joint venture, prior to divesting these two production facilities.
●	In 2018, the construction of a greenfield production facility in Manaus, Brazil was completed, which supplies can ends to our can production facilities in Jacarei, Brazil and Alagoinhas, Brazil.
●	In October 2020, Ardagh Group announced a $1.5 billion growth investment program to grow the metal packaging business. In February 2021, the Group announced its decision to undertake additional investments increasing the total amount of the growth investment program to $1.8 billion, to grow the metal packaging business in the period from 2021 to 2024. In response to the positive forecast demand outlook for our metal packaging, we have a significant growth investment program planned in the period 2022 to 2025.
●	In December 2020, the Group acquired a large brownfield and building site in Huron, Ohio, which is being converted into a new beverage can and ends plant, with ends production having commenced in November 2021.
●	In February 2021, the combination with GHV was announced, whereby AMPSA would be separately listed on the NYSE. This combination with GHV was completed in August 2021, and AMPSA began trading on the NYSE under the ticker “AMBP”. At December 31, 2021, AGSA retains a stake of approximately 75% in AMPSA and intends to remain a long-term majority shareholder.
●	In October 2021, the Group set out plans for a new can facility in the U.S. South-West. This multi-line plant will be based in Arizona and will add an initial 3.5 billion of additional capacity to support customers’ growth.
●	In November 2021, the Group announced the acquisition of Quebec-based Hart Print, a North America based innovator in digital printing services to the beverage market.
●	In November 2021, the Group announced that it plans to build a new state-of-the-art $200 million beverage can plant in Northern Ireland. The plant will be located near Belfast and will service the growing needs of AMP’s beverage customers in Ireland, the United Kingdom and Europe.

The SEC maintains an internet site at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC.

The Company routinely posts important information on the Company website https://www.ardaghmetalpackaging.com/corporate/investors. This website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

Organizational Structure

The following table provides information relating to our principal operating subsidiaries, all of which are wholly owned, at December 31, 2021.

Country of
Company	Incorporation
Ardagh Metal Beverage Manufacturing Austria GmbH	Austria
Ardagh Metal Beverage Trading Austria GmbH	Austria
Latas Indústria de Embalagens de Alumínio do Brasil Ltda.	Brazil
Ardagh Indústria de Embalagens de Metálicas do Brasil Ltda.	Brazil
Ardagh Metal Beverage Trading France SAS	France
Ardagh Metal Beverage France SAS	France
Ardagh Metal Beverage Germany GmbH	Germany
Ardagh Metal Beverage Trading Germany GmbH	Germany
Ardagh Metal Beverage Trading Netherlands B.V.	Netherlands
Ardagh Metal Beverage Netherlands B.V.	Netherlands
Ardagh Metal Beverage Trading Poland Sp. z o.o	Poland
Ardagh Metal Beverage Poland Sp. z o.o	Poland
Ardagh Metal Beverage Trading Spain SL	Spain
Ardagh Metal Beverage Spain SL	Spain
Ardagh Metal Beverage Europe GmbH	Switzerland
Ardagh Metal Beverage Trading UK Limited	United Kingdom
Ardagh Metal Beverage UK Limited	United Kingdom
Ardagh Metal Beverage USA Inc.	United States

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read together with, and is qualified in its entirety by reference to the Consolidated Financial Statements included in this prospectus, beginning on page F-2. The following discussion should also be read in conjunction with “Financial Statement Presentation” and “Selected Historical Consolidated Financial and Other Data”. Except for the historical information contained herein, the discussions in this section contain forward-looking statements that reflect our plans, and beliefs and involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Some of the measures used in this prospectus are not measurements of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities as a measure of liquidity or an alternative to operating profit/(loss) or profit/(loss) for the year, as indicators of our operating performance or any other measures of performance derived in accordance with IFRS.

Business Drivers

The main factors affecting our results of operations for the Group are: (i) global economic trends, end-consumer demand for our products and production capacity of our manufacturing facilities; (ii) prices of energy and raw materials used in our business, primarily aluminum, steel and coatings, and our ability to pass through these and other cost increases to our customers, through contractual pass through mechanisms under multi-year contracts, or through renegotiation in the case of short-term contracts; (iii) investment in operating cost reductions; (iv) acquisitions; and (v) foreign exchange rate fluctuations and currency translation risks arising from various currency exposures, primarily with respect to the euro, U.S. dollar, British pound, Polish zloty and Brazilian real.

AMP generates its revenue from supplying metal can packaging to the beverage end-use category. Revenue is primarily dependent on sales volumes and sales prices.

Sales volumes are influenced by a number of factors, including factors driving customer demand, seasonality and the capacity of our metal beverage packaging plants. Demand for our metal beverage cans may be influenced by trends in the consumption of beverages, industry trends in packaging, including marketing decisions, and the impact of environmental regulations and shifts in consumer sentiment towards a greater awareness of sustainability. The demand for our beverage products is strongest during spells of warm weather and therefore demand typically, based on historical trends, peaks during the summer months, as well as in the period leading up to holidays in December. Accordingly, we generally build inventories in the first and fourth quarter in anticipation of the seasonal demands in our beverage business.

AMP’s Adjusted EBITDA is based on revenue derived from selling our metal beverage cans and is affected by a number of factors, primarily cost of sales. The elements of our cost of sales include (i) variable costs, such as electricity, raw materials (including the cost of aluminum), packaging materials, decoration and freight and other distribution costs, and (ii) fixed costs, such as labor and other plant-related costs including depreciation and maintenance. In addition, sales, marketing and administrative costs also impact Adjusted EBITDA. AMP’s variable costs have typically constituted approximately 75% and fixed costs approximately 25% of the total cost of sales for our business.

Cyber Security Incident

On May 17, 2021, the Group announced that it had experienced a cyber security incident, the response to which included pro-actively shutting down certain IT systems and applications used by the business. Key systems were brought back online securely, in a phased manner and in line with our plan. Production at all of our manufacturing facilities continued to operate throughout this period, though we experienced some shipping delays as a result of this incident.

We believe that our existing information technology control environment is appropriately robust and consistent with industry standards. However, we are reviewing our information technology roadmap and accelerating planned IT investments to further improve the effectiveness of our information security. We do not believe that our growth investment program has been impacted by this incident. The Group notified relevant authorities in relation to the exfiltration and dissemination of data which arose in connection with this incident.

AMPSA entered into a letter agreement with AGSA, dated May 21, 2021, under which AGSA agreed to indemnify, defend and hold harmless the Company and its subsidiaries and their respective successors from and against any and all losses that could be anticipated to arise prior to December 31, 2021, resulting from this cyber security incident (the “Indemnification Letter Agreement”). See “Certain Relationships and Related Person Transactions” in this prospectus. During the year ended December 31, 2021, the Group incurred $31 million of losses and incremental costs related to this incident, including $26 million ($15 million in Europe and $11 million in Americas) of losses and incremental costs within adjusted EBITDA and $5 million of exceptional costs, all of which have been offset by income received and the associated indemnification receivable which was subsequently cash settled before December 31, 2021, under the aforementioned agreement with AGSA.

Recent Acquisitions, Divestments and Developments

Combination of AMPSA with GHV

On February 22, 2021, AMPSA announced its entry into the Business Combination Agreement by and among AMPSA, AGSA, MergeCo and GHV, pursuant to which the Business Combination was consummated and, following the Merger of GHV with and into MergeCo, GHV became a directly wholly owned subsidiary of AMPSA, to create an independent, pure-play beverage can public company.

In connection with the transactions, on March 12, 2021, two affiliates of the Group (the “Co-Issuers”) issued green bonds of approximately $2.8 billion equivalent, consisting of €450 million 2.000% Senior Secured Notes due 2028, $600 million 3.250% Senior Secured Notes due 2028, €500 million 3.000% Senior Notes due 2029 and $1,050 million 4.000% Senior Notes due 2029 (the “AMP Notes Issuance”).

In connection with the AMP Notes Issuance, AGSA designated the Co-Issuers and subsidiaries of AMP as unrestricted subsidiaries under its bond indentures and the Global Asset Based Loan Facility.

In connection with the Business Combination, AGSA effected on April 1, 2021 a series of transactions that resulted in (a) the equity interests of Ardagh Packaging Holdings Limited, an Irish subsidiary of AGSA, and certain other subsidiaries of AGSA that are engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends being directly or indirectly owned by AMPSA (all such entities collectively, the “AMP Entities”) and (b) any assets and liabilities relating to the business of AGSA (other than the AMP Business) that were held by the AMP Entities being transferred to subsidiaries of AGSA that are not AMP Entities, and assets and liabilities relating to the AMP Business that were held by subsidiaries of AGSA (other than the AMP Entities) being transferred to the AMP Entities (such transactions, collectively, the “AMP Transfer”).

On August 4, 2021, in accordance with the terms of the Business Combination Agreement, the parties consummated the Merger and, pursuant to the terms of Subscription Agreements dated February 22, 2021, among AMPSA, GHV and certain investors (the “Subscribers”) in a private placement, the Subscribers subscribed for and purchased 69,500,000 Shares at a purchase price of $10 per share, for an aggregate cash amount of $695 million, which included 9.5 million Shares acquired pursuant to the “back stop” provisions of the subscription agreement entered into by GHV Sponsor. In addition, at the closing of the Merger, all shares of GHV Class A common stock outstanding immediately prior to the effective time of the Merger (after giving effect to any requested stockholder redemptions) were contributed to AMPSA in exchange for newly issued Shares, and all warrants exercisable for the purchase of shares in GHV were converted into warrants exercisable for the purchase of Shares.

In connection with the consummation of the Business Combination, AGSA (i) retained an approximate 81.85% interest in AMPSA, (ii) received aggregate cash consideration of $2,315,000,000, paid upon the consummation of the AMP Transfer in cash and in equivalent U.S. dollars or euros (or a combination thereof) and $996,927,301.74, paid in cash at the closing of the Merger, and (c) has the right to receive, during the five-year period commencing 180 days after the closing of the Merger, up to 60,730,000 Earnout Shares in five equal installments if the price of Shares maintains for a certain period of time a volume weighted average price greater than or equal to $13.00, $15.00, $16.50, $18.00 and $19.50, as applicable. Please refer to note 21 to the consolidated financial statements for further details.

On August 5, 2021, AMPSA listed its Shares and Warrants on the New York Stock Exchange under the new ticker symbols “AMBP” and “AMBP.WS”, respectively.

On August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million, which amount increased to $325 million on September 29, 2021.

On September 7, 2021, AGSA launched an exchange offer pursuant to which it offered 2.5 Shares in exchange for each Class A common shares of AGSA that was validly tendered and not withdrawn at the closing of the exchange offer. Approximately 84% of the total outstanding Class A common shares of AGSA were exchanged, bringing AGSA’s ownership of AMPSA to approximately 75% and the public float to approximately 25%.

The Group is a leading supplier of metal beverage cans globally, with a particular focus on the Americas and Europe. The business supplies sustainable and infinitely recyclable metal packaging to a diversified customer base of leading global, regional and national beverage producers. AMPSA operates 24 production facilities in Europe and the Americas, employs approximately 5,800 people and recorded revenues of $4.1 billion in 2021.

Critical Accounting Policies

We prepare our financial statements in accordance with IFRS as issued by the IASB. A summary of significant accounting policies is contained in note 3 to our audited consolidated financial statements for the three years ended December 31, 2021. In applying accounting principles, we make assumptions, estimates and judgments which are often subjective and may be affected by changing circumstances or changes in our analysis. Material changes in these assumptions, estimates and judgments have the potential to materially alter our results of operations. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Business combinations and goodwill

All business combinations are accounted for by applying the purchase method of accounting. This involves measuring the cost of the business combination and allocating, at the acquisition date, the cost of the business combination to the assets acquired and liabilities assumed. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in sales, general and administration expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Any contingent consideration is recognized at fair value at the acquisition date.

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to those groups of CGUs that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment or whenever indicators suggest that impairment may have occurred.

Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

Impairment of goodwill

Goodwill acquired through a business combination has been allocated to groups of CGUs for the purpose of impairment testing based on the segment into which the business combination is assimilated. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes. As at the reporting date, Europe and Americas were the groups of CGUs to which goodwill was allocated and monitored.

Value-in-use

The Group used the value in use (“VIU”) model for the purposes of the goodwill impairment testing, as this reflects the Group’s intention to hold and operate the assets. However, if an impairment indicator exists for a CGU, the Group uses the fair value less costs of disposal (“FVLCD”) model in order to establish the recoverable amount being the higher of the VIU model and the FVLCD model when compared to the carrying value of the CGU.

The VIU model used the 2022 budget approved by the Board and a three-year forecast for 2023 to 2025 (2020 three-year forecast period). The budget and forecast results were then extended for a further one-year period (2020: one-year period) making certain assumptions, including the profile between long-term depreciation and capital expenditure in addition to the how changes in input cost will impact customer pricing, in line with historic practice and contractual terms.

The terminal value assumed long-term growth based on a combination of factors including long-term inflation in addition to industry and market specific factors. The terminal value is estimated based on capitalizing the year 5 cash flows in perpetuity. The range of growth rates applied by management in respect of the terminal values applicable to all groups of CGU’s were 1.0% (2020: 1.0%).

Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance capital expenditure, depreciation, amortization, tax paid, working capital and lease principal repayments.

The discount rate applied to cash flows in the VIU model was estimated using our weighted average cost of capital as determined by the Capital Asset Pricing Model with regard to the risks associated with the cash flows being considered (country, market and specific risks of the asset).

The modelled cash flows take into account the Group’s established history of earnings, cash flow generation and the nature of the markets in which we operate, where product obsolescence is low. The key assumptions employed in modelling estimates of future cash flows are subjective and include projected Adjusted EBITDA, discount rates and growth rates, replacement capital expenditure requirements, rates of customer retention and the ability to maintain margin through the pass through of input cost inflation.

The discount rates used ranged from 4.4% - 7.7% (2020: 5.1% - 7.9%). These rates are pre-tax. These assumptions have been used for the analysis for each group of CGUs. Management determined budgeted cash flows based on past performance and its expectations for the market development.

For all CGUs, a sensitivity analysis was performed reflecting potential variations in terminal growth rate and discount rate assumptions. In all cases the recoverable values calculated were in excess of the carrying values of the CGUs. The variation applied to terminal value growth rates and discount rates was a 50 basis points decrease and increase respectively and represents a reasonably possible change to the key assumptions of the VIU model. Further, a reasonably possible change to the operating cash flows would not reduce the recoverable amounts below the carrying value of the CGUs.

Income taxes

The Group is subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit matters based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Measurement of employee benefit obligations

The Group follows the guidance of IAS 19(R) to determine the present value of our obligations to current and past employees in respect of defined benefit pension obligations, other long-term employee benefits and other end of service employee benefits, which are subject to similar fluctuations in value in the long-term. We, with the assistance of a network of professionals, value such liabilities designed to ensure consistency in the quality of the key assumptions underlying the valuations.

The principal pension assumptions used in the preparation of the financial statements take account of the different economic circumstances in the countries in which we operate and the different characteristics of the respective plans including the length of duration of liabilities.

The ranges of the principal assumptions applied in estimating defined benefit obligations were:

	Germany		UK		U.S.
	2021	2020	2021	2020	2021	2020
	%	%	%	%	%	%
Rate of inflation	1.70	1.50	3.20	2.70	2.20	2.50
Rate of increase in salaries	2.50	2.50	2.60	2.00	3.00	3.00
Discount rate	1.16	1.05	1.90	1.50	3.04	2.55

Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience.

These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:

	Germany		UK		U.S.
	2021	2020	2021	2020	2021	2020
	Years	Years	Years	Years	Years	Years
Life expectancy, current pensioners	22	22	22	22	21	21
Life expectancy, future pensioners	25	25	23	23	22	22

If the discount rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would increase by an estimated $47 million (2020: $54 million). If the discount rate were to increase by 50 basis points, the carrying amount of the pension obligations would decrease by an estimated $41 million (2020: $47 million).

If the inflation rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $15 million (2020: $23 million). If the inflation rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $16 million (2020: $24 million).

If the salary increase rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $20 million (2020: $26 million). If the salary increase rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $21 million (2020: $27 million).

The impact of increasing the life expectancy by one year would result in an increase in the Group’s liability of $14 million at December 31, 2021 (2020: $15 million), holding all other assumptions constant.

Exceptional items

The Group’s consolidated income statement, cash flow and segmental analysis separately identify results before specific items. Specific items are those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence to provide additional information. Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment or footprint reorganization, directly attributable acquisition costs and acquisition integration costs, and other transaction-related costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to and associated with plant builds, significant new line investments, major litigation costs and settlements and impairments of non-current assets. In this regard the determination of “significant” as included in our definition uses qualitative and quantitative factors. Judgment is used by the Group in assessing the particular items, which by virtue of their scale and nature, are disclosed in the Group’s consolidated income statement, and related notes as exceptional items. Management considers columnar presentation to be appropriate in the consolidated income statement as it provides useful additional information and is consistent with the way that financial performance is measured by management and presented to the Board. Exceptional restructuring costs are classified as restructuring provisions and all other exceptional costs when outstanding at the balance sheet date are classified as exceptional items payable.

Recently adopted accounting standards and changes in accounting policies

The impact of new standards, amendments to existing standards and interpretations issued and effective for annual periods beginning on or after January 1, 2021 have been assessed by the Board as not having had a material impact on the Group.

Recent accounting pronouncements

The Board’s assessment of the impact of new standards, which are not yet effective and which have not been early adopted by the Group, on the consolidated financial statements and disclosures is on-going.

Operating Results

Year Ended December 31, 2021 compared to Year Ended December 31, 2020

	Year ended
	December 31,
	2021	2020

	(in $ millions)
Revenue	4,055	3,451
Cost of sales	(3,439)	(2,903)
Gross profit	616	548
Sales, general and administration expenses	(418)	(189)
Intangible amortization	(151)	(149)
Operating profit	47	210
Net finance expense	(235)	(70)
(Loss)/profit before tax	(188)	140
Income tax charge	(22)	(29)
(Loss)/profit for the year	(210)	111

Revenue

Revenue in the year ended December 31, 2021 increased by $604 million, or 18%, to $4,055 million, compared with $3,451 million in the year ended December 31, 2020. The increase in revenue is primarily driven by favorable volume/mix effects of 5%, which includes an impact of the Group’s growth investment program, the pass through to customers of higher metal costs and favorable foreign currency translation effects of $80 million.

Cost of sales

Cost of sales in the year ended December 31, 2021 increased by $536 million, or 18%, to $3,439 million, compared with $2,903 million in the year ended December 31, 2020. The increase in cost of sales is mainly due to the impact of higher sales as outlined above, unfavorable currency translation effects and higher exceptional cost of sales, partly offset by lower input and other operating costs. Exceptional cost of sales increased by $23 million, mainly reflecting higher start-up related costs relating to the Group’s investment programs. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.

Gross profit

Gross profit in the year ended December 31, 2021 increased by $68 million, or 12%, to $616 million, compared with $548 million in the year ended December 31, 2020. Gross profit percentage in the year ended December 31, 2021 decreased by 70 basis points to 15.2%, compared with 15.9% in the year ended December 31, 2020. Excluding exceptional cost of sales, gross profit percentage in the year ended December 31, 2021 decreased by 20 basis points to 15.9%, compared with 16.1% in the year ended December 31, 2020 as a result of the items outlined above in revenue and cost of sales.

Sales, general and administration expenses

Sales, general and administration expenses in the year ended December 31, 2021 increased by $229 million, or 121%, to $418 million, compared with $189 million in the year ended December 31, 2020. Excluding exceptional items, sales, general and administration expenses are in line compared with the year ended December 31, 2020. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.

Intangible amortization and impairment

Intangible amortization and impairment in the year ended December 31, 2021 increased by $2 million, to $151 million, compared with $149 million in the year ended December 31, 2020. The increase was mainly due to foreign exchange effects.

Operating profit

Operating profit in the year ended December 31, 2021 decreased by $163 million, or 78%, to $47 million compared with $210 million in the year ended December 31, 2020. The decrease in operating profit primarily reflected the increase in exceptional sales, general and administration expenses, which comprised $242 million of transaction-related and other costs, predominantly the $205 million expense relating to the service for the listing of the Shares upon the completion of the Business Combination, partly offset by a higher gross profit.

Net finance expense

Net finance expense in the year ended December 31, 2021 increased by $165 million, or 236%, to $235 million, compared with $70 million in the year ended December 31, 2020. Net finance expense for the year ended December 31, 2021 and 2020 comprised of the following:

	Year ended
	December 31,
	2021	2020

	(in $ millions)
Senior Secured and Senior Notes	72	—
Interest on related party borrowings	43	146
Net pension interest cost	3	3
Foreign currency translation loss/(gain)	49	(93)
Losses on derivative financial instruments	—	5
Other net finance expense	11	9
Finance expense before exceptional items	178	70
Exceptional finance expense	57	—
Net finance expense	235	70

Senior Secured and Senior Notes increased by $72 million in the year ended December 31, 2021 compared with the year ended December 31, 2020. The increase relates to interest expense on the Senior Secured and Senior Notes as a result of the AMP Notes Issuance.

Interest on related party borrowings in the year ended December 31, 2021 decreased by $103 million, or 71%, to $43 million, compared with $146 million in the year ended December 31, 2020. The decrease primarily relates to the settlement of the related party borrowings with Ardagh Group on April 1, 2021. Further analysis of the Group’s financing activity is set out in the “Supplemental Management’s Discussion and Analysis” section.

Gains on derivative financial instruments recognized through net finance expense were $nil in the year ended December 31, 2021.

Foreign currency translation losses in the year ended December 31, 2021 increased by $142 million to $49 million, compared with a gain of $93 million in the year ended December 31, 2020 driven by foreign exchange rate fluctuations, primarily the U.S. dollar and British pound.

$57 million exceptional finance expense for the year ended December 31, 2021 primarily comprised of a charge of $52 million from AGSA for redemption premiums and issuance costs on related party borrowings in conjunction with the AMP Transfer and $5 million interest payable on the AMP Notes Issuance in March 2021 related to the period prior to completion of the AMP Transfer on April 1, 2021, partly offset by a foreign currency translation gain of $13 million on the promissory note issued by the Company to AGSA as part of the consideration in connection with the Business Combination (the “AMP Promissory Note”) and a net $13 million foreign currency loss on the Earnout Shares and Public and Private Warrants (see note 21 to the Consolidated Financial Statements included in this prospectus).

Income tax charge

Income tax charge in the year ended December 31, 2021 resulted in a tax charge of $22 million, compared with a tax charge of $29 million in the year ended December 31, 2020.

The decrease in income tax charge is primarily attributable to a movement in (loss)/profit before tax of $328 million (tax effect of $82 million at the standard rate of Luxembourg corporation tax) in the year ended December 31, 2021. This decrease is partially offset by an increase of $27 million in tax charge in non-deductible and other tax items (primarily transaction related and other costs attributable to the completion of the Business Combination), an increase of $16 million in tax charge in respect of prior years (prior year included tax credits relating to the carry back of net operating losses in the United States as a result of the enactment from March 27, 2020 of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act), an increase of $14 million in tax charge in respect of income taxed at rates other than standard rate of Luxembourg corporation tax, an increase of $9 million in the tax charge on the re-measurement of deferred taxes (due to the increase in the substantially enacted rate of corporation tax in the UK), an increase of $6 million in tax charge in respect of income subject to state and other local income taxes, and an increase of $3 million in tax losses for which no deferred income tax was recognized.

The effective income tax rate on profit before exceptional items for the year ended December 31, 2021 was 28% compared with a rate of 27% for the year ended December 31, 2020.

Loss/profit for the year

As a result of the items described above, the loss for the year ended December 31, 2021 increased by $321 million to $210 million, compared with a profit of $111 million in the year ended December 31, 2020.

Year Ended December 31, 2020 compared to Year Ended December 31, 2019

	Year ended
	December 31,
	2020	2019

	(in $ millions)
Revenue	3,451	3,344
Cost of sales	(2,903)	(2,832)
Gross profit	548	512
Sales, general and administration expenses	(189)	(165)
Intangible amortization and impairment	(149)	(149)
Operating profit	210	198
Net finance expense	(70)	(213)
Profit/(loss) before tax	140	(15)
Income tax charge	(29)	(25)
Profit/(loss) for the year	111	(40)

Revenue

Revenue in the year ended December 31, 2020 increased by $107 million, or 3%, to $3,451 million, compared with $3,344 million in the year ended December 31, 2019. The increase in revenue principally reflected favorable volume/mix effects of 5% and favorable foreign currency translation effects of $10 million, partly offset by lower selling prices.

Cost of sales

Cost of sales in the year ended December 31, 2020 increased by $71 million, or 3%, to $2,903 million, compared with $2,832 million in the year ended December 31, 2019. The increase in cost of sales is mainly due to the impact of higher sales as outlined above, unfavorable currency translation effects, higher exceptional costs of sales and higher operating costs. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.

Gross profit

Gross profit in the year ended December 31, 2020 increased by $36 million, or 7%, to $548 million, compared with $512 million in the year ended December 31, 2019. Gross profit percentage in the year ended December 31, 2019 increased by 60 basis points to 15.9%, compared with 15.3% in the year ended December 31, 2019. Excluding exceptional cost of sales, gross profit percentage in the year ended December 31, 2020 increased by 70 basis points to 16.1%, compared with 15.4% in the year ended December 31, 2019.

Sales, general and administration expenses

Sales, general and administration expenses in the year ended December 31, 2020 increased by $24 million, or 15%, to $189 million, compared with $165 million in the year ended December 31, 2019. Excluding exceptional items, sales, general and administration expenses increased by $22 million, or 14%, mainly due to higher operating costs incurred in the year ended December 31, 2020. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.

Intangible amortization

Intangible amortization in the year ended December 31, 2020 remained constant at $149 million with the year ended December 31, 2019.

Operating profit

Operating profit in the year ended December 31, 2020 increased by $12 million, or 6%, to $210 million compared with $198 million in the year ended December 31, 2019. The increase in operating profit primarily reflected higher gross profit, partly offset by the higher sales, general and administration expenses.

Net finance expense

Net finance expense in the year ended December 31, 2020 decreased by $143 million, or 67%, to $70 million, compared with $213 million in the year ended December 31, 2019. Net finance expense for the year ended December 31, 2020 and 2019 comprised of the following:

	Year ended
	December 31,
	2020	2019

	(in $ millions)
Interest on related party borrowings	146	170
Net pension interest cost	3	4
Foreign currency translation (gain)/loss	(93)	20
Losses on derivative financial instruments	5	2
Other net finance expense	9	12
Finance expense before exceptional items	70	208
Exceptional finance expense	—	5
Net finance expense from continuing operations	70	213

Interest on related party borrowings in the year ended December 31, 2020 decreased by $24 million, or 14%, to $146 million, compared with $170 million in the year ended December 31, 2019. The decrease was mainly due to the reduction in interest rates on related party borrowings.

Derivative financial instruments in the year ended December 31, 2020 reflected a loss of $5 million, compared to $2 million in the year ended December 31, 2019, which related primarily to the Group’s forward foreign exchange contracts.

Foreign currency translation gain in the year ended December 31, 2020 was $93 million, compared with a loss of $20 million in the year ended December 31, 2019, which related to favorable currency translation effects driven by exchange rate fluctuations primarily in relation to USD-denominated related party borrowings in euro functional entities.

Exceptional finance expense of $5 million for the year ended December 31, 2019 primarily related to the accelerated amortization of deferred debt issue costs.

Income tax charge

Income tax charge in the year ended December 31, 2020 resulted in a tax charge of $29 million, compared with a tax charge of $25 million in the year ended December 31, 2019. The increase in income tax charge is primarily attributable to an increase in the profit before tax of $155 million (tax effect of $39 million at the standard rate of Luxembourg corporation tax). This increase was partially offset by a decrease of $20 million in income tax charge in respect of prior years (which includes tax credits during the year ended December 31, 2020 related to the carry back of tax losses as a result of the enactment from March 27, 2020, of the CARES Act), a decrease of $7 million in the income tax charge relating to income taxed at rates other than the standard rate of Luxembourg corporation tax, a decrease of $5 million in non-deductible and other tax items, and a decrease of $3 million in income subject to state and other local income taxes.

The effective income tax rate on profit before exceptional items for the year ended December 31, 2020 was 27% compared with a rate of 560% for the year ended December 31, 2019. The effective income tax rate is a function of the profit or loss before tax and the tax charge or credit for the year. The primary drivers impacting the effective tax rate are non-taxable/deductible foreign currency translation gain/losses and non-deductible interest expense in certain territories.

Profit/(loss) for the year

As a result of the items described above, the profit for the year ended December 31, 2020 was $111 million, compared with a loss of $40 million in the year ended December 31, 2019.

Supplemental Management’s Discussion and Analysis

Key Operating Measures

Adjusted EBITDA consists of profit/(loss) for the year before income tax charge/(credit), net finance expense, depreciation and amortization and exceptional operating items. We use Adjusted EBITDA to evaluate and assess our segment performance. Adjusted EBITDA is presented because we believe that it is frequently used by securities analysts, investors and other interested parties in evaluating companies in the packaging industry. However, other companies may calculate Adjusted EBITDA in a manner different from ours. Adjusted EBITDA is not a measure of financial performance under IFRS and should not be considered an alternative to profit/(loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS.

For a reconciliation of the profit/(loss) for the year to Adjusted EBITDA see below:

	Year ended
	December 31,
	2021	2020	2019

	(in $ millions)
(Loss)/profit	(210)	111	(40)
Income tax expense	22	29	25
Net finance expense	235	70	213
Depreciation and amortization	343	315	290
EBITDA	390	525	488
Exceptional operating items	272	20	15
Adjusted EBITDA	662	545	503

Adjusted EBITDA in the year ended December 31, 2021 increased by $117 million, or 21%, to $662 million, compared with $545 million in the year ended December 31, 2020.

Adjusted EBITDA in the year ended December 31, 2020 increased by $42 million, or 8%, to $545 million, compared with $503 million in the year ended December 31, 2019.

Exceptional Items

The following table provides detail on exceptional items from continuing operations included in cost of sales, sales, general and administration expenses, finance expense and finance income:

	Year ended December 31,
	2021	2020	2019
	$'m	$'m	$'m
Start-up related costs	30	7	4
Exceptional items - cost of sales	30	7	4
Transaction-related and other costs	242	13	11
Exceptional items - SGA expenses	242	13	11
Exceptional finance expense	57	—	5
Exceptional items - finance expense	57	—	5
Exceptional items	329	20	20
Exceptional income tax credit	(17)	(14)	(3)
Total exceptional credit, net of tax	312	6	17

Exceptional items are those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence.

2021

Exceptional items of $312 million have been recognized in the year ended December 31, 2021, primarily comprising:

●	$30 million start-up related costs in the Americas ($21 million) and Europe ($9 million), relating to the Group’s investment programs.
●	$242 million transaction-related and other costs, primarily comprised of an expense of $205 million relating to the service for the listing of the Shares upon the completion of the Business Combination on August 4, 2021, as further detailed in note 24 to the Consolidated Financial Statements included in this prospectus, $41 million of professional advisory fees in relation to the Business Combination and transactions and other costs related to transformation initiatives, partly offset by a $4 million credit related to a loan forgiven with respect to the US pension plan (see note 25 to the Consolidated Financial Statements included in this prospectus).
●	$57 million exceptional finance expense comprised of a charge of $52 million from AGSA for redemption premiums and issuance costs on related party borrowings in conjunction with the AMP Transfer (see note 25 to the Consolidated Financial Statements included in this prospectus), $5 million interest payable on the AMP Notes Issuance in March 2021 related to the period prior to completion of the AMP Transfer on April 1, 2021 and a net $13 million foreign currency loss on the Earnout Shares and Public and Private Warrants (see note 21 to the Consolidated Financial Statements included in this prospectus), partly offset by a foreign currency translation gain of $13 million on the AMP Promissory Note.
●	$17 million from tax credits relating to the above exceptional items.

2020

Exceptional items of $6 million were recognized for the year ending December 31, 2020, primarily comprising:

●	$7 million primarily related to capacity realignment and investment programs of the Group, mainly related to start-up costs, principally incurred in the Americas.
●	$13 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the AMP Business by AGSA and professional advisory fees, and other costs related to transformation initiatives.

●	$14 million from tax credits including $6 million relating to tax benefits arising from the enactment from March 27, 2020, of the CARES Act.

2019

Exceptional items of $17 million were recognized for the year ending December 31, 2019, primarily comprising:

●	$4 million primarily related to capacity realignment and investment programs of the Group, mainly related to start-up costs.
●	$11 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the AMP Business by AGSA and professional advisory fees.
●	$5 million accelerated amortization of deferred debt issue costs.
●	$3 million from tax credits.

Segment Information

Year Ended December 31, 2021 compared to Year Ended December 31, 2020

	Year ended
	December 31,
	2021	2020

	(in $ millions)
Revenue
Europe	1,838	1,599
Americas	2,217	1,852
Total Revenue	4,055	3,451
Adjusted EBITDA
Europe	281	249
Americas	381	296
Total Adjusted EBITDA	662	545

Revenue

Europe. Revenue increased by $239 million, or 15%, to $1,838 million in the year ended December 31, 2021, compared with $1,599 million in the year ended December 31, 2020. The increase in revenue principally reflects favorable volume/mix effects of 4%, which includes an impact of the Group’s growth investment program, and favorable foreign currency translation effects of $80 million and the pass through of higher input costs.

Americas. Revenue increased by $365 million, or 20%, to $2,217 million in the year ended December 31, 2021, compared with $1,852 million in the year ended December 31, 2020. Revenue growth reflected favorable volume/mix effects of 7% and the pass through of higher input costs.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Drivers.”

Adjusted EBITDA

Europe. Adjusted EBITDA increased by $32 million, or 13%, to $281 million in the year ended December 31, 2021, compared with $249 million in the year ended December 31, 2020. Excluding favorable foreign currency translation effects of $13 million, the increase in Adjusted EBITDA reflected a positive impact from the Group’s growth investment program and operating costs savings.

Americas. Adjusted EBITDA increased by $85 million, or 29%, to $381 million in the year ended December 31, 2021, compared with $296 million in the year ended December 31, 2020. Adjusted EBITDA growth was mainly driven by favorable volume/mix effects, which includes an impact of the Group’s growth investment program.

Year Ended December 31, 2020 compared to Year Ended December 31, 2019

	Year ended
	December 31,
	2020	2019

	(in $ millions)
Revenue
Europe	1,599	1,556
Americas	1,852	1,788
Total Revenue	3,451	3,344
Adjusted EBITDA
Europe	249	253
Americas	296	250
Total Adjusted EBITDA	545	503

Revenue

Europe. Revenue increased by $43 million, or 3%, to $1,599 million in the year ended December 31, 2020, compared with $1,556 million in the year ended December 31, 2019. The increase in revenue primarily reflects favorable foreign currency translation effects of $10 million and favorable volume/mix effects of 4%, partly offset by the pass through of lower input costs in selling prices.

Americas. Revenue increased by $64 million, or 4%, to $1,852 million in the year ended December 31, 2020, compared with $1,788 million in the year ended December 31, 2019. Revenue growth reflected favorable volume/mix effects of 5%, partly offset by the pass through of lower input costs.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Drivers.”

Adjusted EBITDA

Europe. Adjusted EBITDA decreased by $4 million, or 2%, to $249 million in the year ended December 31, 2020, compared with $253 million in the year ended December 31, 2019. Excluding favorable foreign currency translation effects of $1 million, the decrease in Adjusted EBITDA reflected the net impact of a prior year pension credit and increased operating costs, partly offset by favorable volume/mix effects and lower input costs.

Americas. Adjusted EBITDA increased by $46 million, or 18%, to $296 million in the year ended December 31, 2020, compared with $250 million in the year ended December 31, 2019. Adjusted EBITDA growth was mainly driven by favorable volume/mix effects and other costs savings.

Liquidity and Capital Resources

Cash Requirements Related to Operations

Our principal sources of cash are cash generated from operations and external financings, including borrowings and other credit facilities. Our principal funding arrangements include borrowings available under the Group’s Global Asset Based Loan Facility. These and other sources of external financing are described further in the following table. Our principal credit agreements and indentures are also filed as exhibits to this prospectus.

Our sales and cash flows are subject to seasonal fluctuations. Demand for our metal beverage products is typically, based on historical trends, strongest during the summer months and in the period prior to December because of the seasonal nature of beverage consumption. The investment in working capital for metal beverage packaging typically peaks in the first quarter. We manage the seasonality of our working capital by supplementing operating cash flows with drawings under our credit facilities.

The following table outlines our principal financing arrangements as of December 31, 2021.

		Maximum	Final
		amount	maturity	Facility			Undrawn
Facility	Currency	drawable	date	type	Amount drawn		amount
		Local			Local
		currency			currency	$'m	$'m
		m			m
2.000% Senior Secured Notes	EUR	450	01-Sep-28	Bullet	450	510	—
3.250% Senior Secured Notes	USD	600	01-Sep-28	Bullet	600	600	—
3.000% Senior Notes	EUR	500	01-Sep-29	Bullet	500	566	—
4.000% Senior Notes	USD	1,050	01-Sep-29	Bullet	1,050	1,050	—
Global Asset Based Loan Facility	USD	325	06-Aug-26	Revolving	—	—	325
Lease obligations	Various	—	—	Amortizing	—	182	—
Other borrowings	Various	—	Rolling	Amortizing	—	19	—
Total borrowings / undrawn facilities						2,927	325
Deferred debt issue costs						(40)	—
Net borrowings / undrawn facilities						2,887	325
Cash and cash equivalents						(463)	463
Net debt / available liquidity						2,424	788

On March 12, 2021, the Group, in connection with the Business Combination, issued €450 million 2.000% Senior Secured Notes due 2028, $600 million 3.250% Senior Secured Notes due 2028, €500 million 3.000% Senior Notes due 2029 and $1,050 million 4.000% Senior Notes due 2029. Details related to the transaction and use of proceeds from this issuance are outlined in note 1 to the Consolidated Financial Statements included in this prospectus.

On March 24, 2021 and March 30, 2021, historical related party debt of $113 million was settled, being reflected as a non-cash capital contribution within other reserves.

On April 1, 2021, upon the consummation of the AMP Transfer, historical related party debt of $2,555 million was settled of which $1,741 million was paid to AGSA with the remainder of $814 million being reflected as a non-cash capital contribution within other reserves.

On August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million. The amount increased to $325 million on September 29, 2021.

Lease obligations at December 31, 2021, of $182 million primarily reflect $100 million of new lease liabilities and $1 million of lease liabilities acquired, partly offset by $48 million of principal repayments and $7 million of favorable foreign currency movements in the year ended December 31, 2021. The Group expects that during 2022 the lease obligation will increase upon commencement of new leases.

At December 31, 2021 the Group had $325 million available under the Global Asset Based Loan Facility.

The following table outlines the minimum repayments the Group is obliged to make in the twelve months ending December 31, 2021, assuming that the other credit lines will be renewed or replaced with similar facilities as they mature.

					Minimum net
					repayment for
					the twelve
			Final		months ending
		Local	Maturity	Facility	December 31,
Facility	Currency	Currency	Date	Type	2022
		(in millions)			(in $ millions)
Lease obligations	Various	—	—	Amortizing	43
Other borrowings	Various	—	Rolling	Amortizing	13
					56

In the year ended December 31, 2021, the Group reported operating profit of $47 million, cash generated from operations of $611 million and generated Adjusted EBITDA of $662 million.

The Group generates substantial cash flow from our operations and had $463 million in cash and cash equivalents and restricted cash as of December 31, 2021, as well as available but undrawn liquidity of $325 million under its credit facilities. We believe that our cash balances and future cash flow from operating activities, as well as our credit facilities, will provide sufficient liquidity to fund our maintenance capital expenditure and interest payments on our notes and other credit facilities for at least the next 12 months. In addition, we believe that we will be able to fund certain additional investments through a combination of cash flow generated from operations and, where appropriate, to raise additional financing.

Accordingly, the Group believes that its long-term liquidity needs primarily relate to the service of our debt obligations. We expect to satisfy our future long-term liquidity needs through a combination of cash flow generated from operations and, where appropriate, to raise additional financing and to refinance our debt obligations in advance of their respective maturity dates.

Off Balance Sheet Arrangements

Receivables Factoring and Related Programs

The Group participates in several uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Group. Receivables of $456 million were sold under these programs at December 31, 2021 (December 31, 2020: $332 million).

Trade Payables Processing

Our suppliers have access to independent third party payable processors. The processors allow suppliers, if they choose, to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no involvement in the sale of these receivables and the suppliers are at liberty to use these arrangements if they wish to receive early payment. As the original liability to our suppliers, including amounts due and scheduled payment dates, remains as agreed in our supply agreements and is neither legally extinguished nor substantially modified, the Group continues to present such obligations within trade payables.

Contractual Obligations and Commitments

The following table outlines our principal contractual obligations as of December 31, 2021:

		Less than			More than
	Total	one year	1 – 3 years	3 – 5 years	five years

		(in $ millions)
Long term debt—capital repayment	2,726	—	—	—	2,726
Long term debt—interest *	651	89	177	177	208
Lease obligations and other borrowings	233	63	65	66	39
Purchase obligations	1,270	1,270	—	—	—
Derivatives	12	10	2
Contracted capital commitments	452	452
Total	5,344	1,884	244	243	2,973
*	Long term debt interest is calculated based on the contractual interest rates for the Senior Secured and Senior Notes as described in note 19 to the consolidated financial statements

Cash Flows

The following table sets forth certain information reflecting a summary of our cash flow activity for the three years ended December 31, 2021 set forth below:

	Year ended December 31,
	2021	2020	2019

	(in $ millions)
Operating profit	47	210	198
Depreciation and amortization	343	315	290
Exceptional operating items	272	20	15
Movement in working capital(1)	16	7	102
Transaction-related, start-up and other exceptional costs paid	(67)	(22)	(7)
Cash generated from operations	611	530	598
Interest paid	(105)	(155)	(178)
Income tax paid	(48)	(41)	(43)
Net cash from operating activities	458	334	377

Capital expenditure(2)	(686)	(268)	(205)
Purchase of business, net of cash acquired	(5)	—	—
Net cash used in investing activities	(691)	(268)	(205)

Proceeds from borrowings	2,773	—	16
Repayment of borrowings	(5)	(8)	—
Repayment of related party borrowings to Ardagh	(2,738)	—	—
Proceeds from share issuance, net of costs	925	—	—
Payment as part of capital reorganization	(574)	—	—
Proceeds from related party borrowings from Ardagh	2	—	—
Cash received from Ardagh	206	—	—
Redemption premium and issuance costs paid	(52)	—	—
Deferred debt issue costs paid	(35)	—	—
Consideration received on termination of derivative financial instruments	—	—	28
Lease payments	(48)	(35)	(26)
Cash remitted to Ardagh	—	(55)	(54)
Net inflow/(outflow) from financing activities	454	(98)	(36)

Net increase/(decrease) in cash and cash equivalents	221	(32)	136
Exchange (losses)/gains on cash and cash equivalents	(15)	5	—
Net increase/(decrease) in cash and cash equivalents after exchange losses	206	(27)	136
(1)	Working capital is made up of inventories, trade and other receivables, contract assets, trade and other payables and current provisions. Other companies may calculate working capital in a manner different than ours.
(2)	Capital expenditure is the sum of purchase of property, plant and equipment and software and other intangibles, net of proceeds from disposal of property, plant and equipment.

Net cash from operating activities

Net cash from operating activities increased by $124 million from $334 million in the year ended December 31, 2020, to $458 million in the year ended December 31, 2021. The increase was mainly due to a $42 million increase in operating profit, prior to a non-cash exceptional operating item of $205 million (expense relating to the service for the listing of the Shares upon the completion of the Business Combination), an increase in depreciation and amortization of $28 million, a remaining increase in exceptional operating items of $47 million and an increase in working capital inflows of $9 million, partly offset by an increase in transaction-related, start-up and other exceptional costs paid of $45 million. Net cash from operating activities was further impacted by interest paid and tax paid of $105 million and $48 million, respectively.

Net cash from operating activities decreased by $43 million from $377 million in the year ended December 31, 2019, to $334 million in the year ended December 31, 2020. The decrease was primarily due to a decrease in working capital inflows of $95 million, and an increase of $15 million in transaction-related, start-up and other exceptional costs paid, partly offset by an increase of $12 million in operating profit, an increase in depreciation and amortization of $25 million and an increase in exceptional operating items expense of $5 million. Net cash from operating activities was further impacted by interest paid and tax paid of $155 million and $41 million, respectively.

Net cash used in investing activities

Net cash used in investing activities increased by $423 million to $691 million in the year ended December 31, 2021, compared with the same period in 2020 mainly driven by increased capital expenditure on the Group’s growth investment program and the timing of projects. Capital expenditure for the year ended December 31, 2021 includes $598 million on the Group’s growth investment projects.

Net cash used in investing activities increased by $63 million to $268 million in the year ended December 31, 2020, compared with the same period in 2019 due to increased capital expenditure, reflecting capital investment initiatives and the timing of projects. Capital expenditure for the year ended December 31, 2020 includes $168 million related to the Group’s growth investment initiatives.

Net inflow/(outflow) from financing activities

In the year ended December 31, 2021, net cash from financing activities represented an inflow of $454 million compared with an outflow of $98 million in the same period in 2020.

2021 Financing Activity

Proceeds from borrowings of $2,773 million and repayment of borrowings of $5 million principally reflected the AMP Notes Issuance as described in note 19 – Financial assets and liabilities of the consolidated financial statements.

Repayment of related party borrowings to AGSA of $2,738 million principally reflects the settlement of related party borrowings of $1,741 million upon the AMP Transfer and use of $997 million as part of the settlement of the AMP Promissory Note during the year ended December 31, 2021.

Proceeds from share issuance, net of costs of $925 million reflects the share issuance to the Subscribers, GHV shareholders and GHV Sponsor, net of issuance costs during the year ended December 31, 2021.

Lease payments of $48 million, in the year ended December 31, 2021, increased by $13 million, compared with $35 million in the prior year, primarily reflecting increased principal repayments on the Group’s leasing activities.

2020 Financing Activity

In the year ended December 31, 2020, net cash from financing activities represented an outflow of $98 million compared with $36 million in the same period in 2019. The increase was due to a cash outflow of $8 million in the net change in other current borrowings for the year ended December 31, 2020, primarily related to amounts collected from customers for accounts receivables sold under factoring arrangements but not yet remitted to the financial institutions at December 31, 2020, compared to a cash inflow of $16 million in the year ended December 31, 2019.

Lease repayments also increased by $9 million compared to the same period in 2019 as a result of leasing activity levels.

Working capital

For the year ended December 31, 2021, the movement in working capital increased by $9 million to an inflow of $16 million, compared to an inflow of $7 million in the year ended December 31, 2020. The increase in working capital inflows was primarily due to favorable cash flows generated from trade and other payables, partly offset by unfavorable cash flows generated from trade and other receivables and inventory.

For the year ended December 31, 2020, working capital inflows decreased by $95 million to $7 million, compared to $102 million in the year ended December 31, 2019. The decrease in working capital inflows was primarily due to unfavorable cash flows generated from trade and other receivables and trade and other payables, partly offset by favorable cash flows generated from inventories.

Transaction-related, start-up and other exceptional costs paid

Transaction-related, start-up and other exceptional costs paid in the year ended December 31, 2021 increased by $45 million to $67 million compared with $22 million in the year ended December 31, 2020. In the year ended December 31, 2021, amounts paid of $67 million primarily comprised of costs related to capacity realignment and investments programs of the AMP Business, including start-up costs and transaction-related and other professional advisory fees.

Transaction-related, start-up and other exceptional costs paid in the year ended December 31, 2020 increased by $15 million to $22 million compared with $7 million in the year ended December 31, 2019. In the year ended December 31, 2020, amounts paid of $22 million primarily related to capacity realignment and investments programs of the Group, including start-up costs.

Income tax paid

Income tax paid during the year ended December 31, 2021 was $48 million, which represents an increase of $7 million when compared to the year ended December 31, 2020. The increase is primarily attributable to the timing of tax payments and refunds received in certain jurisdictions.

Income tax paid during the year ended December 31, 2020 was $41 million, which represents a decrease of $2 million when compared to the year ended December 31, 2019. The decrease is primarily attributable to the timing of tax payments and refunds received in certain jurisdictions.

Capital expenditure

	Year ended
	December 31,
	2021	2020	2019

	(in $ millions)
Europe	190	101	95
Americas	496	167	110
Net capital expenditure	686	268	205

Capital expenditure for the year ended December 31, 2021 increased by $418 million to $686 million, compared to $268 million for the year ended December 31, 2020. The increase was primarily attributable to the Group’s growth investment program and also due to the timing of projects. For the year ended December 31, 2021, capital expenditure included $598 million related to the Group’s growth investment program.

In Europe, capital expenditure in the year ended December 31, 2021 was $190 million, compared to capital expenditure of $101 million in the same period in 2020 with the increase primarily attributable to growth investment projects and the timing of projects. In Americas capital expenditure in the year ended December 31, 2021 was $496 million compared to capital expenditure of $167 million in the same period in 2020, with the increase primarily attributable to increased capital investment initiatives, in particular from the growth investment programs and included the acquisition of a large brownfield facility in Huron, Ohio and other expansion projects.

Capital expenditure for the year ended December 31, 2020 increased by $63 million to $268 million, compared to $205 million for the year ended December 31, 2019. The increase was primarily attributable to spending of $168 million on the Group’s growth investment projects during 2020.

In Europe, capital expenditure in the year ended December 31, 2020 was $101 million, compared to capital expenditure of $95 million in the same period in 2019 with the increase primarily attributable to growth projects, partly offset by the timing of activity. In Americas capital expenditure in the year ended December 31, 2020 was $167 million compared to capital expenditure of $110 million in the same period in 2019, with the increase primarily attributable to the Group’s growth investment initiatives.

Quantitative and Qualitative Disclosures about Market Risk

The statements about market risk below relate to our historical financial information included in this prospectus.

Interest Rate

At December 31, 2021, the Group’s external borrowings were 100% fixed, with a weighted average interest rate of 3.3%. At December 31, 2020, the business’ related party borrowings were 100% fixed. As a result, interest rate movements would not have a material impact on either the profit or loss or shareholders equity.

Currency Exchange Risk

The Group presents its consolidated financial information in U.S. dollar. The functional currency of the Company is the euro.

The Group operates in 9 countries, across three continents and its main currency exposure in the year to December 31, 2021, from the euro functional currency, was in relation to the U.S. dollar, British pound and Brazilian real. Currency exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations.

As a result of the consolidated financial statements being presented in U.S dollar, the Group’s results are also impacted by fluctuations in the U.S. dollar exchange rate versus the euro.

The Group has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through borrowings and swaps denominated in the Group’s principal foreign currencies.

Fluctuations in the value of these currencies with respect to the euro functional currency may have a significant impact on the Group’s financial condition and results of operations. The Group believes that a strengthening of the euro exchange rate (the functional currency) by 1% against all other foreign currencies from the December 31, 2021 rate would decrease shareholders’ equity by approximately $3 million (2020: $5 million increase).

Commodity Price Risk

The Group is exposed to changes in prices of our main raw materials, primarily aluminum and energy. Production costs are exposed to changes in prices of our main raw materials, primarily aluminum. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollars, fluctuations in the U.S. dollar/ euro rate also affect the euro cost of aluminum ingot. The price and foreign currency risk on the aluminum purchases in Europe and Americas are hedged where required by entering into swaps under which we pay fixed euro and U.S. dollar prices, respectively. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

Where we do not have pass through contracts in relation to the underlying metal raw material cost, the Group uses derivative agreements to manage this risk. The Group depends on an active liquid market and available credit lines with counterparty banks to cover this risk. The use of derivative contracts to manage our risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if we are unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on our financial condition. The Group is also exposed to possible interruptions of supply of aluminum and steel or other raw materials and any inability to purchase raw materials could negatively impact our operations.

As a result of the volatility of gas and electricity prices, the Group has either included energy pass through clauses in our sales contracts or developed an active hedging strategy to fix a significant proportion of our energy costs through contractual arrangements directly with our suppliers and/or banks, where there is no energy clause in the sales contract.

Where pass through contracts do not exist, the Group policy is to purchase gas and electricity by entering into forward price fixing arrangements with suppliers for the majority of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. The Group does not net settle, nor do we sell within a short period of time after taking delivery. The Group avails of the own use exemption and, therefore, these contracts are treated as executory contracts.

The Group typically builds up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any gas and electricity which is not purchased under forward price fixing arrangements is purchased under index tracking contracts or at spot prices. Where entering forward price-fixing arrangements with suppliers is not practical, the Group may use derivative agreements with counterparty banks to cover the risk. As at December 31, 2021, we have 76% and 36% of our energy risk covered for 2022 and 2023, respectively.

Credit Risk

Credit risk arises from derivative contracts, cash and investments held with banks and financial institutions, as well as credit exposures to the Group’s customers, including outstanding receivables. Group policy is to invest excess liquidity, only with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of “BBB+” from at least two credit rating agencies are accepted, where possible. The credit ratings of banks and financial institutions are monitored to ensure compliance with Group policy. Risk of default is controlled within a policy framework of dealing with high quality institutions and by limiting the amount of credit exposure to any one bank or institution.

Group policy is to extend credit to customers of good credit standing. Credit risk is managed on an ongoing basis, by experienced people within the Group. The Group’s policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. Provisions are made, where deemed necessary, and the utilization of credit limits is regularly monitored. Management does not expect any significant counterparty to fail to meet its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2021, the Group’s ten largest customers accounted for approximately 58% of total revenues (2020: 64%; 2019: 65%). There is no recent history of default with these customers.

Surplus cash held by the operating entities over and above the balance required for working capital management is transferred to Group Treasury, where practically possible. Group Treasury invests surplus cash in interest-bearing current accounts, money market funds and bank time deposits with appropriate maturities to provide sufficient headroom as determined by the below-mentioned forecasts.

Liquidity Risk

The Group is exposed to liquidity risk which arises primarily from the maturing of short term and long term debt obligations and from the normal liquidity cycle of the business throughout the course of a year. The Group’s policy is to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due.

To effectively manage liquidity risk, the Group:

●	has committed borrowing facilities that it can access to meet liquidity needs;
●	maintains cash balances and liquid investments with highly-rated counterparties;
●	limits the maturity of cash balances;
●	borrows the bulk of its debt needs under long term fixed rate debt securities; and
●	has internal control processes to manage liquidity risk.

Cash flow forecasting is performed in the operating entities of the Group and is aggregated by Group Treasury. Group Treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans.

MANAGEMENT OF AMPSA

Management and Board of Directors

Set forth below is information concerning our directors and officers as of the date of this prospectus including their names, ages, positions and current directorship terms (which expire on the date of the relevant year’s annual general meeting of shareholders). There are no family relationships among the executive officers or between any executive officer or director. Our executive officers are appointed by the board of directors to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal. Unless otherwise indicated, the business address of all of our executive officers and directors is 56, rue Charles Martel, L 2134 Luxembourg, Luxembourg.

Name	Age	Position	Expiration of current directorship term
Paul Coulson	69	Chairman	2024
Shaun Murphy	55	Vice Chairman	2023
Oliver Graham	53	Chief Executive Officer and Director	2023
John Sheehan	56	Director	2022
Abigail Blunt	60	Independent Non-Executive Director	2024
Yves Elsen	63	Independent Non-Executive Director	2022
Elizabeth Marcellino	64	Independent Non-Executive Director	2023
Damien O’Brien	66	Independent Non-Executive Director	2022
The Rt. Hon. the Lord Hammond of Runnymede	66	Independent Non-Executive Director	2024
Hermanus Troskie	51	Independent Non-Executive Director	2022
Edward White	74	Independent Non-Executive Director	2024

Backgrounds of Our Directors and Officers

Paul Coulson

Paul Coulson graduated from Trinity College Dublin with a business degree in 1973. He spent five years with Price Waterhouse in London and Dublin and qualified as a Chartered Accountant in 1978. He then established his own accounting firm before setting up Yeoman International in 1980 and developing it into a significant leasing and structured finance business. In 1998 he became Chairman of Ardagh and initiated the transformation of Ardagh from a small, single plant operation into a leading global packaging company. Over the last 30 years he has been involved in the creation and development of a number of businesses apart from Yeoman and Ardagh. These include Fanad Fisheries, a leading Irish salmon farming company, and Sterile Technologies. Prior to its sale to Stericycle, Inc. in 2006, Sterile Technologies had been developed into the leading medical waste management company in the United Kingdom and Ireland.

Shaun Murphy

Shaun Murphy was appointed Chief Operating Officer and Director of Ardagh Group S.A. in 2019 and is Vice Chairman of Ardagh Metal Packaging S.A. Prior to joining Ardagh, he was a partner at KPMG for almost 20 years and completed a six-year term as Managing Partner of KPMG in Ireland in 2019. Mr. Murphy also served as the Lead Director on KPMG’s Global Board from 2015 until 2019. He holds a business degree from University College Dublin and is a Chartered Accountant.

Oliver Graham

Oliver Graham is CEO of Ardagh Metal Packaging S.A., a position he has held since January 1, 2020. Before taking up this role, Mr. Graham was CEO of Metal Packaging Europe with responsibility for Metal Packaging Brazil, as well as being Ardagh Group S.A. Commercial Director. He joined Ardagh in 2016 following the acquisition of the metal beverage business, prior to which he was Group Commercial Director at Rexam PLC. Mr. Graham joined Rexam PLC in 2013 from The Boston Consulting Group, where he was a partner.

John Sheehan

John Sheehan was appointed Chief Financial Officer and Director of Ardagh Group in 2021, having previously been Director of Corporate Development and Investor Relations. Prior to joining Ardagh in 2012, Mr. Sheehan spent twelve years in the equity capital markets with Investec, RBS and NCB, covering a range of sectors. Mr. Sheehan qualified as a Chartered Accountant with PricewaterhouseCoopers.

Abigail Blunt

Abigail Blunt currently serves at Strategic Advisor for Government and ESG Affairs and Advisor to the Board of the Kraft Heinz Company. Prior to transitioning to this role in October 2021, Mrs. Blunt served as Global Head of Government Affairs for the Kraft Heinz Company and its predecessor organization Kraft Foods Group since 2012, and as a Sr. Director of Kraft Foods Global. Earlier in her career, Mrs. Blunt gained extensive legislative and political experience as Finance Director of the National Republican Congressional Committee, Deputy Director of the Bush Reelection Committee, Foundation Director at the US Chamber of Commerce and a legislative aide at the US House of Representatives. Mrs. Blunt was named by Washingtonian Magazine as one of “Washington’s Most Influential People” in 2021. She also serves as a member of The Economic Club of Washington. Mrs. Blunt is an independent director and is a member of the Audit Committee and Sustainability Committee.

Yves Elsen

Yves Elsen is CEO and managing partner of HITEC Luxembourg S.A., a Luxembourg-based industrial and technology company serving contractors in over 20 countries around the world. Prior to this, Mr. Elsen founded and led SATLYNX S.A., following extensive experience with listed satellite operator SES - Société Européenne des Satellites S.A. He was a member of the supervisory board of Villeroy & Boch AG from 2013 to 2019 and its Chairman from 2017. Mr. Elsen is Chairman of the board of governors of the University of Luxembourg. He is an independent director and is a member of the Audit Committee and the Nominating and Governance Committee.

Elizabeth Marcellino

Elizabeth Marcellino is a writer and communications consultant who worked for more than a decade as a journalist reporting on a wide range of policy issues for Los Angeles-based City News Service. She was previously a managing director of Goldman Sachs Group, Inc., where she worked from 1991 to 2004 in investment banking, portfolio management, and private equity, with a focus on the real estate industry. Ms. Marcellino serves as a member of the board of directors of Gores Holdings VII, Gores Guggenheim and Gores Holdings IX and sits on the national board of Jumpstart for Young Children, a nonprofit organization. She earned a B.A. in Economics from the University of California, Los Angeles and an M.B.A. in Finance and Real Estate from The Wharton School of the University of Pennsylvania. Ms. Marcellino is an independent director and is a member of the Audit Committee and the Sustainability Committee.

Damien O’Brien

Damien O’Brien has served as CEO of Egon Zehnder from 2008 to 2014 and as its Chairman from 2010 to 2018. Mr. O’Brien joined Egon Zehnder in 1988 and since then he has been based in Australia, Asia and Europe. He is also a member of the boards of IMD Business School in Lausanne, Switzerland, and St. Vincents Health Australia. Mr. O’Brien is an independent director and is a member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Rt. Hon. the Lord Hammond of Runnymede

The Rt. Hon. the Lord Hammond of Runnymede has had a distinguished career in British politics. A Member of Parliament of the United Kingdom from 1997 to 2019, he held a range of ministerial offices, most recently serving as Chancellor of the Exchequer from 2016 to 2019. Prior to this, he served as Foreign Secretary from 2014 to 2016, as Defence Secretary from 2011 to 2014 and as Transport Secretary from 2010 to 2011. Lord Philip Hammond is an independent director and is a member of the Audit Committee.

Hermanus Troskie

Hermanus Troskie has been a director of Ardagh Group since 2009. He is an independent director and a member of the Compensation Committee, the Finance Committee and the Nominating and Governance Committee. Mr. Troskie is the CEO of

Corporate, Legal and Tax Advisory at Stonehage Fleming, the international Family Office. He has extensive experience in the areas of international corporate structuring, cross-border financing and capital markets, with a particular interest in integrated structuring for entrepreneurs and their businesses. Mr. Troskie is a director of companies within the Yeoman group of companies, and other private and public companies. He qualified as a South African Attorney in 1997, and as a Solicitor of the Senior Courts of England and Wales in 2001. Mr. Troskie is based in Luxembourg.

Edward White

Edward White has been an Executive Professor of Finance in the Mays Business School at Texas A&M University since 2014. He was formerly a Senior Vice President and the Chief Financial Officer of O-I Glass, Inc. for seven years until his retirement in 2012. During his 38-year career with O-I, he worked in a variety of management roles across finance, manufacturing and marketing. His international experiences included senior management positions as an expatriate in Finland, Poland, France and Switzerland. Mr. White holds a Master’s in Business Administration from the University of Hawaii and a Bachelors in Business Administration from Indiana University. He is an independent director and Chairman of the Audit Committee.

Senior Management

David Bourne

David Bourne joined Ardagh in 2014 as Finance Director Operations with responsibility for transformational organic and M&A finance initiatives within Ardagh Group. He was appointed Chief Financial Officer of Ardagh Metal Packaging S.A. in 2020. Mr. Bourne previously has 20 years’ experience with KPMG including long-term secondments to DS Smith plc supporting their acquisition of SCA Packaging and AstraZeneca plc supporting their divestment of Cellmark Diagnostics. Mr. Bourne is qualified as a Chartered Accountant and holds an accounting and economics degree from the University of Reading.

Director Compensation

The Company has established a compensation program for our non-employee directors. In 2021, the aggregate amount of our non-employee directors’ compensation was approximately $0.7 million, in the form of a cash retainer for the performance of duties as a director. The non-employee directors’ compensation program allows each non-employee director the opportunity to elect to receive common shares in lieu of a portion of the annual cash retainer payable to the non-employee director under the program.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board of directors and committee meetings. Directors who are employees do not receive any compensation for their services as directors.

Key Management Compensation

The aggregate amount of compensation our key management (including directors) received from the Group for service as key management for the year ended December 31, 2021 was $5 million. In addition, subsidiaries of Ardagh Group, which do not form part of the Group, incurred transaction-related and other compensation for key management during the year of $28 million. An aggregate of approximately $2 million has been set aside or accrued for the year ended December 31, 2021 to provide pension, retirement or similar benefits to our key management (including directors). See note 25 to the Consolidated Financial Statements included elsewhere in this prospectus.

Controlled Company

Our Shares are listed on the NYSE. Under the NYSE’s current listing standards, we qualify for and avail ourselves of certain of the controlled company exemptions under the corporate governance rules of the NYSE. As a controlled company, we are not required to have (1) a majority of “independent directors” on our Board of Directors, as defined under the rules of the NYSE, (2) a compensation committee and a nominating and governance committee composed entirely of “independent directors” with written charters addressing each committee’s purpose and responsibilities or (3) an annual performance evaluation of the compensation and nominating and governance committees. As a controlled company, we utilize certain of these exemptions, including that although we have adopted charters for our audit, compensation and nominating and governance committees, our compensation and nominating and governance committees are not composed entirely of independent directors.

Board of Directors

Composition of Our Board of Directors

Our board of directors currently consists of 11 members. Our board of directors consists of such number of directors as the general meeting of shareholders may from time to time determine, provided that the board of directors is composed at all times of no fewer than three (3) directors and no more than fifteen (15) directors.

Election of Directors

The holders of our Shares have the right to elect the board of directors at a general meeting of shareholders by a simple majority of the votes validly cast. The existing directors have the right to appoint persons to fill vacancies, which persons may hold office until the following annual general meeting.

Service Contracts of Directors

There are no service contracts between us and any of our current non-employee directors providing for benefits upon termination of their service. For a discussion of compensation, including post-termination benefits, of employee directors, see the section entitled “Management of AMPSA — Director Compensation” above.

Board of Directors Powers and Functions

The board of directors has the power to take any action necessary or useful to realize the corporate objects of the Company, with the exception of the powers reserved by Luxembourg Law or by the Articles to the general meeting of shareholders. Directors must act with diligence and in good faith in performing their duties and in the corporate interest of the company. The expected behavior of a director is that of a normally prudent person, in a like position, having the benefit, when making such a decision, of the same knowledge and information as the directors having made the decision.

Board of Directors Meetings and Decisions

We expect that all of the resolutions of the board of directors will be adopted by a simple majority of votes cast in a meeting at which a quorum is present or represented by proxy. A member of the board of directors may authorize another member of the board of directors to represent him/her at the board meeting and to vote on his/her behalf at the meeting.

Our board of directors meets as often as it deems necessary to conduct the business of the Company.

Experience of Directors

We believe that the composition of the board of directors, which includes a broad spread of nationalities, backgrounds and expertise, provides the breadth and depth of skills, knowledge and experience that are required to effectively lead an internationally diverse business with interests spanning three continents and 10 individual countries.

We believe that our independent non-executive directors have broad-based international business expertise and have gained significant and relevant industry specific expertise over a number of years. The composition of the board of directors reflects the need to maintain a balance of skills, knowledge and experience.

The independent non-executive directors use their broad-based skills, diverse range of business and financial experiences and international backgrounds in reviewing and assessing any opportunities or challenges facing the Company and play an important role in developing the Company’s strategy and scrutinizing the performance of management in meeting the Company’s goals and objectives.

We expect our board members collectively to have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the Company and a dedication to enhancing shareholder value.

Committees of the Board of Directors

Our board of directors has six standing committees: an executive committee, an audit committee, a compensation committee, a nominating and governance committee, a finance committee and a sustainability committee. The members of each committee are appointed by the board of directors and serve until their successors are elected and qualified, unless they are earlier removed or they resign. Each of the committee reports to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of the six standing committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Executive Committee

The board of directors has established an executive committee that oversees the management of the business and affairs of the Company. Paul Coulson, David Bourne, Michael Dick, Oliver Graham, Shaun Murphy and John Sheehan serve on the executive committee as of the date of this prospectus, with Paul Coulson serving as the chair of the executive committee.

Audit Committee

Our audit committee consists of Edward White, Abigail Blunt, Yves Elsen, Elizabeth Marcellino, Damien O’Brien and The Rt. Hon. the Lord Hammond of Runnymede, with Edward White serving as the chair of the audit committee. All of our audit committee members are independent directors, in accordance with NYSE and the SEC requirements for a company listed on the NYSE.

Our audit committee, among other matters, oversees (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee include the following:

●	annually review and assess the adequacy of the audit committee charter and review the performance of the audit committee;
●	be responsible for recommending the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;
●	review the plans and results of the audit engagement with the independent auditors;
●	evaluate the qualifications, performance and independence of our independent auditors;
●	have authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof and the fees therefor;
●	review the adequacy of our internal accounting controls;
●	ensure the Company maintains a robust risk management function, including in respect of IT and cyber security risk management; and
●	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the audit committee members meets the financial literacy requirements of the NYSE listing standards and the board of directors has determined that Edward White qualifies as an “audit committee financial expert,” as defined in the rules of the SEC. The designation does not impose on the audit committee financial expert any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our board of directors has adopted a written charter for the audit committee, which is available on our corporate website at https://www.ardaghmetalpackaging.com/corporate/investors.

Compensation Committee

Our compensation committee consists of Paul Coulson, Damien O’Brien and Hermanus Troskie, with Paul Coulson serving as the chair of the compensation committee. As we are a controlled company under the rules of the NYSE, our compensation committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.

The compensation committee has the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The compensation committee, among other matters:

●	at the request of our board of directors, reviews and makes recommendations to our board of directors relating to management succession planning;
●	administers, reviews and makes recommendations to our board of directors regarding our compensation plans;
●	reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors; and
●	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers.

Nominating and Governance Committee

Our nominating and governance committee consists of Paul Coulson, Yves Elsen, Damien O’Brien and Hermanus Troskie, with Paul Coulson serving as the chair of the nominating and governance committee. As we are a controlled company under the rules of the NYSE, our nominating and governance committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of our nominating and governance committee accordingly in order to comply with such rules. The nominating and governance committee, among other matters:

●	selects and recommends to the board of directors nominees for election by the shareholders or appointment by the board;
●	annually reviews with the board of directors the composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity of the board members;
●	makes recommendations on the frequency and structure of board meetings and monitor the functioning of the committees of the board;
●	develops and recommends to our board of directors a set of corporate governance guidelines applicable to us and periodically reviews such guidelines and recommends changes to our board of directors for approval as necessary; and
●	oversees the annual self-evaluation of our board of directors.

Finance Committee

Our finance committee consists of Paul Coulson, David Bourne, Cormac Maguire, Shaun Murphy, John Sheehan and Hermanus Troskie, with Paul Coulson serving as the chair of the finance committee. The finance committee, among other matters,

●	reviews and monitors the capital structure, financial policies and treasury function of the Company and makes recommendations to the board of directors in relation thereto; and
●	reviews and recommends to the board of directors whether to approve financing agreements or arrangements, including plans to issue, incur, amend, repurchase, redeem or repay, as applicable, indebtedness.

Sustainability Committee

The sustainability committee consists of Shaun Murphy, Abigail Blunt, David Bourne, Jennifer Cumbee, Oliver Graham, Elizabeth Marcellino and John Sheehan, with Shaun Murphy serving as the chair of the sustainability committee. The meetings of the sustainability committee are attended by the CEO’s of Metal Beverage Packaging Europe and Metal Beverage Packaging Americas and by Sustainability, People, Procurement and Investor Relations executives. The sustainability committee, among other matters:

●	assists the board of directors in fulfilling its oversight responsibility for the Company’s environmental and social sustainability objectives;
●	makes recommendations to the board of directors relating to environmental and social sustainability matters;
●	develops and oversees the implementation of a sustainability strategy; and
●	advises the board of directors periodically with regard to current and emerging environmental and social sustainability developments.

Code of Conduct

Our board of directors has adopted a code of conduct that establishes the standards of ethical conduct applicable to all of our directors, officers, employees and, as applicable, consultants and contractors. The code addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, compliance with applicable governmental laws, rules and regulations, company funds and assets, and confidentiality requirements and the process for reporting violations of the code, employee misconduct, conflicts of interest or other violations. Any waiver of the code with respect to any director or executive officer will be promptly disclosed and posted on our website. Amendments to the code will be promptly disclosed and posted on our website. The code is publicly available on our website at http://ardaghmetalpackaging.com/investors and in print to any shareholder who requests a copy.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that serve as a framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and the chief executive officer, meetings of independent directors, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our nominating and governance committee reviews our corporate governance guidelines periodically and, if necessary, recommends changes to our board of directors. Additionally, our board of directors has adopted independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines are posted on our website at http://ardaghmetalpackaging.com/investors.

DESCRIPTION OF SECURITIES

As a result of the Merger, GHV stockholders and AMPSA shareholders who received Shares in the Merger became AMPSA shareholders. The rights of AMPSA shareholders are governed by the laws of the Grand Duchy of Luxembourg and the Articles. The following describes the material terms of AMPSA’s capital stock, including the Shares issued in the Business Combination. We urge you to read the applicable provisions of Luxembourg Law and the Articles carefully and in their entirety.

General

AMPSA is a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465.

The corporate objects of the Company are set out in the Articles. They are to be interpreted in the broadest sense and any transaction or agreement which is entered into by the Company that is not inconsistent with the specified objects will be deemed to be within the scope of such objects or powers.

Shares

Share Capital

AMPSA was incorporated on January 20, 2021 by Ardagh Group S.A., with an initial share capital of €30,000, represented by 3,000,000 Shares.

AMPSA’s issued share capital equals €6,032,972.87, represented by 603,297,287 Shares with a nominal value of €0.01 per share. All issued shares are fully paid and subscribed for. The authorized capital of AMPSA (including the issued share capital) is set at €1,000,000,000, divided into 100,000,000,000 Shares with a nominal value of €0.01 each. There are also 16,749,984 Warrants outstanding, each exercisable at $11.50 per share, subject to adjustment as described in the Warrant Agreement.

A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to AMPSA or its creditors.

Share Issuances

Pursuant to Luxembourg Law, the issuance of Shares requires approval by the general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders or the Articles may also approve an authorized capital and authorize the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in (i) cash, including the setting off of claims against AMPSA that are certain, due and payable, (ii) in kind, and (iii) reallocation of the share premium, profit reserves or other reserves of AMPSA, through issuance of shares, the granting of options to subscribe for shares, or the issuance of any other instruments convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), the issuance of bonds with warrants or other rights to subscribe for shares attached, or the issuance of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares, up to a maximum of the authorized but as yet unissued share capital of AMPSA to such persons and on such terms as the board of directors determines in its absolute discretion. The board of directors can be authorized to remove or limit the statutory preferential subscription right of the shareholders in case of issue of shares up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue shares.

The Articles authorize the board of directors to issue shares up to the maximum amount of the authorized unissued share capital of the AMPSA and to limit or withdraw any and all statutory preemptive rights which would be applicable in respect of such issuance for a period of five years from July 8, 2021, to such persons, on such terms and for such consideration as the board of directors determines in its absolute discretion. Shareholders may at a general meeting renew or extend such authorized share capital and authorization to the board of directors to issue shares.

In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of AMPSA or certain categories amongst those; (b) employees of companies or economic interest grouping in which AMPSA holds directly or indirectly at least ten percent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping holding directly or indirectly at least ten percent (10%) of the share capital or voting rights of AMPSA (d) employees of companies or economic interest grouping in which at least fifty percent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty percent (50%) of the share capital of AMPSA; (e) corporate officers of AMPSA or of the companies or economic interest grouping listed in points (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the RESA.

The Articles authorize the board of directors to issue shares free of charge within the limitations set out in article 430-15 of the Luxembourg Law of August 10, 1915 on commercial companies, as amended (the “1915 Law”).

AMPSA recognizes only one (1) holder per share. In case a share is owned by several persons, AMPSA shall treat the first named holder on the register of shareholders as having been appointed by the joint holders to receive all notices and to give a binding receipt for any dividend(s) payable in respect of such share(s) on behalf of all joint holders, without prejudice to the rights of the other holders to information as set out in the 1915 Law.

The board of directors resolves on the issuance of Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the Articles and applicable law. The board of directors also resolves on the applicable procedures and timelines to which such issuance is subjected. If the proposal of the board of directors to issue new Shares exceeds the limits of AMPSA’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the Articles. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preemptive Rights

Under Luxembourg Law, existing shareholders benefit from a preemptive subscription right on the issuance of shares for cash consideration. However, AMPSA’s shareholders have, in accordance with Luxembourg Law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of shares within the scope of AMPSA’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the Articles also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per share. The shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

AMPSA cannot subscribe for its own shares. AMPSA may, however, repurchase issued shares or have another person repurchase issued shares for its account, subject to the following conditions:

●	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:
●	the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased;
●	the duration of the period for which the authorization is given, which may not exceed five years; and
●	in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of shares acquired by either AMPSA, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

●	only fully paid-up shares may be repurchased;
●	the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased shares are held by AMPSA; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to AMPSA’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell AMPSA’s shares under the conditions set forth in article 430-15 of the 1915 Law, which are described above. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

The Articles authorize the board of directors to purchase AMPSA’s own shares in accordance with Luxembourg Law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which the Shares are traded. The articles provide that the board of directors is authorized for a period of 5 years from July 8, 2021 to make (i) open market repurchases of shares subject to certain conditions and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation.

In addition, pursuant to Luxembourg Law, AMPSA may directly or indirectly repurchase shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to AMPSA, or if the acquisition of shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.

Voting Rights

Each Share entitles the holder thereof to one vote. Neither Luxembourg Law nor the Articles contain any restrictions as to the voting of Shares by non-Luxembourg residents. Luxembourg Law does not provide for cumulative voting in the election of directors. Voting of shareholders at a general meeting may be in person, by proxy or by voting form. The Articles specify how the Company shall determine the shareholders of record entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof.

The Articles distinguish ordinary resolutions and special resolutions.

Ordinary Resolutions. The Articles require a quorum of at least one-third (1/3) of the share capital in issue present in person or by proxy, for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions are adopted by a simple majority of votes validly cast on such resolution by shareholders entitled to vote. Abstentions and nil votes are not taken into account.

Special Resolutions. The Articles require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (i) an increase or decrease of the authorized or issued capital, (ii) an amendment to the Articles and (iii) dissolving the Company. Pursuant to the Articles, for any special resolutions to be considered at a general meeting the quorum is at least one-half (1/2) of the share capital in issue present in person or by proxy, unless otherwise mandatorily required by the 1915 Law. Any special resolution may be adopted at a general meeting at which a quorum is present, subject to the 1915 Law, by the affirmative vote of holders of at least two-thirds (2/3) of the votes validly cast on such resolution by shareholders entitled to vote.

AGSA, our parent company, by virtue of its ownership of our approximately 75% of our Shares, can control the outcome of any action requiring the general approval of our shareholders.

The board of directors may suspend the right to vote of any shareholder if such shareholder fails to fulfill its obligations under the Articles or any deed of subscription or deed of commitment entered into by such shareholder.

Amendment of the Articles

Except where the Articles authorize the board of directors to approve an increase or a reduction in share capital and subsequently record such change within thirty (30) days in the presence of a Luxembourg notary, the Articles require a special resolution approved at an extraordinary general meeting of shareholders to amend the Articles. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the Articles. Any resolutions to amend the Articles must be taken before a Luxembourg notary and such amendments must be published in accordance with the 1915 Law.

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.

Distributions on Winding up of the Company

Any voluntary dissolution of the Company will take place in accordance with the provisions of Luxembourg Law. The Company may only be placed into voluntary dissolution if shareholders vote in favor of such dissolution by means of a special resolution passed at an extraordinary general meeting.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities in proportion to the number of shares owned by them, without regard to the par value of the shares.

Because all shares of the Company will be fully paid, shareholders will have no liability in the event of a winding up of the Company, unless they are deemed to be a de facto manager (gérant de fait) exercising effective and continuing control over the Company by positive actions.

Mergers and De-mergers

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by a special resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is, in principle, subject to certain exceptions subject to the approval by a special resolution of shareholders.

Compulsory Transfer of Shares

The Articles provide that at any time a person is or becomes, directly or indirectly, the owner of 75% or more of the number of issued shares of the Company, such person (the “Acquiror”) may require, by giving notice to the Company as specified in the Articles, the holders of the remaining issued shares of the Company to sell their shares to the Acquiror for cash at a price that reflects the fair market value of such shares as initially determined by an independent investment banking firm of international reputation retained by the Acquiror. The Articles contain procedures for determining the fair market value of the shares held by the minority shareholders, which include a dispute resolution provision permitting holders of at least 10% of the remaining shares of the Company to dispute the purchase price proposed by the Acquiror in accordance with the procedures set forth in the Articles.

Anti-Takeover Provisions

See the section entitled “Risk Factors —  Risks Related to Being a Luxembourg Company and Our Status as a Foreign Private Issuer— Anti-takeover provisions in our Articles might discourage or delay attempts to acquire it.”

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Luxembourg Law. Minority shareholders holding securities entitled to vote at the general meeting that resolved on the granting of discharge to the directors, holding at least the 10% threshold may bring an action against the directors on behalf of the Company. Minority shareholders holding at least the 10% threshold may also ask the directors questions in writing concerning acts of management of the Company or one of its subsidiaries, and if the Company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.

The Articles contain a provision providing for the waiver by each of our shareholders of any claim or right of action they have, both individually and on the Company’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any matter involving fraud or dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability that may attach to such director or officer.

Interested Directors

The Articles contain specific provisions regarding interested directors and set forth procedures for approval of contracts or transactions involving an interested director. If a director has a direct or indirect financial interest conflicting with that of the Company in any contract or transaction to which the Company will be party, such interested director shall advise the Board thereof, cause a record of his or her statement to be included in the minutes of the meeting, and may not take part in the deliberations of the Board or any Board committee with respect to such contract or transaction and the Articles contain specific quorum and majority rules for meetings of the Board or its committees in case of conflicted directors. Such provisions do not apply to any contract or transaction that is within the ordinary course of business of the Company or its subsidiaries and is entered into on an arms’ length basis under market conditions.

Competition and Corporate Opportunities

The Articles contain specific provisions regarding competition and the allocation of corporate opportunities that are applicable to members of the board of directors of the Company who are not employees of the Company, as well as their respective Affiliates and Affiliated Entities (each as defined in the Articles), in recognition and anticipation that members of the Board who are not employees of the Company and their respective Affiliates and Affiliated Entities may engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, engages.

Warrants

Pursuant to the Warrant Assignment, Assumption and Amendment Agreement, GHV assigned to AMPSA all of GHV’s right, title and interest in and to the existing Warrant Agreement and AMPSA assumed, and agreed to pay, perform, satisfy and discharge in full, all of GHV’s liabilities and obligations under the existing Warrant Agreement arising from and after the August 4, 2021.

As of December 31, 2021, there were 16,749,984 Warrants outstanding. Each Warrant is exercisable to subscribe for one Share and only whole Warrants are exercisable. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A Warrant may be exercised only during the period commencing on the later of (i) the date that is thirty (30) days after the consummation of the Merger, or (ii) the date that is twelve (12) months from the date of the IPO, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Merger is completed, or (y) the redemption date as provided in Section 6.3 of the Warrant Agreement.

Redemption of Warrants for Cash

Pursuant to the Warrant Agreement, the public warrants may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder.

If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

Redemption of Warrants for Shares

AMPSA may redeem the outstanding Warrants (i) in whole and not in part, (ii) upon a minimum of 30 days’ prior written notice of redemption at a price equal to a number of shares to be determined by reference to the table contained in Section 6.2 of the Warrant Agreement, based on the redemption date and the fair market value of the Shares, (iii) if, and only if, the last reported sale price of the

Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the warrant holders is sent, (iv) if, and only if, the private warrants are also concurrently exchanged at the same price (equal to a number of Shares) as the outstanding public warrants, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the Warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

The private warrants are identical to the public warrants, except that the private warrants and the Shares issuable upon the exercise of the private warrants were not transferable, assignable or salable until 30 days after the completion of the Merger, subject to certain limited exceptions. Additionally, the private warrants are exercisable on a cashless basis and be non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable and exercisable by such holders on the same basis as the public warrants.

The foregoing description of the Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement, filed hereto as Exhibit 10.7, and the Warrant Assignment, Assumption and Amendment Agreement, filed hereto as Exhibit 10.6, and incorporated herein by reference.

Dividends

From the annual net profits of AMPSA, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of AMPSA. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Share entitling to the same proportion in such distributions.

The board of directors may resolve that AMPSA pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Articles. The board of directors shall set the amount and the date of payment of the interim dividend. Any interim dividends declared by the board of directors and paid during a financial year will be put to the shareholders at the following general meeting to be declared as final.

Subject to applicable laws and regulations, in order for AMPSA to determine which shareholders shall be entitled to receipt of any dividend, the board of directors may fix a record date, which record date will be the close of business (or such other time as the board of directors may determine) on the date determined by the board of directors. In the absence of a record date being fixed, the record date for determining shareholders entitled to receipt of any dividend shall the close of business in Luxembourg on the day the dividend is declared.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Articles. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to AMPSA’s accounts.

Registrar, Transfer and Warrant Agent

The registrar and transfer agent for the Shares and the warrant agent for the Warrants is Computershare Trust Company, N.A.

Comparison of Luxembourg Corporate Law and Delaware Corporate Law

	Delaware	Luxembourg
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Generally, under the Delaware General Corporation Law (“DGCL”), completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the

Under Luxembourg Law and the Articles, the board of directors has the broadest powers to take any action necessary or useful to achieve the company’s purpose. The board of directors’ powers are limited only by law and the Articles.

Any type of dissolution, voluntary liquidation or business combination that would require an amendment to the Articles, such as a merger or de-merger, requires an extraordinary resolution of a general meeting of shareholders. Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg Law nor the Articles contain any provision requiring the board of directors to obtain shareholder approval of a sale, lease, or exchange of substantial assets of AMPSA.

	Delaware	Luxembourg

certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

Under Luxembourg Law, no restriction exists as to the transactions that a shareholder may engage in with AMPSA. The transaction must, however, be in AMPSA’s corporate interest, which for instance requires that the transactions are made on arm’s length terms.

SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

Pursuant to Luxembourg Law, the shareholders may create an authorized share capital which allows the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in (i) cash, including the setting off of claims against AMPSA that are certain, due and payable, (ii) in kind, and (ii) reallocation of the share premium, profit reserves or other reserves of AMPSA, through issuance of shares, the granting of options to subscribe for shares, or the issuance of any other instruments

Delaware	Luxembourg

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), the issuance of bonds with warrants or other rights to subscribe for shares attached, or the issuance of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares, up to a maximum of the authorized but as yet unissued share capital of AMPSA to such persons and on such terms as the board of directors determines in its absolute discretion. The board of directors may be further authorized to, under certain conditions, limit, restrict, or waive preferential subscription rights of existing shareholders when issuing new shares within the authorized share capital. The rights attached to the new shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the Articles.

In addition, the board of directors may be further authorized to make an allotment of existing or newly issued shares without consideration to (a) employees of AMPSA or certain categories amongst those; (b) employees of companies or economic interest grouping in which AMPSA holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping holding directly or indirectly at least ten per cent (10%) of the share capital or voting rights of AMPSA (d) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of AMPSA; (e) corporate officers of AMPSA or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those.

The authorization to the board of directors to issue additional shares or other instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be, preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary

	Delaware	Luxembourg

general meeting resolving upon such authorization in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations “RESA”). The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of shareholders, with the quorum and majority rules set for the amendment of the Articles.

The Articles authorize its board of directors to issue new Shares, to grant options to subscribe for new Shares, to issue any other instruments convertible into or repayable by or exchangeable for new Shares (whether provided in the terms at issue or subsequently provided), to issue bonds with warrants or other rights to subscribe for new Shares attached, or through the issue of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, new Shares, up to a maximum of the authorized but as yet unissued share capital of the Company to such persons and on such terms as the board of directors determines in its absolute discretion AMPSA for a period ending five years after July 8, 2021 unless such period is extended, amended or renewed. Accordingly, the board of directors is authorized to issue Shares up to the limits of authorized share capital until such date. AMPSA currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Neither Luxembourg Law nor the Articles provide for appraisal rights.
SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg Law or the Articles.

Pursuant to Luxembourg Law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a

	Delaware	Luxembourg

Luxembourg notary public or under private seal, depending on the nature of the matter.

Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The Articles provide for the possibility of vote in writing (by way of a voting form provided by the Company) on resolutions submitted to the general meeting, provided that the voting form includes (a) the name, first name, address and the signature of the relevant AMPSA shareholder, (b) the indication of the shares for which the AMPSA shareholder will exercise such right, (c) the agenda as set forth in the convening notice and (d) the voting instructions (approval, refusal, abstention) for each point of the agenda.

MEETINGS OF SHAREHOLDERS

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Pursuant to Luxembourg Law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Luxembourg Law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. The Articles provide that ordinary general meetings (including the annual general meeting) the holders of in excess of one-third (1∕3) of the share capital in issue present in person or by proxy shall form a quorum for the transaction of business and ordinary resolutions are approved by the

Delaware	Luxembourg

affirmative votes of a simple majority of the votes validly cast. Abstentions are not considered “votes.”

Extraordinary resolutions are required for, among others, any of the following matters: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Pursuant to Luxembourg Law for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

1915 Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals eight days before the extraordinary general meeting. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

	Delaware	Luxembourg
DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•

surplus of the corporation, which is defined as net assets less statutory capital; or

•

if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.

Under Luxembourg Law, the amount and payment of annual dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors. Pursuant to the Articles, the board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg Law. Distributions may be lawfully declared and paid if AMPSA’s net profits and/or distributable reserves are sufficient under Luxembourg Law. All Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with the Articles or applicable law.

Under Luxembourg Law, at least 5% of AMPSA’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of AMPSA’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of AMPSA’s issued share capital. The legal reserve is not available for distribution.

Pursuant to Luxembourg Law, AMPSA (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•

the shareholders at a general meeting have previously authorized the board of directors to acquire its shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

•

the acquisitions, including shares previously acquired by AMPSA and held by it and shares acquired by a person acting in his or her own name but on AMPSA’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital

Delaware	Luxembourg

plus the reserves (which may not be distributed by law or under the Articles);

•

the shares repurchased are fully paid-up; and

•

the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to AMPSA’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to AMPSA, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either AMPSA or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within twelve months from their acquisition.

Luxembourg Law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce AMPSA’s share capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law) and are subject to specific provisions on reductions in share capital and redeemable shares under Luxembourg Law.

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

	Delaware	Luxembourg

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on AMPSA’s balance sheet a non-distributable reserve of the same amount must be reflected as a liability. The Articles provide that Shares may be acquired in accordance with the law.

The Articles authorize the board of directors to purchase AMPSA’s own shares in accordance with Luxembourg Law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which AMPSA’s shares are traded. The articles provide that the board of directors is authorized for a period of 5 years from July 8, 2021 to make (i) open market repurchases of shares subject to certain conditions and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation.

NUMBER OF DIRECTORS

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors.

Pursuant to Luxembourg Law, the AMPSA board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

The Articles provide that the board of directors shall be composed of at least three directors and no more than fifteen directors, to be elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

VACANCIES ON BOARD OF DIRECTORS

The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Under Luxembourg Law in case of vacancy of the office of a director appointed by the general meeting, unless the vacancy results from the removal of a director by the shareholders, the remaining directors so appointed may fill the vacancy on a provisional basis. In such circumstances, the next general meeting shall make the final appointment. The decision to fill a vacancy is taken by the remaining directors by simple majority vote.

	Delaware	Luxembourg

The Articles provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy. A director so appointed shall be appointed to the class of directors that the director he or she is replacing belonged to, provided that such director shall hold office only until ratification by the shareholders of his or her appointment at the next following general meeting and, if such general meeting does not ratify the appointment, such director shall vacate his or her office at the conclusion thereof.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

Under Delaware law, a board of directors can be divided into classes. The board of directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

Under Luxembourg Law, a director may be removed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request) by a simple majority of the votes cast, with or without cause.

The Articles provide for three different classes of directors designated Class I, Class II and Class III. The Class I Directors are appointed for a one (1) year term of office, the Class II Directors are appointed for a two (2) year term of office and the Class III Directors are appointed for a three (3) year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three (3) year term of office.

CUMULATIVE VOTING

Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.

Not applicable.
AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•

the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be

Under Luxembourg Law, amendments to the Articles require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the share capital is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg Law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

An increase of the commitments of its shareholders requires the unanimous consent of the shareholders.

The Articles provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of AMPSA’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of AMPSA’s authorized share capital within which the board of directors is authorized to issue further Shares. The board of directors is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital

	Delaware	Luxembourg

submitted to a vote at a meeting of stockholders; and

•

the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

set forth in the Articles. The above also applies in case of the transfer of AMPSA’s registered office outside the current municipality.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

●
by a majority of the disinterested directors, even though less than a quorum;
●
by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;
●
by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or
●
by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined

Luxembourg Law permits AMPSA to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards AMPSA or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by AMPSA, except in connection with criminal offences, gross negligence or fraud.

	Delaware	Luxembourg
ultimately that those individuals are entitled to be indemnified.
LIMITED LIABILITY OF DIRECTORS

Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Luxembourg Law does not provide for an ex ante limitation of liability but it permits AMPSA to keep directors indemnified as set out above.
ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of AMPSA by registered mail at least five days before the general meeting.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting. The general meeting must be held within a period of one month from receipt of such request.

SHAREHOLDERS’ SUITS	Under Delaware law, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or	Under Luxembourg Law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s

Delaware	Luxembourg

herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg Law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under article 206 of the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

References in this section to “we,” “our,” “us,” the “Company,” or “AMPSA” generally refer to AMPSA and its consolidated subsidiaries.

Relationship with our parent company

Approximately 75% of our Shares are currently owned by AGSA, our parent company. AGSA continues to exercise control over the composition of our board of directors and any other action requiring the approval of our shareholders.

Business Combination Agreement

On February 22, 2021, GHV, AMPSA, AGSA and MergeCo entered into the Business Combination Agreement pursuant to which the Business Combination was consummated and, following the Merger of GHV with and into MergeCo, GHV became a direct wholly owned subsidiary of AMPSA.

In connection with the consummation of the Business Combination, AGSA (i) retained an approximate 81.85% interest in AMPSA, (ii) received aggregate cash consideration of $2,315,000,000, paid upon the consummation of the AMP Transfer in cash and in equivalent U.S. dollars or euros (or a combination thereof) and $996,927,301.74, paid in cash at the closing of the Merger, and (c) has the right to receive, during the five-year period commencing 180 days after the closing of the Merger, up to 60,730,000 additional Shares in five equal installments if the price of Shares maintains for a certain period of time a volume weighted average price greater than or equal to $13.00, $15.00, $16.50, $18.00 and $19.50, as applicable.

The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby.

Transfer Agreement

On February 22, 2021, AGSA and AMPSA entered into a Transfer Agreement, pursuant to which AGSA agreed to effect the AMP Transfer through a series of transactions that resulted in, among other things, AMPSA owning the AMP Business prior to April 1, 2021. The AMP Transfer was consummated on April 1, 2021.

The Transfer Agreement requires AMPSA to indemnify AGSA and its affiliates for losses arising from AMPSA’s business (including employee liabilities) and requires AGSA to indemnify AMPSA for losses arising from Ardagh Group’s business (including employee liabilities). The Transfer Agreement provides for other transactions, including the settlement of intercompany payables and receivables and the termination or transfer of various obligations and liabilities (including credit and support obligations) of the AMP Entities in favor of Ardagh Group’s business, and of Ardagh Group in favor of the AMPSA’s business.

In addition, the Transfer Agreement contains non-competition and employee non-solicitation obligations of both AMPSA and AGSA. For a period commencing at April 1, 2021 and ending on the earlier of (i) April 1, 2026 or (ii) the date on which AGSA no longer is the beneficial owner of more than 50% of the voting stock of AMPSA, AGSA and its subsidiaries (excluding any AMP Entity) will not engage in AMPSA’s business as conducted on the date of the Transfer Agreement with the exception of services provided under the Services Agreement, and AMPSA and its subsidiaries will not engage in Ardagh Group’s businesses as conducted on the date of the Transfer Agreement with the exception of services provided under the Services Agreement. For a period commencing at April 1, 2021 and ending on the earlier of (i) the second anniversary of the closing of the Merger or (ii) the date on which AGSA no longer is the beneficial owner of more than 50% of the voting stock of AMPSA, none of AGSA or its subsidiaries (excluding any AMP Entity) will solicit for employment or hire any AMP Employee (as defined in the Transfer Agreement) with an annual base salary or wages greater than €150,000, subject to certain exceptions. Similarly, for the same period, none of AMPSA or its subsidiaries will solicit for employment or hire any employee of Ardagh Group with an annual base salary or wages greater than €150,000, subject to certain exceptions.

Services Agreement

In connection with the AMP Transfer, AGSA and AMPSA entered into a Services Agreement, pursuant to which AGSA, either directly or indirectly through its affiliates, shall provide certain corporate and business-unit services to AMPSA and its subsidiaries, and AMPSA, either directly or indirectly through its affiliates, shall provide certain corporate and business-unit services to AGSA and its affiliates (other than the AMP Entities). The services provided pursuant to the Services Agreement include typical corporate functional support areas in order to complement the activities in areas which exist within the AMPSA Group (as defined in the Services Agreement). For each calendar year from 2021 through 2024, as consideration for the corporate services provided by AGSA to AMPSA, AMPSA has provided and will provide corporate services to AGSA and has incurred an expense from AGSA of $33 million for the calendar year 2021 (prorated to reflect the timing of the completion of the AMP Transfer) and will incur an expense from AGSA of $38 million for calendar year 2022, $39 million for calendar year 2023 and $39 million for calendar year 2024. The fees for services pursuant to the Services Agreement are subject to adjustment for third party costs and variations for certain volume-based services. As of December 31, 2024, or if earlier, the date upon which AMPSA or AGSA undergoes a change of control, all corporate services provided pursuant to the Services Agreement will be provided at a price equal to the fully allocated cost of such services, or such other price to be negotiated in good faith by the parties, taking into consideration various factors, including the cost of providing such corporate services and the level of services expected to be provided.

Shareholders Agreement

In connection with the completion of the Merger, AGSA and AMPSA entered into the Shareholders Agreement, pursuant to which, among other things, AGSA has the right to nominate nine directors to the AMPSA’s board of directors, of whom (i) one will initially be the current Chief Executive Officer of AGSA, who will serve as chairperson of the board; and (ii) at least three shall satisfy the independence requirements of NYSE. Two independent directors were appointed upon proposal for nomination by the GHV Sponsor as Class I directors pursuant to the terms of the Business Combination Agreement. In addition, for so long as AGSA holds at least 20% of the outstanding Shares, AGSA will also have the right to: (A) nominate a number of directors to the AMPSA’s board of directors at least proportional to the number of outstanding Shares owned by AGSA; (B) designate the chairperson of the board of directors of AMPSA (who need not be a nominee of AGSA); and (C) appoint a number of representatives to each committee of the board of AMPSA that is at least proportional to the number of outstanding Shares owned by AGSA. In addition, for so long as AGSA holds at least 40% of the outstanding Shares, the following actions may not be taken (or agreed to be taken) by AMPSA without the prior written consent of AGSA: (a) the sale of greater than 40% of the assets or voting securities of AMPSA (with certain exceptions); (b) voluntary liquidation or dissolution of AMPSA; (c) any amendment of AMPSA’s Articles that materially and adversely affects AGSA in its capacity as a shareholder; (d) relocation of AMPSA’s corporate headquarters; (e) change to AMPSA’s corporate name; or (f) any corporate action that would materially adversely affect any of the foregoing approval rights.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, AMPSA and GHV entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to subscribe for, and AMPSA agreed to issue to the Subscribers, an aggregate of 69,500,000 Shares, for a purchase price of $10.00 per share, for an aggregate cash amount of $695,000,000 (the “PIPE Shares”).

The issuance of the PIPE Shares pursuant to the Subscription Agreements was also contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger, which occurred on August 4, 2021.

Pursuant to the Subscription Agreements, AMPSA filed on August 12, 2021 with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, which was declared effective by the SEC on August 23, 2021.

Pursuant to the Subscription Agreement entered into by the GHV Sponsor (and joinders thereto entered into by certain investors), certain investors acquired 12,000,000 Shares.

Registration Rights and Lock-Up Agreement

In connection with the closing of the Merger, AMPSA, AGSA, GHV Sponsor, Gores Pipe, LLC and GHV’s independent directors (such directors, together with GHV Sponsor and Gores Pipe, LLC, the “Initial Stockholders”) entered into the Registration Rights and Lock-Up Agreement, which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, AMPSA agreed that, as soon as practicable, and in any event within 30 days after the closing of the Merger, which occurred on August 4, 2021, it will file with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of any outstanding Shares or any other equity security held by a party to the Registration Rights and Lock-Up Agreement and any other equity security of AMPSA issued or issuable with respect to any such Share by way of a dividend or stock split in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and AMPSA will use its reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th day (or the 90th day if the registration statement is reviewed by, and received comments from, the SEC) following the filing deadline. Such registration statement was declared effective by the SEC on August 23, 2021.

Subject to certain exceptions, including in connection with certain exchanges involving AGSA shareholders, AGSA was not permitted to transfer any Shares beneficially owned or owned of record by it and the Initial Stockholders were not permitted to transfer Shares or Warrants beneficially owned or owned of record by such Initial Stockholder during certain lock-up periods, which have expired.

Warrant Assignment, Assumption and Amendment Agreement

In connection with the closing of the Merger, AMPSA entered into a Warrant Assignment, Assumption and Amendment Agreement with GHV, Computershare Inc. and Computershare Trust Company, N.A., to assume GHV’s obligations under the existing Warrant Agreement, dated August 10, 2020 with respect to the Warrants.

Indemnification Letter Agreement

On May 21, 2021, AMPSA entered into a letter agreement with AGSA, pursuant to which AGSA agreed to indemnify, defend and hold harmless AMPSA and its subsidiaries and their respective successors from and against any and all losses incurred prior to December 31, 2021 resulting from the cyber security incident that was discovered by AGSA in May 2021 and is further described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cyber Security Incident” in this prospectus. No claim submitted to AGSA after March 31, 2022 is eligible for indemnification pursuant to the letter agreement and in no event will AGSA’s aggregate liability for indemnification claims pursuant to the letter agreement exceed $150 million. The letter agreement incorporates by reference, among other things, the limitations on indemnification and procedures for seeking indemnification contained in the Transfer Agreement.

Additional Related Party Transactions — Historical

For additional information, see “note 25 – Related Party Information” to the Consolidated Financial Statements included elsewhere in this prospectus.

There have been no materially significant related party transactions in the period since the date of approval of the financial statements included elsewhere in this prospectus.

Policy Concerning Related Person Transactions

Our board of directors has adopted a written policy, which we refer to as the related party transactions policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors or beneficial owner of more than 5% of our Shares (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

MAJOR SHAREHOLDERS

Each shareholder is entitled to one vote per common share.

The following table shows the beneficial ownership of our outstanding Shares as of the approval date of the Consolidated Financial Statements included elsewhere in this prospectus by:

●	each person known by the Company to beneficially own more than 5% of our outstanding Shares;
●	each executive officer or director of the Company; and
●	all of the executive officers and directors of the Company as a group.

Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Ardagh Group S.A. (i)	454,375,314	75.3%
Our directors and key management
Paul Coulson (i)	125,000	*
Shaun Murphy	*	*
Oliver Graham	*	*
Abigail Blunt	*	*
Yves Elsen	*	*
The Rt. Hon. the Lord Hammond of Runnymede	*	*
Elizabeth Marcellino	*	*
Damien O'Brien	*	*
John Sheehan	*	*
Hermanus Troskie	*	*
Edward White	*	*
David Bourne	*	*
Michael Dick	*	*
All directors and key management as a group	*	*
(i)	ARD Holdings S.A., which indirectly through its subsidiaries controls Ardagh Group S.A., may be deemed to be the ultimate beneficial owner of the Shares held by Ardagh Group S.A. ARD Holdings S.A. has approximately 400 record shareholders and a board of directors consisting of 9 directors. Paul Coulson, our Chairman, controls ARD Holdings S.A. as a result of his 19.24% stake in ARD Holdings S.A. and his 52.42% stake in Yeoman Capital S.A., which in turn owns 34.42% of the equity interests in ARD Holdings S.A. Other than the Shares reflected in the table above, Mr. Coulson has no direct ownership in Shares of AMPSA. However, based upon the definition of “beneficial owner” under U.S. securities laws, he may be deemed to have shared beneficial ownership of the Shares held by Ardagh Group S.A. by virtue of his control of ARD Holdings S.A. and Ardagh Group S.A.
*	Represents beneficial ownership of less than one percent or no shares.

As of December 31, 2021, the registrar and transfer agent for the Company reported that 147,890,384 of Shares were held by 115 record holders in the United States.

The Company is controlled by AGSA. As of December 31, 2021, AGSA has seven record shareholders and a board of directors consisting of 14 directors. The ultimate parent company of AGSA is ARD Holdings S.A.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 517,571,133 Shares and 5,716,982 Warrants to purchase Shares, which were originally Private Placement Warrants that were automatically converted into Warrants upon consummation of the Merger.

The Selling Securityholders may from time to time offer and sell any or all of the Shares and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Shares and Warrants other than through a public sale.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Shares and/or Warrants for resale to the public, the aggregate number of Shares and/or Warrants beneficially owned and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

For purposes of the “Shares” table below, we have based percentage ownership on 603,297,287 Shares and for purposes of the “Warrants” table below, we have based percentage ownership on 16,749,984 Warrants outstanding, as of the date of this prospectus, which became exercisable for Shares on September 3, 2021.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Shares and Warrants. As such, we are unable to declare the number of Shares and Warrants that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Shares and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Shares and/or Warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Shares and/or Warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such Shares or Warrants in this offering. See “Plan of Distribution.”

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o AMPSA, 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg.

	Shares
			Maximum
			Number of
	Securities Beneficially		Securities to be
	Owned prior to this		Sold in this	Securities Beneficially Owned
	Offering		Offering	after this Offering(2)
	AMPSA		AMPSA	AMPSA
Name of Selling Securityholder	Shares	Percentage(1)	Shares	Shares	Percentage
Ardagh Group S.A.(3)	454,375,314	75.32%	454,375,314	―	―
Gores Sponsor V LLC(4)	8,448,750	1.40%	8,448,750	―	―
Gores Pipe, LLC(5)	4,112,135	*	4,112,135	―	―
Platinum Equity, LLC(6)	2,595,848	*	64,598	2,531,250	*
Certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc.(7)	9,997,300	1.66%	9,997,300	―	―
Empyrean Capital Overseas Master Fund, Ltd. (8)	4,000,000	*	4,000,000	―	―
Nomura Global Financial Products Inc. (9)	3,419,010	*	3,419,010	―	―
BlackRock, Inc.(10)	3,000,000	*	3,000,000	―	―
Brahman Partners V, L.P. (11)	2,847,716	*	1,553,130	1,294,586	*
AIO VII S.à r.l.(12)	2,500,000	*	2,500,000	―	―
The Canyon Value Realization Master Fund, L.P. (13)	5,391,921	*	2,251,920	3,140,001	―
Funds affiliated with Diameter Capital Partners LP(14)	4,506,567	*	1,009,214	3,497,353	―
Weiss Strategic Interval Fund(15)	1,869,122	*	1,869,122	―	―
TCLS I, LP(16)	1,720,028	*	736,602	983,426	*
Fidelity Securities Fund: Fidelity Small Cap Growth Fund(17)	1,634,000	*	1,634,000	―	―
Weiss Multi-Strategy Partners LLC(18)	1,579,548	*	1,579,548	―	―
Vin White Fund Ltd. (19)	1,248,593	*	1,248,593	―	―
Crescent Park Master Fund, L.P. (20)	1,215,891	*	1,215,891	―	―
VTPE Investments LLC(21)	1,100,000	*	1,100,000	―	―
TCDS I, LP(22)	1,107,426	*	544,787	562,639	*
OGI Associates LLC(23)	939,314	*	939,314	―	―
Canyon Balanced Master Fund, Ltd.(24)	2,131,294	*	851,830	1,279,464	―
Canyon Value Realization Fund, L.P.(25)	2,015,599	*	835,080	1,180,519	―
Shotfut Menayot Chul - Phoenix Amitim (The Phoenix Insurance Company Ltd.)(26)	800,000	*	800,000	―	―
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(27)	742,585	*	742,585	―	―
Amzak Capital Management LLC(28)	700,000	*	700,000	―	―
Topia Ventures, LLC(29)	700,000	*	700,000	―	―
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee(30)	673,511	*	673,511	―	―
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(31)	579,877	*	579,877	―	―
Healthcare of Ontario Pension Plan Trust Fund(32)	900,000	*	500,000	400,000	*
Pacific Credit Corp. (33)	606,123		606,123
Jefferies Strategic Investments, LLC (34)	521,086		521,086
Randall Bort(35)	25,000	*	25,000	―	―
William Patton(35)	25,000	*	25,000	―	―
Jeffrey Rea(35)	25,000	*	25,000	―	―
All Other Selling Securityholders(36)	5,611,663	*	4,386,813	1,224,850	*
*	Less than one percent of outstanding Shares.
(1)	In calculating the percentages, (a) the numerator is calculated by adding the aggregate number of Shares held by such beneficial owner and the total number of Warrants held by such beneficial owner (if any); and (b) the denominator, unless otherwise noted, is calculated by adding the aggregate number of Shares outstanding and the number of Shares issuable upon the exercise of

Warrants held by such beneficial owner, if any (but not the number of Shares issuable upon the exercise of Warrants held by any other beneficial owner).
(2)	Assumes the sale of all Shares offered in this prospectus.
(3)	The business address of Ardagh Group S.A. is 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg. Total shares beneficially owned includes 6,250,000 Shares issuable upon exercise of Warrants that became exercisable on September 3, 2021.
(4)	The business address of Gores Sponsor V LLC is 6260 Lookout Road, Boulder, CO 80301.
(5)	The business address of Gores Pipe, LLC is 6260 Lookout Road Boulder, CO 80301.
(6)	Total shares beneficially owned by Platinum Equity, LLC includes 2,531,250 Shares issuable upon exercise of Warrants that became exercisable on September 3, 2021. Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. Tom Gores is the brother of Alec Gores, who was the former Chairman of Gores Holdings V, Inc. The business address of Platinum Equity, LLC is 360 N. Crescent Drive, Beverly Hills, CA 90210.
(7)	Consists of (i) 4,543,567 Shares held by T. Rowe Price Mid-Cap Growth Fund, Inc., (ii) 932,329 Shares held by T. Rowe Price Institutional Mid-Cap Equity Growth Fund, (iii) 72,423 Shares held by T. Rowe Price Mid-Cap Growth Portfolio, (iv) 29,632 Shares held by T. Rowe Price U.S. Equities Trust, (v) 237,208 Shares held by Great-West Funds, Inc. - Great-West T. Rowe Price Mid Cap Growth Fund, (vi) 325,195 Shares held by TD Mutual Funds - TD U.S. Mid-Cap Growth Fund, (vii) 865,381 Shares held by MassMutual Select Funds - MassMutual Select Mid Cap Growth Fund, (viii) 47,137 Shares held by MML Series Investment Fund - MML Mid Cap Growth Fund, (ix) 216,692 Shares held by Brighthouse Funds Trust I - T. Rowe Price Mid Cap Growth Portfolio, (x) 77,315 Shares held by Marriott International, Inc. Pooled Investment Trust for Participant Directed Accounts, (xi) 661,877 Shares held by T. Rowe Price U.S. Mid-Cap Growth Equity Trust, (xiii) 172,713 Shares held by Costco 401(k) Retirement Plan, (xiv) 28,939 Shares held by MassMutual Select Funds - MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (xv) 279,835 Shares held by T. Rowe Price Diversified Mid-Cap Growth Fund, Inc., (xvi) 32,831 Shares held by Bunting Family III, LLC, (xvii) 19,834 Shares held by T. Rowe Price Tax-Efficient Equity Fund, (xiii) 4,856 Shares held by Jeffrey LLC, (xix) 9,860 Shares held by Seasons Series Trust - SA Multi-Managed Mid Cap Growth Portfolio, (xx) 144,853 Shares held by Lincoln Variable Insurance Products Trust - LVIP T. Rowe Price Structured Mid-Cap Growth Fund, (xxi) 165,947 Shares held by Voya Partners, Inc. - VY T. Rowe Price Diversified Mid Cap Growth Portfolio, (xxii) 51,727 Shares held by Lincoln Variable Insurance Products Trust – LVIP Blended Mid Cap Managed Volatility Fund, (xxiii) 553,656 Shares held by T. Rowe Price New Era Fund, Inc., (xxiv) 213,108 Shares held by T. Rowe Price Real Assets Fund, Inc., (xxv) 159,079 Shares held by T. Rowe Price Real Assets Trust I, (xxvi) 28,520 Shares held by Shriners Hospital for Children, (xxvii) 80,095 Shares held by Advanced Series Trust - AST T. Rowe Price Natural Resources Portfolio, (xxviii) 717 Shares held by T. Rowe Price Global Allocation Fund, Inc., (xxix) 7,090 Shares held by MassMutual Select Funds - MassMutual Select T. Rowe Price Real Assets Fund, (xxx) 1,288 Shares held by SunAmerica Series Trust – SA T. Rowe Price VCP Balanced Portfolio, (xxxi) 457 Shares held by Advanced Series Trust - AST T. Rowe Price Diversified Real Growth Portfolio, and (xxxii) 11,145 Shares held by Advanced Series Trust - AST T. Rowe Price Asset Allocation Portfolio. (collectively, the “T. Rowe Price Accounts”). T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Price Accounts. For purposes of the reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of the shares owned by the T. Rowe Price Accounts; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The business address of each of these entities is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.
(8)	Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), and has voting and investment control of the shares held by ECOMF. Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(9)	The business address of Nomura Global Financial Products Inc. is 309 West 49th Street, New York, NY 10019.

(10)	The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock High Yield Portfolio of BlackRock Series Fund II, Inc.; BGF Global High Yield Bond Fund; BlackRock High Yield Bond Portfolio of BlackRock Funds V; BGF US Dollar High Yield Bond Fund; Brighthouse Funds Trust I - BlackRock High Yield Portfolio; BlackRock Corporate High Yield Fund, Inc.; BlackRock High Yield V.I. Fund of BlackRock Variable Series Funds II, Inc.; BlackRock Income Fund of BlackRock Funds V; and Multi-Strategy Credit Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(11)	The business address of Brahman Partners V, L.P. is 655 Third Avenue 11th Floor New York, NY 10017.
(12)	Total shares beneficially owned by includes 271,048 Shares issuable upon exercise of Warrants that became exercisable on September 3, 2021.
(13)	The Selling Securityholder is currently party to an investment advisory agreement (or similarly titled agreement) with Canyon Capital Advisors LLC (“Canyon”), pursuant to which Canyon is granted discretionary right, power and authority to manage, and vote with respect to certain of the Selling Securityholder’s investments, including its investment in the Shares (“Voting and Investment Power”). Canyon is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis (the “Principals”). Canyon and each of the Principals disclaim beneficial ownership of the Shares, except to the extent of Voting and Investment Power. The address of the foregoing individuals and entities is c/o Canyon Capital Advisors LLC, 2728 N. Harwood Street, 2nd Floor, Dallas, Texas 75201.
(14)	Diameter Capital Partners LP is the investment manager (the “Investment Manager”) of Diameter Master Fund LP and Diameter Dislocation Master Fund LP and, therefore, has investment and voting power over the Shares owned by these entities. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the Investment Manager, make voting and investment decisions on behalf of the Investment Manager. As a result, the Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these Shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The business address of Diameter Capital Partners LP is 55 Hudson Yards, 29th Floor, New York, NY 10001.
(15)	The business address of Weiss Strategic Interval Fund is One State Street, 20th Floor, Hartford CT 06103. Total shares beneficially owned includes 200,000 Shares issuable upon exercise of Warrants that became exercisable on September 3, 2021.
(16)	The business address of TCLS I, LP is 75 Rockefeller Plaza, Suite 1600A, New York, NY 10019.
(17)	The business address of Fidelity Securities Fund: Fidelity Small Cap Growth Fund is Mag & Co. c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005.
(18)	The business address of Weiss Multi-Strategy Partners LLC is One State Street, 20th Floor, Hartford, CT 06103.
(19)	The business address of Vin White Fund Ltd. is One State Street, 20th Floor, Hartford, CT 06103.
(20)	The business address of Crescent Park Master Fund, L.P. is 1900 University Avenue, Suite 501, East Palo Alto, CA 94303.
(21)	The business address of VTPE Investments LLC is 14747 N. Northsight Blvd., Ste. 111-431 Scottsdale, AZ 85260.
(22)	The business address of TCDS I, LP is 75 Rockefeller Plaza, Suite 1600A, New York, NY 10019.
(23)	The business address of OGI Associates LLC is One State Street, 20th Floor, Hartford, CT 06103.

(24)	The Selling Securityholder is currently party to an investment advisory agreement (or similarly titled agreement) with Canyon Capital Advisors LLC (“Canyon”), pursuant to which Canyon is granted discretionary right, power and authority to manage, and vote with respect to certain of the Selling Securityholder’s investments, including its investment in the Shares (“Voting and Investment Power”). Canyon is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis (the “Principals”). Canyon and each of the Principals disclaim beneficial ownership of the Shares, except to the extent of Voting and Investment Power. The address of the foregoing individuals and entities is c/o Canyon Capital Advisors LLC, 2728 N. Harwood Street, 2nd Floor, Dallas, Texas 75201.
(25)	The Selling Securityholder is currently party to an investment advisory agreement (or similarly titled agreement) with Canyon Capital Advisors LLC (“Canyon”), pursuant to which Canyon is granted discretionary right, power and authority to manage, and vote with respect to certain of the Selling Securityholder’s investments, including its investment in the Shares (“Voting and Investment Power”). Canyon is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis (the “Principals”). Canyon and each of the Principals disclaim beneficial ownership of the Shares, except to the extent of Voting and Investment Power. The address of the foregoing individuals and entities is c/o Canyon Capital Advisors LLC, 2728 N. Harwood Street, 2nd Floor, Dallas, Texas 75201.
(26)	The business address of Shotfut Menayot Chul - Phoenix Amitim (The Phoenix Insurance Company Ltd.) is Derech HaShalom 53; Givatayim, ISRAEL 5345433.
(27)	The business address of Fidelity Securities Fund: Fidelity Blue Chip Growth Fund is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005.
(28)	The business address of Amzak Capital Management LLC is 980 N Federal Highway, Suite 315, Boca Raton, FL 33432.
(29)	The business address of Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.
(30)	The business address of Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005.
(31)	The business address of Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund is BNY Mellon, P.O. Box 392002, Pittsburgh, PA 15230.
(32)	Total shares beneficially owned by Healthcare of Ontario Pension Plan Trust Fund includes 400,000 Shares issuable upon exercise of Warrants that became exercisable on September 3, 2021. The business address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario M5J 0B6.
(33)	The business address of Pacific Credit Corp. is 6260 Lookout Rd. Boulder, CO 80301.
(34)	The business address of Jefferies Strategic Investments, LLC, is One State Street, 20th Floor, Hartford, CT 06103.
(35)	Party to the Registration Rights and Lock-Up Agreement dated August 4, 2021. Messrs. Bort, Patton and Rea were former directors of Gores Holdings V, Inc.
(36)	The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding Shares. This includes Shares owned by

Mark Stone and Andrew McBride. Mark Stone and Andrew McBride were the former Chief Executive Officer and Chief Financial Officer of Gores Holdings V, Inc., respectively.

	Warrants
			Maximum
			Number of
	Securities Beneficially		Securities to be
	Owned prior to this		Sold in this	Securities Beneficially Owned
	Offering		Offering	after this Offering(2)
Name of Selling Securityholder	Warrants	Percentage(1)	Warrants	Warrants	Percentage
AEG Holdings, LLC(3)	2,123,760	12.68%	2,123,760	―	*
Platinum Equity, LLC(4)	2,531,250	15.11%	2,531,250	―
Brahman Partners V, L.P.(5)	271,048	1.62%	―	271,048	1.62%
Jacob Kotzubei(6)	250,000	1.49%	250,000
Jane Street Global Trading, LLC(7)	79,991	*	―	79,991
Brahman Partners VI, L.P.(8)	4,027	*	―	4,027	*
Healthcare of Ontario Pension Plan Trust Fund(9)	400,000	2.39%	―	400,000	2.39%
Mark Barnhill(10)	31,250	*	31,250	―
Mary Ann Sigler(11)	31,250	*	31,250	―
Mapagosa I, LLC(12)	31,250	*	31,250	―	*
Andrew McBride(13)	16,762	*	16,762	―
Edward Johnson(14)	73,915	*	73,915	―
Jennifer Kwon Chou(15)	25,593	*	25,593	―
Barret Sprowl(16)	33,525	*	33,525	―
Joseph Skarzenski(17)	21,552	*	21,552	―
Mark Stone(18)	296,875	1.77%	296,875	―
Louis Samson(19)	250,000	1.49%	250,000	―
Alyeska Master Fund, L.P.(20)	69,159	*	―	69,159	*
*	Less than one percent of outstanding Warrants.
(1)

In calculating the percentages, (a) the numerator is calculated by adding the total number of Warrants held by such beneficial owner; and (b) the denominator is calculated by adding the aggregate number of outstanding Warrants.

(2)	Assumes the sale of all Warrants offered in this prospectus.
(3)

Alec Gores is the Chairman of AEG Holdings, LLC and was the former Chairman of the board of directors of Gores Holdings V, Inc. The business address of AEG Holdings, LLC is 6260 Lookout Rd., Boulder, CO 80301.

(4)

Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. Tom Gores is the brother of Alec Gores, who was the former Chairman of Gores Holdings V, Inc. The business address of Platinum Equity, LLC is 360 N. Crescent Drive, Beverly Hills, CA 90210.

(5)	The business address of Brahman Partners V, L.P. is 655 Third Avenue 11th Floor, New York, NY 10017.
(6)	The business address of Jacob Kotzubei is 6260 Lookout Road, Boulder, CO 80301.
(7)	The business address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY, 10281.
(8)	The business address of Brahman Partners VI, L.P. is 655 Third Avenue 11th Floor, New York, NY 10017.
(9)	The business address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario M5J 0B6.
(10)	The business address of Mark Barnhill is 6260 Lookout Road, Boulder, CO 80301.
(11)	The business address of Mary Ann Sigler is 6260 Lookout Road, Boulder, CO 80301.

(12)	The business address of Mapagosa I, LLC, is 1133 14th Street, Unit 2320, Denver, CO 80202.
(13)	The business address of Andrew McBride is 6260 Lookout Road, Boulder, CO 80301.
(14)	The business address of Edward Johnson is 6260 Lookout Road, Boulder, CO 80301.
(15)	The business address of Jennifer Kwon Chou is 6260 Lookout Road, Boulder, CO 80301.
(16)	The business address of Barret Sprowl is 6260 Lookout Road, Boulder, CO 80301.
(17)	The business address of Joseph Skarzenski is 6260 Lookout Road, Boulder, CO 80301.
(18)	The business address of Mark Stone is 6260 Lookout Road, Boulder, CO 80301.
(19)	The business address of Louis Samson is 6260 Lookout Road, Boulder, CO 80301.
(20)

The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

MATERIAL LUXEMBOURG TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to AMPSA and the holders of Shares or Warrants. It does not purport to be a complete analysis of all tax considerations in relation to the Shares or Warrants. Prospective purchasers should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date, even with retroactive effect.

The comments below are intended as a basic overview of certain tax consequences in relation to AMPSA and the purchase, ownership and disposition of Shares or Warrants under Luxembourg Law. Tax matters are complex, and the tax consequences of the offering to a particular holder of Shares or Warrants will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the offering to him or her, including the applicability and effect of Luxembourg tax laws.

The summary in this Luxembourg taxation section does not address the Luxembourg tax consequences for a holder of Shares or Warrants who:

(i)	is an investor as defined in a specific law (such as the law on family wealth management companies of 11 May 2007, as amended, the law on undertakings for collective investment of 17 December 2010, as amended, the law on specialized investment funds of 13 February 2007, as amended, the law on reserved alternative investment funds of 23 July 2016, the law on securitisation of 22 March 2004, as amended, the law on venture capital vehicles of 15 June 2004, as amended and the law on pension saving companies and associations of 13 July 2005;
(ii)	is a Luxembourg resident individual;
(iii)	is, in whole or in part, exempt from tax; or
(iv)	acquires, owns or disposes of Shares or Warrants in connection with a membership of a management board, a supervisory board, an employment relationship, a deemed employment relationship or management role.

Where in this summary English terms and expressions are used to refer to Luxembourg tax concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Luxembourg concepts under Luxembourg Law.

Taxation of AMPSA

AMPSA is subject to Luxembourg tax on its worldwide profits at the current combined ordinary rate of 24.94% for Luxembourg City, including the 17% corporate income tax, a 6.75% municipal business tax and a solidarity surcharge (together the “Income Tax”).

In principle, dividends and capital gains realized by AMPSA are subject to Income Tax in Luxembourg. However, provided the conditions of the Luxembourg participation exemption regime are met, dividends and capital gains realized by AMPSA upon the disposal of shares are not taxable in Luxembourg. The Luxembourg participation exemption does not apply to the extent of previously deducted expenses, write-offs, and/or realized losses relating to the relevant participation i.e., those are recaptured. Certain general, as well as specific, anti-abuse provisions may also apply.

Luxembourg net wealth tax (“NWT”) will be due annually by AMPSA at the rate of 0.5% on its total net asset value below or equal to €500 million. The tranche above €500 million will be taxed at a rate of 0.05%.

Shareholdings qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis provided that, the relevant entity holds a direct shareholding in a qualifying subsidiary representing at least 10% of the qualifying subsidiary’s share capital or having an acquisition cost (including both share capital and share premium) of at least €1.2 million; there is no minimum holding period requirement.

Companies for which the sum of fixed financial assets (i.e., financial assets notably including shares and loans, transferable securities and cash) exceeds 90% of their total balance sheet and €350,000 are liable to a minimum annual NWT of €4,815. Other companies are liable to a minimum progressive tax (in an amount up to €32,100), depending on the total assets on their balance sheet.

Withholding taxation

Any dividends distributed by AMPSA will in principle be subject to a 15% withholding tax unless an exemption or a treaty reduction applies.

The concept “dividends distributed by AMPSA” as used in this Luxembourg taxation paragraph includes, but is not limited to, distributions in cash or in kind, proceeds paid by AMPSA upon a redemption or repurchase of ordinary Shares and repayments of capital.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg for income tax purposes solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Shares or Warrants.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Shares or Warrants is connected, are not liable to any Luxembourg income tax (other than a tax potentially levied by way of withholding at source), whether they receive payments upon redemption or repurchase of all Shares or Warrants, or realize capital gains on the sale of any Shares or Warrants, unless they sell a participation of more than 10% in the capital of AMPSA within 6 months of its acquisition or they have been a resident of Luxembourg for tax purposes for at least 15 years and have become a non-resident within the five years preceding the realization of the gain.

Taxation of Luxembourg residents

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Shares or Warrants is connected, must include in their taxable income any income (including dividends) and the difference between the sale or redemption price and the tax book value of the Shares or Warrants sold or redeemed, unless for shares the conditions of the Luxembourg participation exemption regime are met.

Net Wealth Tax

Luxembourg NWT will not be levied on the Shares or Warrants held by a corporate holder, unless: (a) such holder is a Luxembourg resident or (b) such Shares or Warrants are attributable to an enterprise or part thereof which is carried on by a non-resident company in Luxembourg through a permanent establishment. Shares qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis.

Other Taxes

No registration tax will be payable by a holder of Shares or Warrants upon the disposal of Shares or Warrants by sale or exchange. The issuance as well as the redemption of shares by a Luxembourg resident company as well as any other changes to its articles of association are subject to a fixed registration tax in Luxembourg amounting to EUR 75. Registration duties may, moreover, be due if documents relating to the Shares or Warrants are (i) voluntarily registered in Luxembourg, (ii) appended to a document that requires obligatory registration in Luxembourg or (iii) deposited with the official records of a Luxembourg notary.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Shares or Warrants or in respect of the payment under the Shares or Warrants or in respect of the transfer of the Shares and/or Warrants.

No Luxembourg inheritance tax is levied on the transfer of the Shares or Warrants upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident or a deemed resident of Luxembourg for at the time of his or her death, the Shares or Warrants are included in his taxable estate for inheritance tax assessment purposes. No Luxembourg gift tax will be levied on the transfer of the Shares or Warrants by way of gift unless the gift is registered in Luxembourg.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations to beneficial owners relating to the acquisition, ownership and disposition of the Shares and Warrants (“AMPSA Securities”). This discussion applies only to Shares and Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including the Medicare contribution tax on net investment income, or holders who are subject to special rules, including:

●	brokers or dealers;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;
●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
●	U.S. expatriates or former long-term residents of the United States;
●	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Shares;
●	persons holding AMPSA Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons who purchase Shares as part of the PIPE;
●	persons that received AMPSA Securities as compensation for services; or
●	controlled foreign corporations or passive foreign investment companies.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AMPSA Securities, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors regarding the U.S. federal income tax treatment of holding the AMPSA Securities.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published guidance by the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of AMPSA Securities. AMPSA has not sought and does not intend to seek any rulings from the IRS regarding the AMPSA Securities. There is no assurance that the IRS will not take positions concerning the tax consequences of holding the AMPSA Securities that are different from those discussed below, or that any such different positions would not be sustained by a court.

THE DISCUSSION BELOW IS A GENERAL SUMMARY. IT IS NOT A SUBSTITUTE FOR TAX ADVICE. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE AMPSA SECURITIES.

U.S. Holders

The section applies to you if you are a U.S. holder.  For purposes of this discussion, a U.S. holder means a beneficial owner of AMPSA Securities that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Shares generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of AMPSA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because AMPSA does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. holders, dividends will be taxed at the lower applicable long-term capital gains rate (see “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares and Warrants” below) if Shares are readily tradable on an established securities market in the United States (which they will be if Shares are traded on the NYSE) and certain other requirements are met, including that AMPSA is not classified as a passive foreign investment company during the taxable year in which the dividend is paid or the preceding taxable year. There can be no assurance that Shares will be considered readily tradable on an established securities market in future years. U.S. holders should consult their own tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to Shares.

As discussed in the section of this registration statement captioned “Material Luxembourg Tax Considerations”, withholding taxes may be imposed under Luxembourg Law upon dividends paid by AMPSA. Subject to certain conditions and limitations, withholding taxes on dividends paid by AMPSA may be treated as foreign taxes eligible for credit or deduction against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit or deduction under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of AMPSA Securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of AMPSA Securities generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such Shares or Warrants exceeds one year at the time of the disposition.

Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of AMPSA Securities generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize gain or loss upon the exercise of a Warrant for cash. A U.S. holder’s tax basis in a Share received upon exercise of the Warrant generally should be an amount equal to the sum of (i) the U.S. holder’s tax basis in the Warrant exchanged therefor and (ii) the exercise price. The U.S. holder’s holding period for a Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Shares received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the Shares would be treated as commencing on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Shares would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Warrants deemed surrendered and (ii) the U.S. holder’s tax basis in the surrendered warrants. In this case, a U.S. holder’s tax basis in the Shares received would equal the U.S. holder’s tax basis in the Warrants exercised (meaning, the Warrants disposed of by the U.S. holder in the cashless exercise, other than the surrendered warrants) and the exercise price of such Warrants. It is unclear whether a U.S. holder’s holding period for the Shares would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Warrant would, however, be treated as receiving a constructive distribution from AMPSA if, for example, the adjustment increases the holder’s proportionate interest in AMPSA’s assets or earnings and profits (e.g., through an increase in the number of Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from AMPSA equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. holders of the AMPSA Securities could be materially different from that described above if AMPSA is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such non-U.S. corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and certain rents. The determination of whether a non-U.S. corporation is a PFIC is based upon the composition of such non-U.S. corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the composition of AMPSA’s income and assets (including the income and assets of each subsidiary for which AMPSA owns, directly or indirectly, 25% or more (by value) of its stock), AMPSA does not expect to be classified as a PFIC for its current taxable year or for any taxable year in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty as the composition of AMPSA’s income and assets (including the income and assets of its applicable subsidiaries) may change in the future and, therefore, no assurances can be provided that AMPSA will not be a PFIC for the current taxable year or in a future year.

If AMPSA is or becomes a PFIC during any year in which a U.S. holder holds AMPSA Securities and such holder does not make a mark-to-market election, as described below, the U.S. holder will be subject to special tax rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of its AMPSA Securities, and (ii) any “excess distributions” it receives on its Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Shares during the preceding three years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

●	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held its AMPSA Securities;
●	the amount allocated to the current taxable year will be treated as ordinary income; and
●	the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In lieu of being subject to the special tax rules discussed above with regard to its Shares, a U.S. holder may make a mark-to-market election with respect to its Shares. A U.S. holder may make a mark-to-market election if such shares are treated as “marketable stock.” The Shares generally will be treated as marketable stock if they are regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a qualified non-U.S. exchange or other market (within the meaning of the applicable Treasury regulations). Although the Shares are listed on the NYSE, no assurance can be given that the Shares will be “regularly traded” for purposes of the mark-to-market election. AMPSA does not intend to provide information necessary for U.S. holders to make a “qualified electing fund” election which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If AMPSA is classified as a PFIC for any taxable year, a U.S. holder of Shares will be required to file an annual report on IRS Form 8621. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.

U.S. holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding AMPSA Securities in the event that AMPSA is considered a PFIC in any taxable year.

Additional Reporting Requirements

U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions (including an exception for AMPSA Securities held in accounts maintained at certain financial institutions). An interest in AMPSA Securities constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to the ownership and disposition of AMPSA Securities.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership or an entity or arrangement characterized as a partnership for U.S. federal income tax purposes) of AMPSA Securities that is not a U.S. holder, including a nonresident alien individual (other than certain former citizens and residents of the United States), a non-U.S. corporation, or a non-U.S. estate or trust.

This section generally does not apply to an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of holding AMPSA Securities.

Non-U.S. Holders Generally

Since AMPSA is not a U.S. corporation, a non-U.S. holder of Shares should not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends (including constructive dividends) received on AMPSA Securities or any gain recognized on a sale or other disposition of AMPSA Securities (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Shares) unless such dividend or gain (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and (ii) if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Any such dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a corporate non-U.S. holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of AMPSA Securities described in the preceding paragraphs above regarding a non-U.S. holder’s sale or other disposition of AMPSA Securities.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. holder if (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering the issuance by us of 16,749,984 Shares that may be issued upon the exercise of the Warrants at an exercise price of $11.50 per share. We are also registering the resale by the Selling Securityholders from time to time of up to 517,571,133 Shares and 5,716,982 Warrants to purchase Shares, which were originally Private Placement Warrants that were automatically converted into Warrants upon consummation of the Merger.

We will receive up to an aggregate of $71,875,000 if all the Warrants, which were originally Private Placement Warrants, are exercised to the extent such Warrants are exercised for cash. All of the Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

Primary Offering

Pursuant to the terms of the Warrants, the Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing Warrants, issue the holder Shares and issue instructions to our transfer agent to mirror the issuance to the holder, free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts, if applicable (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering), and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares and/or warrants for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the NYSE;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share and/or warrant;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than
●	on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the selling securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Shares and Warrants are currently listed on the NYSE under the symbols “AMBP” and “AMBP.WS,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, if any of the Selling Securityholders or any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders are deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as the earlier of (a) two years from August 4, 2021 or (b) the first date on which the Selling Securityholder can sell all of its securities covered by this prospectus (or shares received in exchange therefor) under Rule 144 within ninety days without limitation as to the amount or manner of sale of such securities that may be sold and without requirement for the Company to be in compliance with the current public information required under Rule 144 (c) (1) (or Rule 144(i)(2), if applicable).

SECURITIES ELIGIBLE FOR FUTURE SALE

AMPSA has 100,000,000,000 Shares authorized and 603,297,287 Shares issued and outstanding. In addition, AMPSA has 16,749,984 warrants issued and outstanding as of December 31, 2021, each warrant exercisable for one Share at $11.50 per share. All of the Shares issued to the GHV stockholders in connection with the Merger are freely transferable by persons other than by AMPSA’s “affiliates” or GHV’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Shares in the public market could adversely affect prevailing market prices of the Shares. AMPSA’s Shares and Warrants are listed on NYSE, but AMPSA cannot assure you that a regular trading market will develop and continue in the Shares and Warrants.

Lock-up Agreements

In connection with the closing of the Merger, AMPSA, the Initial Stockholders and AGSA entered into a Registration Rights and Lock-Up Agreement. Subject to certain exceptions, including in connection with certain exchanges involving AGSA shareholders, AGSA was not permitted to transfer any Shares beneficially owned or owned of record by it and the Initial Stockholders were not permitted to transfer any Shares or Warrants beneficially owned or owned of record by such Initial Stockholder during certain lock-up periods, which have expired.

Rule 144

All of AMPSA’s equity securities that were outstanding as of the completion of the Business Combination, other than those equity securities issued to the GHV stockholders in connection with the Merger, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, including the shares issued to the Subscribers in the PIPE, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of AMPSA and has beneficially owned AMPSA’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about AMPSA. Persons who are affiliates of AMPSA and have beneficially owned AMPSA’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Shares and Warrants of the same class, as applicable; or
●	the average weekly trading volume of Shares and Warrants of the same class, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of AMPSA under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about AMPSA.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and
●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company.

Registration Rights

In connection with the closing of the Merger, AMPSA, the Initial Stockholders and AGSA entered into a Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, AMPSA filed the registration statement of which this prospectus forms a part to register the resale of certain securities of AMPSA. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain holders may demand at any time or from time to time, that AMPSA file a registration statement on Form F-1, or any such other form of registration statement as is then available to effect a registration, or, if available, Form F-3, to register the securities of AMPSA. The Registration Rights and Lock-Up Agreement also provides the holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Pursuant to the Subscription Agreements, AMPSA filed on August 12, 2021 with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, which was declared effective by the SEC on August 23, 2021.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of Shares. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$735,107.63
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	60,000
Printing Expenses	65,000
Transfer Agent Expenses	10,000
Miscellaneous Expenses	50,000
Total	$1,170,107.63

LEGAL MATTERS

The validity of the Shares and certain matters related to the assumption of Warrants has been passed upon by Elvinger Hoss Prussen, société anonyme, 2, place Winston Churchill L-1340 Luxembourg, Grand Duchy of Luxembourg, Luxembourg counsel to the Company. The validity of the Warrants has been passed upon by Shearman & Sterling LLP, New York, NY. We have been advised on U.S. securities matters by Shearman & Sterling LLP, New York, NY.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://www.ardaghmetalpackaging.com/corporate/investors. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ardagh Metal Packaging S.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Ardagh Metal Packaging S.A and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the merger with Gores Holdings V. under IFRS 2

As described in Notes 1, 21 and 24 to the consolidated financial statements, on August 4, 2021, the Company consummated a merger with Gores Holdings V Inc., a US listed special purpose acquisition company (“GHV”). Pursuant to the terms of the agreement, all shares of GHV Class A outstanding common stock were contributed to AMPSA in exchange for newly issued AMPSA shares. Management exercised significant judgment when accounting for the transaction under IFRS 2 Share-based Payment (“IFRS 2”). Management used the market value of the GHV equity and warrants as the basis for estimating the market value of the instruments to be issued by AMPSA in exchange for the shares and warrants in GHV. All warrants previously exercisable for the purchase of shares in GHV were converted into AMPSA warrants and recognized as a financial liability measured at fair value. For the warrants issued to former sponsors of GHV (“Private Warrants”) a valuation was performed for the purpose of determining the financial liability. The valuation applied a Black Scholes model and key assumptions of the model included volatility and risk-free rate. The difference in the fair value of the equity instruments issued by AMPSA, over the fair value of the identifiable net assets of GHV represents the cost of the service for listing the shares of AMPSA and totaled $205 million at the closing date of the merger.

The principal considerations for our determination that performing procedures relating to the accounting for the merger with Gores Holdings V. under IFRS 2 is a critical audit matter are the significant judgment exercised by management in 1) concluding that the accounting for the transaction was within the scope of IFRS 2, 2) determining the market value of the instruments to be issued by AMPSA and 3) estimating the fair value of the GHV Private Warrants assumed including the significant assumptions of volatility and risk-free rate. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate management’s accounting for the transaction and reasonableness of the fair value estimates. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, reading the relevant agreements and assessing management’s conclusions of the accounting treatment of the transaction. Procedures to assess the valuation of the GHV Private Warrants included developing an independent point estimate, testing the underlying data used in the calculations and evaluating the significant assumptions, including volatility and risk-free rate. Evaluating management’s estimates of the instruments to be issued by AMPSA involved (i) comparing significant estimates to external market data, and (ii) assessing whether these assumptions were consistent with evidence obtained in other areas of the audit. Other procedures performed included testing management’s process for calculating the market value of the GHV net assets. Professionals with specialized skill and knowledge were used to assist in the evaluation of management’s accounting conclusions and of the fair value calculation model and the significant assumptions related to volatility and risk-free rate.

/s/PricewaterhouseCoopers

Dublin, Ireland

March 4, 2022

We have served as the Company's or its predecessor’s auditor since 2020

ARDAGH METAL PACKAGING S.A.

CONSOLIDATED INCOME STATEMENT

		Year ended December 31, 2021			Year ended December 31, 2020			Year ended December 31, 2019
		Before			Before			Before
		exceptional	Exceptional		exceptional	Exceptional		exceptional	Exceptional
		items	items	Total	items	items	Total	items	items	Total
	Note	$’m	$’m	$’m	$’m	$’m	$’m	$’m	$’m	$’m
			Note 5			Note 5			Note 5
Revenue	4	4,055	—	4,055	3,451	—	3,451	3,344	—	3,344
Cost of sales		(3,409)	(30)	(3,439)	(2,896)	(7)	(2,903)	(2,828)	(4)	(2,832)
Gross profit		646	(30)	616	555	(7)	548	516	(4)	512
Sales, general and administration expenses		(176)	(242)	(418)	(176)	(13)	(189)	(154)	(11)	(165)
Intangible amortization	10	(151)	—	(151)	(149)	—	(149)	(149)	—	(149)
Operating profit		319	(272)	47	230	(20)	210	213	(15)	198
Net finance expense	6	(178)	(57)	(235)	(70)	—	(70)	(208)	(5)	(213)
(Loss)/profit before tax		141	(329)	(188)	160	(20)	140	5	(20)	(15)
Income tax charge	7	(39)	17	(22)	(43)	14	(29)	(28)	3	(25)
(Loss)/profit for the year		102	(312)	(210)	117	(6)	111	(23)	(17)	(40)

(Loss)/profit attributable to:
Equity holders				(210)			111			(40)
Non-controlling interests				—			—			—
(Loss)/profit for the year				(210)			111			(40)

(Loss)/earnings per share
Basic and diluted (loss)/earnings per share attributable to equity holders	8			$(0.39)			$0.22			$(0.08)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements

ARDAGH METAL PACKAGING S.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Year ended December 31,
		2021	2020	2019
	Note	$’m	$’m	$’m
(Loss)/profit for the year		(210)	111	(40)
Other comprehensive income/(expense)
Items that may subsequently be reclassified to income statement
Foreign currency translation adjustments:
– Arising in the year		4	(42)	1
		4	(42)	1
Effective portion of changes in fair value of cash flow hedges
– New fair value adjustments into reserve		159	15	(3)
– Movement out of reserve to income statement		—	—	(6)
– Movement in deferred tax		(11)	(6)	—
		148	9	(9)
Loss recognized on cost of hedging
– New fair value adjustments into reserve		—	—	(1)
– Movement out of reserve		—	—	(1)
		—	—	(2)
Items that will not be reclassified to income statement
– Re-measurement of employee benefit obligations	20	33	(21)	(45)
– Deferred tax movement on employee benefit obligations		(6)	6	11
		27	(15)	(34)
Total other comprehensive income/(expense) for the year		179	(48)	(44)

Total comprehensive (expense)/income for the year		(31)	63	(84)

Attributable to:
Equity holders		(31)	63	(84)
Non-controlling interests		—	—	—
Total comprehensive (expense)/income for the year		(31)	63	(84)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH METAL PACKAGING S.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		At December 31,
		2021	2020
	Note	$’m	$’m
Non-current assets
Intangible assets	10	1,662	1,884
Property, plant and equipment	11	1,842	1,232
Derivative financial instruments	19	7	9
Deferred tax assets	12	71	88
Employee benefit assets	20	78	—
Other non-current assets		4	4
		3,664	3,217
Current assets
Inventories	13	407	250
Trade and other receivables	14	512	368
Contract assets	15	182	139
Derivative financial instruments	19	97	23
Cash and cash equivalents	16	463	257
		1,661	1,037
TOTAL ASSETS		5,325	4,254

Equity attributable to owners of the parent
Invested capital attributable to the AMP business		—	63
Issued capital	17	7	—
Share premium	17	5,992	—
Other reserves	24	(5,593)	(15)
Retained earnings		(120)	—
		286	48
Non-controlling interests		—	—
TOTAL EQUITY		286	48

Non-current liabilities
Borrowings	19	2,831	2,793
Employee benefit obligations	20	256	219
Derivative financial instruments	19	2	2
Deferred tax liabilities	12	207	203
Other liabilities and provisions	21	343	20
		3,639	3,237
Current liabilities
Borrowings	19	56	42
Interest payable		12	—
Derivative financial instruments	19	10	12
Trade and other payables	22	1,270	843
Income tax payable		40	59
Provisions	21	10	13
Deferred income		2	—
		1,400	969
TOTAL LIABILITIES		5,039	4,206
TOTAL EQUITY and LIABILITIES		5,325	4,254

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH METAL PACKAGING S.A.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to the owner of the parent
							Non-
	Invested	Share	Share	Other	Retained		controlling	Total
	capital	capital	premium	reserves	earnings	Total	interests	equity
	$’m	$’m	$’m	$’m	$’m	$’m	$’m	$’m
		Note 17	Note 17	Note 24
January 1, 2019	148	—	—	(8)	—	140	—	140
Loss for the year	(40)	—	—	—	—	(40)	—	(40)
Total other comprehensive expense for the year	(34)	—	—	(10)	—	(44)	—	(44)
Hedging losses transferred to cost of inventory	—	—	—	14	—	14	—	14
Decrease in invested capital	(58)	—	—	—	—	(58)	—	(58)
December 31, 2019	16	—	—	(4)	—	12	—	12

January 1, 2020	16	—	—	(4)	—	12	—	12
Profit for the year	111	—	—	—	—	111	—	111
Total other comprehensive expense for the year	(15)	—	—	(33)	—	(48)	—	(48)
Hedging losses transferred to cost of inventory	—	—	—	22	—	22	—	22
Decrease in invested capital	(49)	—	—	—	—	(49)	—	(49)
December 31, 2020	63	—	—	(15)	—	48	—	48

January 1, 2021	63	—	—	(15)	—	48	—	48
Loss for the period pre AMP Transfer *	(74)	—	—	—	—	(74)	—	(74)
Total other comprehensive income for the period pre AMP Transfer *	11	—	—	55	—	66	—	66
Hedging gains transferred to cost of inventory pre AMP Transfer	—	—	—	(6)	—	(6)	—	(6)
Capital contribution (note 19)	—	—	—	113	—	113	—	113
Increase in invested capital	176	—	—	—	—	176	—	176
AMP Transfer (note 24)	(176)	6	4,982	(5,924)	—	(1,112)	—	(1,112)
Business Combination (note 24)	—	1	1,010	164	—	1,175	—	1,175
Loss for the period post AMP Transfer *	—	—	—	—	(136)	(136)	—	(136)
Total other comprehensive income for the period post AMP Transfer *	—	—	—	97	16	113	—	113
Hedging gains transferred to cost of inventory post AMP Transfer	—	—	—	(77)	—	(77)	—	(77)
December 31, 2021	—	7	5,992	(5,593)	(120)	286	—	286

*	For the twelve months ended December 31, 2021, the Group is reporting a loss for the period of $210 million and other comprehensive income of $179 million, respectively.

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH METAL PACKAGING S.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31,
		2021	2020	2019
	Note	$’m	$’m	$’m
Cash flows from operating activities
Cash generated from operations	23	611	530	598
Interest paid		(105)	(155)	(178)
Income tax paid		(48)	(41)	(43)
Net cash from operating activities		458	334	377

Cash flows used in investing activities
Purchase of property, plant and equipment		(679)	(263)	(201)
Purchase of intangible assets		(8)	(5)	(4)
Proceeds from disposal of property, plant and equipment		1	—	—
Purchase of business, net of cash acquired		(5)	—	—
Net cash used in investing activities		(691)	(268)	(205)

Cash flows from/(used in) financing activities
Proceeds from borrowings		2,773	—	16
Repayment of borrowings		(5)	(8)	—
Repayment of related party borrowings to Ardagh		(2,738)	—	—
Proceeds from share issuance, net of costs		925	—	—
Payment as part of capital reorganization	24	(574)	—	—
Proceeds from related party borrowings from Ardagh		2	—	—
Cash received from Ardagh	25	206	—	—
Redemption premium and issuance costs paid		(52)	—	—
Deferred debt issue costs paid		(35)	—	—
Consideration received on termination of derivative financial instruments		—	—	28
Lease payments		(48)	(35)	(26)
Cash remitted to Ardagh	25	—	(55)	(54)
Net cash inflow/(outflow) from financing activities		454	(98)	(36)

Net increase/(decrease) in cash and cash equivalents		221	(32)	136

Cash and cash equivalents at the beginning of the year	16	257	284	148
Exchange (loss)/gain on cash and cash equivalents		(15)	5	—
Cash and cash equivalents at the end of the year	16	463	257	284

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH METAL PACKAGING S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  General information

Ardagh Metal Packaging S.A. (the “Company” or the “Group” or “AMPSA” or “AMP”) was incorporated in the Grand Duchy of Luxembourg on January 21, 2021, in order to effect a reorganization and subject to its completion, acquire the Metal Packaging operations (together the “AMP Business”) of Ardagh Group S.A. (“AGSA”). The Company’s registered office is 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg. Prior to the reorganization the AMP Business was owned by Ardagh Group S.A. and its subsidiaries (“Ardagh” or “the Ardagh Group”). Prior to the reorganization, the Company had no assets or liabilities, other than those associated with its formation, and did not conduct any operations until the completion of the reorganization.

The AMP Business has historically operated as part of Ardagh and not as a separate stand-alone entity or group.

On February 22, 2021, AMPSA announced its entry into a business combination agreement (the “Business Combination Agreement”), dated as of February 22, 2021, by and among AMPSA, Ardagh, Ardagh MP MergeCo Inc., a newly formed Delaware corporation that is a wholly-owned subsidiary of AMPSA (“MergeCo”) and Gores Holdings V Inc., a Delaware corporation and special purpose acquisition company (“Gores Holdings V” or “GHV”), pursuant to which the parties thereto agreed to effect the merger of MergeCo with and into Gores Holdings V, with Gores Holdings V being the surviving corporation as a wholly-owned subsidiary of AMP (the “Merger”, and, together with the other transactions contemplated in the Business Combination Agreement, the “Business Combination”), to create an independent, pure-play beverage can public company.

In connection with the Business Combination, on March 12, 2021, two affiliates of the Company (the “Co-Issuers”) issued green bonds of $2.8 billion equivalent, consisting of €450 million 2.000% Senior Secured Notes due 2028, $600 million 3.250% Senior Secured Notes due 2028, €500 million 3.000% Senior Notes due 2029 and $1,050 million 4.000% Senior Notes due 2029 (the “AMP Notes Issuance”).

In connection with the AMP Notes Issuance, Ardagh designated the Co-Issuers and subsidiaries of AMP as unrestricted subsidiaries under its bond indentures and the Global Asset Based Loan Facility.

In connection with the Business Combination, the Ardagh Group effected on April 1, 2021 a series of transactions that resulted in (a) the equity interests of Ardagh Packaging Holdings Limited, an Irish subsidiary of the Group, and certain other subsidiaries of the Ardagh Group that are engaged in the metal beverage can business being directly or indirectly owned by AMPSA (all such entities collectively, the “AMP Entities”) and (b) any assets and liabilities relating to the business of the Ardagh Group (other than the AMP Business) that were held by the AMP Entities being transferred to subsidiaries of the Ardagh Group that are not AMP Entities, and assets and liabilities relating to the AMP Business that were held by subsidiaries of the Ardagh Group (other than the AMP Entities) being transferred to the AMP Entities (such transactions, collectively, the “AMP Transfer”).

On August 4, 2021, in accordance with the terms of the Business Combination Agreement, the parties consummated the Merger and, pursuant to the terms of subscription agreements dated February 22, 2021, among AMPSA, Gores Holdings V and certain investors in a private placement (the “PIPE Investors”), the PIPE Investors subscribed for and purchased shares of AMPSA at a purchase price of $10 per share, for an aggregate cash amount of $695 million (the “PIPE Investment”), which included 9.5 million of shares acquired pursuant to the “back stop” provisions of the subscription agreement entered into by the Gores Holdings V sponsor. In addition, at the closing of the Merger all shares of Gores Holdings V Class A common stock outstanding immediately prior to the effective time of the Merger (after giving effect to any requested stockholder redemptions) were contributed to AMPSA in exchange for newly issued AMPSA shares, and all warrants exercisable for the purchase of shares in Gores Holdings V were converted into warrants exercisable for the purchase of shares in AMPSA.

In addition to retaining AMPSA shares constituting approximately 82% AMPSA’s outstanding shares, Ardagh received in the Business Combination (a) $2,315 million in cash paid upon the consummation of the AMP Transfer

(which was funded from the proceeds of the AMP Notes Issuance), and (b) approximately $1.0 billion in cash paid upon the consummation of the Merger and the PIPE Investment. Ardagh also has a contingent right to receive up to 60.73 million additional shares in AMPSA (the “Earnout Shares”) upon the achievement of certain stock price hurdles performance measures. Please refer to note 21 for further details.

On August 5, 2021, AMPSA listed its shares and warrants on the New York Stock Exchange under the new ticker symbols “AMBP” and “AMBP.WS”, respectively.

On August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million, which amount increased to $325 million on September 29, 2021.

On September 7, 2021, Ardagh launched an exchange offer pursuant to which it offered 2.5 shares of AMP in exchange for each Class A common shares of Ardagh that was validly tendered and not withdrawn at the closing of the exchange offer. Approximately 84% of the total outstanding Class A common shares of Ardagh were exchanged, bringing Ardagh’s ownership of AMP to approximately 75% and the public float to approximately 25%.

The Group is a leading supplier of metal beverage cans globally, with a particular focus on the Americas and Europe. The Group supplies sustainable and infinitely recyclable metal packaging to a diversified customer base of leading global, regional and national beverage producers. AMPSA operates 24 production facilities in Europe and the Americas, employs approximately 5,800 people and recorded revenues of $4.1 billion in 2021.

In connection with the AMP Transfers AGSA and AMPSA entered into a Services Agreement, pursuant to which AGSA, either directly or indirectly through its affiliates, shall provide certain corporate and business-unit services to AMPSA and its subsidiaries, and AMPSA, either directly or indirectly through its affiliates, shall provide certain corporate and business-unit services to AGSA and its affiliates (other than the AMP Entities). The services provided by AGSA, either directly or indirectly through its affiliates, pursuant to the Services Agreement include typical corporate functional support areas such as finance, legal, risk, HR, procurement, sustainability and IT in order to complement the activities in areas which exist within AMPSA. The services provided by AMPSA, either directly or indirectly through its affiliates, are mainly in the areas of procurement and IT. For each calendar year from 2021 through 2024, as consideration for the net corporate services provided by AMPSA and AGSA, or their respective direct or indirect affiliates, AMPSA has incurred an expense of $33 million from Ardagh Group for the calendar year 2021 and will incur an expense of $38 million for calendar year 2022, $39 million for calendar year 2023 and $39 million for calendar year 2024. The fees paid for services pursuant to the Services Agreement are subject to adjustment for third party costs and variations for certain volume-based services. As of December 31, 2024 or, if earlier, the date upon which AMP or Ardagh Group undergoes a change of control, all corporate services provided pursuant to the Services Agreement will be provided at a price equal to the fully allocated cost of such services, or such other price to be negotiated in good faith by the parties, taking into consideration various factors, including the cost of providing such corporate services and the level of services expected to be provided.

The consolidated financial statements reflect the consolidation of the legal entities forming the Group for the periods presented. The principal operating legal entities forming the Group are listed in note 25.

The principal accounting policies that have been applied to the consolidated financial statements are described in note 3 below.

2.  Statement of directors’ approval

The audited consolidated financial statements were approved for issue by the board of directors of Ardagh Metal Packaging S.A. (the “Board”) on February 22, 2022.

3.  Summary of significant accounting policies

Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with, and are in compliance with, International Financial Reporting Standards (“IFRS”) and related interpretations as adopted by the International Accounting Standards Board (“IASB”). IFRS is comprised of standards and interpretations approved by the IASB and IFRS and interpretations approved by the predecessor International Accounting Standards Committee that have been subsequently approved by the IASB and remain in effect. References to IFRS hereafter should be construed as references to IFRS as adopted by the IASB.

The consolidated financial statements, are presented in U.S. dollar, rounded to the nearest million, and have been prepared under the historical cost convention, except for the following:

●	Private and Public Warrants and the Earnout Shares (see note 21); and
●	derivative financial instruments are stated at fair value; and
●	employee benefit obligations are measured at the present value of the future estimated cash flows related to benefits earned and pension assets valued at fair value.

The preparation of consolidated financial information in conformity with IFRS requires the use of critical accounting estimates and assumptions that affect the reported amounts of assets and liabilities and income and expenses. It also requires management to exercise judgment in the process of applying Group accounting policies. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. However, actual outcomes may differ from these estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are discussed in the critical accounting estimates, assumptions and judgments.

Basis of preparation prior to the AMP Transfer

For the periods prior to the AMP Transfer, consolidated financial statements have been prepared on a carve-out basis from the consolidated financial statements of AGSA, to represent the financial position and performance of the AMP Business as if the AMP Business had existed on a stand-alone basis for the years ended December 31, 2020, 2019 and for the three months from January 1, 2021 to April 1, 2021, the date that the AMP Transfer occurred, for the audited consolidated income statement, statement of comprehensive income, statement of cash flows and as at December 31, 2020 for the audited consolidated statement of financial position. However, those consolidated financial statements are not necessarily indicative of the results that would have occurred if the AMP Business had been a stand-alone entity during the period presented.

The consolidated financial statements have been prepared by aggregating the financial information from the entities as described in note 25, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the AMP Business including related party borrowings, and direct and indirect costs and expenses related to the operations of the Business. The following summarizes the principles applied in preparing the consolidated financial statements:

●	Controlled companies that are part of the AMP Business have been included in the consolidated financial statements, as further described in note 25. Goodwill, customer relationship intangible assets and fair value adjustments directly attributable to the acquisition of the controlled companies that are part of the AMP

Business by Ardagh, have been included in the consolidated financial statements. No companies were acquired or disposed of during the financial periods prior to the AMP Transfer;
●	The AMP Business did not in the past form a separate legal group and therefore it is not possible to show issued share capital or a full analysis of reserves. The net assets of the AMP Business are represented by the cumulative investment of Ardagh in the AMP Business, shown as invested capital;
●	All intercompany balances, investments in subsidiaries and share capital within the AMP Business have been eliminated upon combination in the consolidated financial statements;
●	All employee benefit obligations are directly attributable to the AMP Business and are obligations of the entities described in note 20;
●	The AMP Business adopted IFRS 16 applying the simplified approach, with the right-of-use assets being calculated as if IFRS 16 had always been applied and the lease liabilities being calculated as the present value of expected remaining future lease payments, discounted at the AMP Business’ incremental borrowing rate as at January 1, 2018. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities recognized upon adoption of IFRS 16 was 5.0%. Upon adoption, the AMP Business has availed of the practical expedients to use hindsight in determining the lease term where the contract contains options to extend or terminate the lease and has also elected not to apply IFRS 16 to contracts that were not identified before as containing a lease under IAS 17 and IFRIC 4;
●	Cumulative translation differences directly attributable to the controlled companies that are part of the AMP Business, have been allocated at the amounts included in Ardagh’s consolidated financial statements;
●	Corporate center costs allocated by Ardagh, prior to the AMP Transfer, have been included in selling, general and administration (“SGA”) expenses ($27 million and $22 million, respectively, for the years ended December 31, 2020 and 2019, and $9 million for the three months ended March 31, 2021). The Ardagh support provided to the AMP Business included stewardship by Ardagh senior management personnel and functional support in terms of typical corporate areas such as Group finance, legal and risk, in addition to, discrete support which was provided from centralized management activities such as HR, Sustainability and IT in order to complement and support the activities in these areas which existed within the AMP Business. The Ardagh corporate head office costs were allocated principally based on Adjusted EBITDA, with settlement of these costs recorded within invested capital. The allocations to the AMP Business reflected all the costs of doing business and Management believes that the allocations were reasonable and materially reflected what the expenses would have been on a stand-alone basis. These costs reflected the arrangements that existed in Ardagh and are not necessarily representative of costs that may arise in the future. In addition to these Ardagh corporate head office costs, shared divisional costs of $15 million attributable to the AMP Business, were incurred in the year ended 31 December 2019. In subsequent years, the activities associated with these shared divisional costs formed part of the Ardagh shared corporate head office costs attributable to the AMP Business, or were incurred specifically within the AMP Business;
●	Tax charges and credits and balances in the consolidated financial statements have been calculated as if the AMP Business was a separate taxable entity using the separate return method. The tax charges and credits recorded in the consolidated income statement and tax balances recorded in the consolidated statement of financial position have been affected by the taxation arrangements within Ardagh and are not necessarily representative of the positions that may arise in the future. Differences between the tax charges and credits and balances in the consolidated financial statements, and the tax charges and credits and balances in the historical records of the AMP Business are included in invested capital;
●	The AMP Business has its own treasury functional team with certain treasury and risk management functions being performed by a central treasury function, which includes cash pooling and similar arrangement between Ardagh and the AMP Business. Interest on related party borrowings and allocated costs and expenses as described below have generally been deemed to have been paid by the AMP Business to Ardagh in the month in which the costs were incurred. In addition, all external debt used to fund Ardagh’s operations is managed and held centrally. Related party borrowings to Ardagh, representing back-to-back agreements related to those components of the Ardagh Group’s corporate debt used to fund the initial acquisition of the AMP Business by Ardagh, is included in the consolidated financial statements reflecting the debt obligation and related interest costs of the Business. Any cash balances reflected on the consolidated financial statements are legally owned by the AMP Business. Ardagh has entered into certain derivative instruments with external counterparties on behalf of the AMP Business and on the back of those related-party derivatives between Ardagh and the AMP Business have been executed, the impact of which have been included in the consolidated financial statements;
●	Other intercompany balances between Ardagh and the AMP Business with the exception of the related party borrowings discussed above are deemed to be long term funding in nature and did not remain a liability upon separation from Ardagh and hence have been presented as part of invested capital in the consolidated financial statements.

Basis of preparation after the AMP Transfer

For the periods after the AMP Transfer, from April 1, 2021 through December 31, 2021, consolidated financial statements have been prepared for the Group as a stand-alone business. The accounting policies, presentation and methods of computation followed in the consolidated financial statements are consistent with those applied in the audited consolidated financial statements of the AMP Business for the year ended December 31, 2020, except for the new or amended accounting policies identified as applying after the AMP Transfer as indicated in the paragraphs below, in addition to the calculation of earnings per share as further detailed in note 8, the recognition and measurement of the Earnout Shares and Public and Private Warrants as further detailed in note 21 and the recognition and measurement of the IFRS 2 charge in note 24.

Going concern

At the date that the audited consolidated financial statements were approved for issue by the board of directors, the Board has formed the judgment that there is a reasonable expectation that the Group will have adequate resources to continue in operational existence for the foreseeable future. Accordingly, these audited consolidated financial statements have been prepared on a going concern basis. In assessing whether the going concern assumption is appropriate, the Board has taken into account all available information about a period, extending to at least, December 31, 2022. In arriving at its conclusion, the Board has taken account of the Group’s current and anticipated trading performance, together with current and anticipated levels of cash and net debt and the availability of committed borrowing facilities and, as a result, it is the Board’s judgment that it is appropriate to prepare the audited consolidated financial statements using the going concern basis.

Recently adopted accounting standards and changes in accounting policies

The impact of new standards, amendments to existing standards and interpretations issued and effective for annual periods beginning on or after January 1, 2021 have been assessed by the Board as not having had a material impact on the Group.

Recent accounting pronouncements

The Board’s assessment of the impact of new standards, which are not yet effective and which have not been early adopted by the Group, on the consolidated financial statements and disclosures is on-going.

Basis of combination (for the periods prior to the AMP Transfer)

(i)	Controlled companies

The companies included in these consolidated financial statements are all entities over which the AMP Business has control. The AMP Business controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity.

The acquisition method of accounting is used to account for the acquisition of controlled companies by the AMP Business. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Directly attributable transaction costs are expensed and included as exceptional items within sales, general and administration expenses. The acquired net assets are initially measured at fair value. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill. Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to those groups of cash-generating units (“CGUs”) that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment or whenever indicators suggest that impairment may have occurred. Any goodwill and fair value adjustments are recorded as assets and liabilities of the acquired legal entity in the currency of the primary economic environment in which the legal entity operates (“the functional currency”).

(ii)   Transactions eliminated on consolidation

Transactions, balances and unrealized gains or losses on transactions between Group companies are eliminated. Subsidiaries’ accounting policies have been changed where necessary to ensure consistency with the policies adopted by the Group.

(iii)   Transactions with Ardagh

Any unsettled intercompany balances between the Group and Ardagh are presented as related party receivables or payables in the consolidated financial statement, within Trade and other receivables and Trade and other payables.

Basis of consolidation (for the periods after the AMP Transfer)

(i)   Subsidiaries

Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are de-consolidated from the date on which control ceases. Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity.

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Acquisition-related costs are expensed and included as exceptional items within sales, general and administration expenses. The acquired net assets are initially measured at fair value. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill. Any goodwill and fair value adjustments are recorded as assets and liabilities of the acquired legal entity in the currency of the primary economic environment in which the legal entity operates (the “functional currency”). If the cost of acquisition is less than the fair value of the Group’s share of the net assets of the legal entity acquired, the difference is recognized directly in the consolidated income statement. The Group considers obligations of the acquiree in a business combination that arise as a result of the change in control, to be cash flows arising from obtaining control of the controlled entity, and classifies these obligations as investing activities in the consolidated statement of cash flows.

Predecessor accounting is used to account for the transfer of a subsidiary in the form of a capital reorganization. Under predecessor accounting, the Group carries forward the predecessor carrying values of the acquired net assets and the liabilities assumed as previously reflected in the consolidated financial statements of Ardagh Group. The difference between the consideration given and the aggregate carrying value of the assets and the liabilities of the acquired entity at the date of the transaction is included in equity in other reserves.

(ii)	Non-controlling interests

Non-controlling interests represent the portion of the equity of a subsidiary which is not attributable to the Group. Non-controlling interests are presented separately in the consolidated financial statements. Changes in ownership of a subsidiary which do not result in a change in control are treated as equity transactions.

(iii)	Transactions eliminated on consolidation

Transactions, balances and unrealized gains or losses on transactions between Group companies are eliminated. Subsidiaries’ accounting policies have been changed where necessary to ensure consistency with the policies adopted by the Group.

(iv)  Transactions with Ardagh

Any unsettled intercompany balances between the Group and Ardagh are presented as related party receivables or payables in the consolidated financial statements, within Trade and other receivables and Trade and other payables.

Foreign currency

(i)	Functional and presentation currency

The functional currency of the Company is euro. The consolidated financial statements are presented in U.S. dollar which is the Group’s presentation currency.

(ii)	Foreign currency transactions

Items included in the financial statements of each of the Group’s entities are measured using the functional currency of that entity.

Transactions in foreign currencies are translated into the functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognized in the consolidated income statement, except: (i) differences on foreign currency borrowings that provide an effective hedge against a net investment in a foreign entity (“net investment hedges”), which are taken to other comprehensive income until the disposal of the net investment, at which time they are recognized in the consolidated income statement; and (ii) differences on certain derivative financial instruments discussed under “Derivative financial instruments” below.

(iii)	Financial statements of foreign operations

The assets and liabilities of foreign operations are translated into euro at foreign exchange rates ruling at the reporting date. The revenues and expenses of foreign operations are translated to euro at average exchange rates for the year. Foreign exchange differences arising on retranslation and settlement of such transactions are recognized in other comprehensive income. Gains or losses accumulated in other comprehensive income are recycled to the consolidated income statement when the foreign operation is disposed of.

Non-monetary items measured at fair value in foreign currency are translated using the exchange rates as at the date when the fair value is determined.

Business combination and goodwill

All business combinations are accounted for by applying the acquisition method of accounting. This involves measuring the cost of the business combination and allocating, at the acquisition date, the cost of the business combination to the assets acquired and liabilities assumed. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in sales, general and administration expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Any contingent consideration is recognized at fair value at the acquisition date.

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to those groups of cash-generating units (“CGUs”) that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment or whenever indicators suggest that impairment may have occurred.

Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

Intangible assets

Intangible assets are initially recognized at cost.

Intangible assets acquired as part of a business combination are capitalized separately from goodwill if the intangible asset is separable or arises from contractual or other legal rights. They are initially recognized at cost which, for intangible assets arising in a business combination, is their fair value at the date of acquisition.

Subsequent to initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The carrying values of intangible assets with finite useful lives are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable.

The amortization of intangible assets is calculated to write off the book value of finite lived intangible assets over their useful lives on a straight-line basis, on the assumption of zero residual value. Management estimates the useful lives within the following ranges:

Computer software	2 – 7 years
Customer relationships	5 – 15 years
Technology	5 – 15 years

(i) Computer software

Computer software development costs are recognized as assets. Costs associated with maintaining computer software programs are recognized as an expense as incurred.

(ii) Customer relationships

Customer relationships acquired in a business combination are recognized at fair value at the acquisition date. Customer relationships have a finite useful economic life and are carried at cost less accumulated amortization.

(iii) Technology

Technology based intangibles acquired in a business combination are recognized at fair value at the acquisition date and reflect the Group’s ability to add value through accumulated technological expertise surrounding product and process development.

(iv) Research and development costs

Research costs are expensed as incurred. Development costs relating to new products are capitalized if the new product is technically and commercially feasible. All other development costs are expensed as incurred.

Property, plant and equipment

(i)	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, except for land which is shown at cost less impairment. Spare parts which form an integral part of plant and machinery and which have an estimated useful economic life greater than one year are capitalized. Spare parts which do not form an integral part of plant and machinery and which have an estimated useful economic life less than one year are included as consumables within inventory and expensed when utilized.

Where components of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

(ii)	Leased assets

At the lease commencement date or the effective date of a lease modification, the Group recognizes a lease liability as the present value of expected future lease payments, discounted at the Group’s incremental borrowing rate unless the rate implicit in the lease is readily determinable, excluding any amounts which are variable based on the usage of the underlying asset and a right-of-use asset generally at the same amount plus any directly attributable costs. The incremental borrowing rate is the discount rate the Group would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The Group combines lease and non-lease components and accounts for them as a single lease component with the exception of the dunnage asset class. Extension options or periods after termination options are considered by management if it is reasonably certain that the lease will be extended or not terminated.

(iii)	Subsequent costs

The Group recognizes in the carrying amount of an item of property, plant and equipment, the cost of replacing the component of such an item when that cost is incurred, if it is probable that the future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. When a component is replaced the old component is de-recognized in the period. All other costs are recognized in the consolidated income statement as an expense as incurred. When a major overhaul is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria above are met.

(iv)	Depreciation

Depreciation is charged to the consolidated income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

Buildings	30 – 40 years
Plant and machinery	3 – 20 years
Dunnage and other	3 – 10 years

Assets’ useful lives and residual values are adjusted, if appropriate, at each balance sheet date.

Impairment of non-financial assets

Assets that have an indefinite useful economic life are not subject to amortization and are tested annually for impairment or whenever indicators suggest that impairment may have occurred. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

For the purposes of assessing impairment, assets excluding goodwill and long lived intangible assets, are grouped at the lowest levels at which cash flows are separately identifiable. Goodwill and long lived intangible assets are allocated to groups of CGUs. The groupings represent the lowest level at which the related assets are monitored for internal management purposes.

Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

The recoverable amount of other assets is the greater of their value in use and fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out basis and includes expenditure incurred in acquiring the inventories and bringing them to their current location and condition. In the case of finished goods and work-in-progress, cost includes direct materials, direct labor and attributable overheads based on normal operating capacity.

Net realizable value is the estimated proceeds of sale less all further costs to completion, and less all costs to be incurred in marketing, selling and distribution.

Spare parts which are deemed to be of a consumable nature, are included within inventories and expensed when utilized.

Non-derivative financial instruments

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, borrowings, trade and other payables and the Private and Public Warrants as well as the Earnout Shares (see note 21). Non-derivative financial instruments are recognized initially at fair value plus any directly attributable transaction costs, except as described below. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.

(i)	Trade and other receivables

Trade and other receivables are recognized initially at the transaction price and are, thereafter measured at amortized cost using the effective interest rate method less any provision for impairment, in accordance with the Group’s held to collect business model. The Group uses estimates based on expected credit losses and current information in determining the level of debts for which an allowance for impairment is required. For all other trade receivables, the Group uses an allowance matrix to measure the expected credit loss, based on historical actual credit loss experiences, adjusted for forward-looking information.

(ii)	Securitized assets

The Group has entered into securitization transactions involving certain of its trade receivables. The securitized assets are recognized on the consolidated statement of financial position, until all of the rights to the cash flows from those assets have expired or have been fully transferred outside the Group, or until substantially all of the related risks, rewards and control of the related assets have been transferred to a third party.

The Group has also entered into a Global Asset Based Loan Facility (“ABL”) involving certain of its trade receivables and inventory. The lenders under the ABL have security over those receivables, inventory and the bank accounts where the associated cash flows are received. The risks, rewards and control of these assets are still retained by the Group and are, therefore, recognized on the statement of financial position.

(iii)	Contract assets

Contract assets represent revenue required to be accelerated or recognized over time, based on production completed in accordance with the Group’s revenue recognition policy (as set out below). A provision for impairment of a contract asset will be recognized when there is evidence that the revenue recognized will not be recoverable. The provision is measured based on an allowance matrix to measure the expected credit loss, based on historical actual credit loss experiences, adjusted for forward-looking information.

(iv)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and call deposits held with banks and restricted cash. Cash and cash equivalents are carried at amortized cost.

Short term bank deposits of greater than three months’ maturity which do not meet the definition of cash and cash equivalents are classified as financial assets within current assets and stated at amortized cost.

Restricted cash comprises cash held by the Group but which is ring-fenced or used as security for specific financing arrangements, and to which the Group does not have unfettered access. Restricted cash is measured at amortized cost.

(v)	Borrowings (including related party borrowings during the periods prior to the AMP Transfer)

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the Group’s consolidated income statement over the period of the borrowings using the effective interest rate method.

Borrowings are classified as current liabilities unless the Group, has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

(vi)	Trade and other payables

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method.

Derivative financial instruments

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value at each reporting date. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The fair values of various derivative instruments used for hedging purposes are disclosed in note 19. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

(i)	Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in other comprehensive income, allocated between cash flow hedge gains or losses and cost of hedging gains or losses. For cash flow hedges which subsequently result in the recognition of a non-financial asset, the amounts accumulated in the cash flow hedge reserve are reclassified to the asset in order to adjust its carrying value. Amounts accumulated in the cash flow hedge reserve and cost of hedging reserve, or as adjustments to carrying value of non-financial assets, are recycled to the consolidated income statement in the periods when the hedged item will affect profit or loss.

The gain or loss relating to the ineffective portion is recognized immediately in the consolidated income statement. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing at that time remains in equity and is recognized in the consolidated income statement when the forecast cash flow arises. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated income statement.

Fair value measurement

The Group measures derivative financial instruments and pension assets at fair value at each balance sheet date. Fair value related disclosures for financial instruments and pension assets that are measured at fair value or where fair values are disclosed, are summarized in the following notes:

●	Disclosures of valuation methods, significant estimates and assumptions (notes 19 and 20)
●	Quantitative disclosures of fair value measurement hierarchy (note 19)
●	Financial instruments (including those carried at amortized cost) (note 19)
●	Private and Public Warrants and Earnout Shares (note 21)

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	in the principal market for the asset or liability; or
●	in the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Employee benefits

(i)	Defined benefit pension plans

Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognized in the consolidated statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the reporting date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. Past service costs and past service credits are recognized immediately in the consolidated income statement.

(ii)	Other long term employee benefits

The Group’s obligation in respect of other long term employee benefit plans represents the amount of future benefit that employees have earned in return for service in the current and prior periods for post-retirement medical schemes, partial retirement contracts and long service awards. These are included in the category of employee benefit obligations on the consolidated statement of financial position. The obligation is computed on the basis of the projected unit credit method and is discounted to present value using a discount rate equating to the market yield at the reporting date on high quality corporate bonds of a currency and term consistent with the currency and estimated term of the obligations. Actuarial gains and losses are recognized in full in the Group’s consolidated statement of comprehensive income in the period in which they arise.

(iii)	Defined contribution plans

A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The contributions are recognized as employee benefit expense when they are due.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount can be reliably estimated.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

Revenue recognition

Our products include metal containers primarily for the beverage markets with consumer-driven demand. In addition to metal containers, the Group manufactures and supplies a wide range of can ends. Containers and ends are usually distinct items and can be sold separately from each other. A significant portion of our sales volumes are supplied under contracts which include input cost pass-through provisions.

The Group usually enters into framework agreements with its customers, which establish the terms under which individual orders to purchase goods or services may be placed. As the framework agreements do not identify each party’s rights regarding the goods or services to be transferred, they do not create enforceable rights and obligations on a stand-alone basis. Therefore, the Group has concluded that only individual purchase orders create enforceable rights and obligations and meet the definition of a contract. The individual purchase orders have, in general, a duration of one year or less and, as such, the Group does not disclose any information about remaining performance obligations under these contracts. The payment terms of the Group are in line with customary business practice, which can vary by customer and region. The Group has availed of the practical expedient from considering the existence of a significant financing component as, based on past experience, we expect that, at contract inception, the period between when a promised good is transferred to the customer and when the customer pays for that good will be one year or less.

Revenue is recognized when control of a good or service has transferred to the customer. For certain contracts, the Group manufactures products for customers that have no alternative use and for which the Group has an enforceable right to payment for production completed to date. The Group has concluded that it has such enforceable right to payment plus a reasonable margin once it receives an individual purchase order. Therefore, for such products that have no alternative use and where an enforceable right to payment exists, the Group will recognize revenue over time based on the units produced output method such that a portion of revenue, net of any related rebates and cash discounts, excluding sales or value added tax, will be recognized prior to the dispatch of goods as the Group satisfies the contractual performance obligations for those contracts. For all other contracts, the Group will continue to recognize revenue primarily on dispatch of the goods, net of any related customer rebates, cash discounts and value added taxes.

The Group often sells products with rebates and cash discounts based on cumulative sales over a period. Such rebate and cash discount consideration is only recognized when it is highly probable that it will not be subsequently reversed and is recognized using the most likely amount depending on the individual contractual terms.

Exceptional items

The Group’s consolidated income statement, cash flow and segmental analysis separately identify results before specific items. Specific items are those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence to provide additional information. Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment or footprint reorganization, directly attributable acquisition costs and acquisition integration costs, and other transaction-related costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to and associated with plant builds, significant new line investments, major litigation costs and settlements and impairments of non-current assets. In this regard the determination of “significant” as included in our definition uses qualitative and quantitative factors. Judgment is used by the Group in assessing the particular items, which by virtue of their scale and nature, are disclosed in the Group’s consolidated income statement, and related notes as exceptional items. Management considers columnar presentation to be appropriate in the consolidated income statement as it provides useful additional information and is consistent with the way that financial performance is measured by management and presented to the Board. Exceptional restructuring costs are classified as restructuring provisions and all other exceptional costs when outstanding at the balance sheet date are classified as exceptional items payable.

Net finance expense

Periods prior to the AMP Transfer

Net finance expense comprises interest expense on related party borrowings, interest costs on leases, net foreign currency translation gains or losses related to financing, net interest cost on net pension plan liabilities, ineffective portions of derivative instruments designated as hedging instruments, losses on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss, and other finance expense.

The AMP Business capitalizes borrowing costs directly attributable to the acquisition, construction or production of manufacturing plants that require a substantial period of time to build that would have been avoided if the expenditure on the qualifying asset had not been made.

Periods after the AMP Transfer

Finance income comprises interest income on funds invested, gains on disposal of financial assets, ineffective portions of derivative instruments designated as hedging instruments and gains on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss.

Finance expense comprises interest expense on borrowings (including amortization of deferred debt issuance costs), related party borrowings, interest cost on leases, certain net foreign currency translation related to financing, net interest cost on net pension plan liabilities, losses on extinguishment of borrowings, ineffective portions of derivative instruments designated as hedging instruments, losses on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss, and other finance expense.

The Group capitalizes borrowing costs directly attributable to the acquisition, construction or production of manufacturing plants that require a substantial period of time to build that would have been avoided if the expenditure on the qualifying asset had not been made.

Costs related to the issuance of new debt are deferred and amortized within finance expense over the expected terms of the related debt agreements by using the effective interest rate method

Income tax

Periods prior to the AMP Transfer

Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the consolidated income statement except to the extent that it relates to items recognized in other comprehensive income.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are generally not recognized if they arise from the initial recognition of goodwill and deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except for deferred income tax liabilities where the timing of the reversal of the temporary difference is controlled by the AMP Business and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Differences between the tax charges and credits in the consolidated financial statements and the tax charges and credits in the historical records of the AMP Business are included as offset in invested capital.

Periods after the AMP Transfer

Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the consolidated income statement except to the extent that it relates to items recognized in other comprehensive income.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are generally not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Segment reporting

Periods prior to the AMP Transfer

As described in note 1, the AMP Business has not historically operated as a separate stand-alone group and has been managed centrally by Ardagh. For the purposes of these consolidated financial statements, the AMP Business has two operating and reporting segments: Europe and Americas, with internal reporting provided on this basis to the Executive Committee of Ardagh, being its Chief Operating Decision Maker (“CODM”). The internal information supporting this segmental organization is used by the CODM to allocate resources and assess segmental performance.

Periods after the AMP Transfer

The Board and Chief Financial Officer have been identified as the Chief Operating Decision Maker (“CODM”) for the Group.

Operating segments are identified on the basis of the internal reporting regularly provided to the Board in order to allocate resources to the segment and assess its performance.

Critical accounting estimates, assumptions and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. Please refer to the basis of preparation for details of the critical accounting estimates, assumptions and judgments exercised in preparing the combined financial statements.

(i)	Income taxes

The Group is subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where uncertain tax treatments exist, the Group assesses whether it is probable that a tax authority will accept the uncertain tax treatment applied or proposed to be applied in its income tax filings. The Group assesses for each uncertain tax treatment whether it should be considered independently or whether some tax treatments should be considered together based on what the Group believes provides a better prediction of the resolution of the uncertainty. The Group considers whether it is probable that the relevant authority will accept each uncertain tax treatment, or group of uncertain tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so.

The Group measures tax uncertainties using its best estimate of likely outcomes. This estimate relies on estimates and assumptions and may involve judgments about future events.

Corporate activity including acquisitions, disposals and reorganizations such as those described in note 1 often create tax uncertainties. The Group has determined, with the benefit of opinions from external tax advisors and legal counsel, where appropriate, that it has provided for all taxation liabilities that are probable to arise from such activities.

New information may become available that causes the Group to change its judgment regarding the adequacy of existing tax liabilities. Such changes could result in incremental tax liabilities which could have a material adverse effect on cash flows, financial condition and results of operations.

Where the final tax outcome of these matters is different from the amounts that were originally estimated such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

(ii)	Measurement of employee benefit obligations

The Group follows guidance of IAS 19 (R) to determine the present value of its obligations to current and past employees in respect of defined benefit pension obligations, other long term employee benefits, and other end of service employee benefits which are subject to similar fluctuations in value in the long term. The Group values its liabilities, with the assistance of professional actuaries, to ensure consistency in the quality of the key assumptions underlying the valuations. The critical assumptions and estimates applied are discussed in detail in note 20.

(iii)	Exceptional items

The consolidated income statement and segment analysis separately identify results before exceptional items. Exceptional items are those that in our judgment need to be disclosed by virtue of their size, nature or incidence.

The Group believes that this presentation provides additional analysis as it highlights exceptional items. The determination of “significant” as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. Management uses judgment in assessing the particular items, which by virtue of their scale and nature, are disclosed in the consolidated income statement and related notes as exceptional items. Management considers the consolidated income statement presentation of exceptional items to be appropriate as it provides useful additional information and is consistent with the way that financial information is measured by management and presented to the Board. In that regard, management believes it to be consistent with paragraph 85 of IAS 1 “Presentation of financial statements” (“IAS 1”), which permits the inclusion of line items and subtotals that improve the understanding of performance.

(iv) Business combinations, goodwill and similar transactions (for the periods after the AMP Transfer)

For each transaction the Group will assess the accounting acquirer and acquiree and whether those parties meet the definition of a business under IFRS 3, which could involve significant judgments depending on the structure of the transaction.

Goodwill only arises in business combinations, where both parties meet the definition of a business. The amount of goodwill initially recognized is dependent on the allocation of the purchase price to the fair value of the identifiable assets acquired and the liabilities assumed. The determination of the fair value of the assets and liabilities is based, to a considerable extent, on management’s judgment. Allocation of the purchase price affects the results of the Group as finite lived intangible assets are amortized, whereas indefinite lived intangible assets, including goodwill, are not amortized and could result in differing amortization charges based on the allocation to indefinite lived and finite lived intangible assets.

A transaction, where the accounting acquiree does not meet the definition of a business, is not a business combination under IFRS 3, but could be an asset acquisition or a share-based payment transaction under IFRS 2. In the latter case, the difference in the fair value of consideration given by the acquirer over the fair value of identifiable net assets of the acquiree represents a service and is accounted for as a share-based payment expense. In order to estimate such fair values management might need to apply a significant amount of judgment in respect of key assumptions underlying such calculations, as outlined in more detail in note 21 for the Private Warrants.

4.  Segment analysis

The Group’s two operating and reportable segments, Europe and Americas, reflect the basis on which the Group’s performance is reviewed by Management and presented to the CODM. The CODM has been identified as being the Executive Committee of Ardagh for the periods prior and the Board and Chief Financial Officer for the periods after the AMP Transfer, respectively.

Performance of the Group is assessed based on Adjusted EBITDA. Adjusted EBITDA is the profit or loss for the period before income tax charge or credit, net finance expense, depreciation and amortization and exceptional operating items. Other items are not allocated to segments, as these are reviewed by the CODM on a group-wide basis. Segmental revenues are derived from sales to external customers. Inter-segment revenue is not material.

Reconciliation of (loss)/profit for the year to Adjusted EBITDA

	Year ended
	December 31,
	2021	2020	2019
	$’m	$’m	$’m
(Loss)/profit for the year	(210)	111	(40)
Income tax charge (note 7)	22	29	25
Net finance expense (note 6)	235	70	213
Depreciation and amortization (notes 10, 11)	343	315	290
Exceptional operating items (note 5)	272	20	15
Adjusted EBITDA	662	545	503

The segment results for the year ended December 31, 2021 are:

	Europe	Americas	Total
	$’m	$’m	$’m
Revenue	1,838	2,217	4,055
Adjusted EBITDA	281	381	662
Capital expenditure	190	496	686
Segment assets	2,785	2,540	5,325

The segment results for the year ended December 31, 2020 are:

	Europe	Americas	Total
	$’m	$’m	$’m
Revenue	1,599	1,852	3,451
Adjusted EBITDA	249	296	545
Capital expenditure	101	167	268
Segment assets	2,360	1,894	4,254

The segment results for the year ended December 31, 2019 are:

	Europe	Americas	Total
	$’m	$’m	$’m
Revenue	1,556	1,788	3,344
Adjusted EBITDA	253	250	503
Capital expenditure	95	110	205
Segment assets	2,292	1,774	4,066

One customer accounted for greater than 10% of total revenue in 2021 (2020: two; 2019: two).

Capital expenditure is the sum of purchases of property, plant and equipment and software and other intangibles, net of proceeds from disposal of property, plant and equipment, as per the consolidated statement of cash flows.

Segment assets consist of intangible assets, property, plant and equipment, derivative financial instrument assets, deferred tax assets, other non-current assets, inventories, contract assets, trade and other receivables and cash and cash equivalents. The accounting policies of the segments are the same as those in the consolidated financial statements of the Group as set out in note 3.

Total revenue from the Group in countries which account for more than 10% of total revenue, in the current or prior years presented, are as follows:

	Year ended
	December 31,
	2021	2020	2019
Revenue	$’m	$’m	$’m
U.S.	1,727	1,449	1,361
U.K	396	359	341
Brazil	439	352	370

The revenue above is attributed to countries on a destination basis.

Non-current assets, excluding derivative financial instruments, taxes, pensions and goodwill arising on acquisitions in countries which account for more than 10% of non-current assets are the U.S. 39% (2020: 31%), Germany 13% (2020: 13%) Brazil 13% (2020: 13%) and the United Kingdom 11% (2020: 12%).

The Company is domiciled in Luxembourg. During the year the Group had revenues of $nil (2020: $nil, 2019: $nil) with customers in Luxembourg. Non-current assets located in Luxembourg were $nil (2020: $nil).

Within each reportable segment our respective packaging containers have similar production processes and classes of customers. Further, they have similar economic characteristics, as evidenced by similar profit margins, similar degrees of risk and similar opportunities for growth. Based on the foregoing, we do not consider that they constitute separate product lines and therefore additional disclosures relating to product lines is not necessary.

Disaggregation of revenue

The following illustrates the disaggregation of revenue by destination for the year ended December 31, 2021:

		North	Rest of the
	Europe	America	world	Total
	$’m	$’m	$’m	$’m
Europe	1,824	5	9	1,838
Americas	1	1,772	444	2,217
Group	1,825	1,777	453	4,055

The following illustrates the disaggregation of revenue by destination for the year ended December 31, 2020:

		North	Rest of the
	Europe	America	world	Total
	$’m	$’m	$’m	$’m
Europe	1,581	3	15	1,599
Americas	1	1,499	352	1,852
Group	1,582	1,502	367	3,451

The following illustrates the disaggregation of revenue by destination for the year ended December 31, 2019:

		North	Rest of the
	Europe	America	world	Total
	$’m	$’m	$'m	$'m
Europe	1,541	5	10	1,556
Americas	2	1,413	373	1,788
Group	1,543	1,418	383	3,344

The following illustrates the disaggregation of revenue based on the timing of transfer of goods and services:

	Year ended December 31,
	2021	2020	2019
	$’m	$’m	$’m
Over time	3,160	2,610	2,537
Point in time	895	841	807
Total	4,055	3,451	3,344

5.  Exceptional items

	Year ended December 31,
	2021	2020	2019
	$’m	$’m	$’m
Start-up related costs	30	7	4
Exceptional items – cost of sales	30	7	4
Transaction-related and other costs	242	13	11
Exceptional items – SGA expenses	242	13	11
Exceptional finance expense	57	—	5
Exceptional items – finance expense	57	—	5
Exceptional income tax credit (note 7)	(17)	(14)	(3)
Total exceptional charge, net of tax	312	6	17

Exceptional items are those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence.

2021

Exceptional items of $312 million have been recognized in the year ended December 31, 2021, primarily comprising:

●	$30 million start-up related costs in the Americas ($21 million) and Europe ($9 million), relating to the Group’s investment programs.
●	$242 million transaction-related and other costs, primarily comprised of an expense of $205 million relating to the service for the listing of the Shares upon the completion of the Business Combination on August 4, 2021, as further detailed in note 24, $41 million of professional advisory fees in relation to the Business Combination and transactions and other costs related to transformation initiatives, partly offset by a $4 million credit related to a loan forgiven with respect to the US pension plan (see note 25).
●	$57 million exceptional finance expense comprised of a charge of $52 million from AGSA for redemption premiums and issuance costs on related party borrowings in conjunction with the AMP Transfer (see note 25), $5 million interest payable on the AMP Notes Issuance in March 2021 related to the period prior to completion of the AMP Transfer on April 1, 2021 and a net $13 million foreign currency loss on the Earnout Shares and Public and Private Warrants (see note 21), partly offset by a foreign currency translation gain of $13 million on the Promissory Note (see note 19) issued by the Company to AGSA as part of the consideration in connection with the Business Combination.
●	$17 million from tax credits relating to the above exceptional items.

2020

Exceptional items of $6 million have been recognized in the year ended December 31, 2020 primarily comprising:

●	$7 million primarily related to capacity realignment and investment programs of the Group, mainly related to start-up costs, principally incurred in the Americas.
●	$13 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the AMP Business by AGSA and professional advisory fees, and other costs related to transformation initiatives.
●	$14 million from tax credits including $6 million relating to tax benefits arising from the enactment on March 27, 2020, of the CARES Act.

2019

Exceptional items of $17 million have been recognized in the year ended December 31, 2019 primarily comprising:

●	$4 million primarily related to capacity realignment and investments programs of the Business, mainly related to start-up costs.
●	$11 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the AMP Business by AGSA and professional advisory fees.
●	$5 million relating to finance expense.
●	$3 million from tax credits.

6.  Net finance expense

	Year ended December 31,
	2021	2020	2019
	$’m	$’m	$’m
Senior Secured and Senior Notes	72	—	—
Interest on related party borrowings	43	146	170
Net pension interest cost (note 20)	3	3	4
Foreign currency translation losses/(gain)	49	(93)	20
Losses on derivative financial instruments	—	5	2
Other net finance expense	11	9	12
Net finance expense before exceptional items	178	70	208
Exceptional finance expense (note 5)	57	—	5
Net finance expense	235	70	213

During the year ended December 31, 2021 the total amount of interest paid to related parties was $43 million (2020: $146 million; 2019: $169 million).

During the year ended December 31, 2021, the Group recognized $8 million (2020: $6 million; 2019: $6 million) related to lease liabilities within other finance expense and interest paid in cash used in operating activities.

7.  Income tax

	Year ended December 31,
	2021	2020	2019
	$’m	$’m	$’m
Current tax:
Current tax for the year	17	55	32
Adjustments in respect of prior years	(3)	(24)	6
Total current tax	14	31	38
Deferred tax:
Deferred tax for the year	4	(11)	(12)
Adjustments in respect of prior years	4	9	(1)
Total deferred tax	8	(2)	(13)
Income tax charge	22	29	25

Reconciliation of income tax charge and the (loss)/profit before tax multiplied by the domestic tax rate of the Group for 2021, 2020 and 2019 is as follows:

	Year ended December 31,
	2021	2020	2019
	$’m	$’m	$’m
(Loss)/profit before tax	(188)	140	(15)
(Loss)/profit before tax multiplied by the standard rate of Luxembourg corporation tax: 24.94% (2020: 24.94%; 2019: 24.94%)	(47)	35	(4)
Tax losses for which no deferred income tax asset was recognized	3	—	—
Re-measurement of deferred taxes	9	—	(2)
Adjustment in respect of prior years	1	(15)	5
Income subject to state and other local income taxes	9	3	6
Income taxed at rates other than standard tax rates	11	(3)	4
Non-deductible and other items	36	9	16
Income tax charge	22	29	25

The total income tax charge outlined above for each year includes tax credits of $17 million in 2021 (2020: $14 million; 2019: $3 million) in respect of exceptional items, being the tax effect of the items set out in note 5.

Non-deductible and other items principally relate to transaction related and other costs attributable to the completion of the Business Combination in the year ended December 31, 2021 and historical non-deductible interest expense in prior years. Income taxed at non-standard rates takes account of foreign tax rate differences (versus the Luxembourg standard 24.94% rate) on earnings. Re-measurement of deferred taxes in the year ended December 31, 2021 relates to the impact of the substantially enacted change in rate of corporation tax in the United Kingdom. Adjustment in respect of prior years includes tax credits in the year ended December 31, 2020 related to the carry back of tax losses in the United States as a result of the enactment on March 27, 2020, of the CARES Act.

8. Earnings per share

In advance of the completion of the business combination with Gores Holdings V, 493,763,520 shares of the Company, with a par value €0.01 per share, were issued to AGSA. This number of shares issued is utilized for the calculation of basic earnings per share (“EPS”) for the years ended December 31, 2020 and 2019, and is further utilized for the period prior to August 4, 2021, as included in the calculation of the weighted average number of common shares for the year ended December 31, 2021.

As of August 4, 2021, upon completion of the Business Combination, a total number of 603,283,097 shares (493,763,520 issues to AGSA and 109,519,577 to remaining shareholders), with a par value of €0.01 per share, were issued to the Company´s shareholders.

Basic earnings per share is calculated by dividing the (loss)/profit attributable to equity holders by the weighted average number of shares outstanding during the period.

The following table reflects the income statement (loss)/profit and share data used in the basic EPS calculations:

	Year ended 31 December,
	2021	2020	2019
	$'m	$'m	$'m
(Loss)/profit attributable to equity holders	(210)	111	(40)
Weighted average number of common shares for EPS (millions)	538.8	493.8	493.8
(Loss)/earnings per share	$(0.39)	$0.22	$(0.08)

Diluted earnings per share is consistent with basic earnings per share, as there are no dilutive potential shares during the periods presented above.

Please refer to note 17 for any details of transactions involving ordinary shares for the years ended December 31, 2021.

There have been no material transactions involving common shares or potential ordinary shares between the reporting date and the authorization of these financial statements.

9.  Employee costs

	Year ended December 31,
	2021	2020	2019
	$’m	$’m	$’m
Wages and salaries	345	338	293
Social security costs	82	74	75
Defined benefit plan pension costs (note 20)	12	7	(3)
Defined contribution plan pension costs (note 20)	17	15	13
Group employee costs	456	434	378

	At December 31,
Employees	2021	2020	2019
Europe	3,196	2,938	2,847
Americas	2,565	1,937	1,809
Group	5,761	4,875	4,656

10.  Intangible assets

		Customer	Technology
	Goodwill	relationships	and other	Software	Total
	$’m	$’m	$’m	$’m	$’m

Cost
At January 1, 2020	1,003	1,392	40	23	2,458
Additions	—	—	2	3	5
Exchange	52	72	—	2	126
At December 31, 2020	1,055	1,464	42	28	2,589
Amortization
At January 1, 2020		(483)	(25)	(13)	(521)
Charge for the year		(138)	(8)	(3)	(149)
Exchange		(33)	(1)	(1)	(35)
At December 31, 2020		(654)	(34)	(17)	(705)
Net book value
At December 31, 2020	1,055	810	8	11	1,884

Cost
At January 1, 2021	1,055	1,464	42	28	2,589
Additions	—	—	6	2	8
Acquisition	3	—	—	—	3
Transfers	—	—	(2)	2	—
Disposal	—	—	(2)	(1)	(3)
Exchange	(48)	(64)	(2)	—	(114)
At December 31, 2021	1,010	1,400	42	31	2,483
Amortization
At January 1, 2021		(654)	(34)	(17)	(705)
Charge for the year		(143)	(4)	(4)	(151)
Exchange		33	1	1	35
At December 31, 2021		(764)	(37)	(20)	(821)
Net book value
At December 31, 2021	1,010	636	5	11	1,662

Amortization expense of $151 million (2020: $149 million, 2019: $149 million) has been charged to the consolidated income statement of the Group in respect of continuing operations.

In November 2021, the Group completed the business combination with Hart Print, located in Quebec, Canada, for a cash consideration of $5 million. The transaction is not material to the Group. These consolidated financial statements include management’s preliminary estimate of the fair values of assets acquired and liabilities assumed. In conjunction with this transaction, the Group has entered into an earnout compensation arrangement with the former shareholders, which is treated as a compensation arrangement for accounting purposes and could result in future payments to those individuals depending on the future performance of Hart Print.

Impairment

The Board has considered the carrying value of the Group’s intangible assets (excluding goodwill) and assessed for indicators of impairment as at December 31, 2021 in accordance with IAS 36. No such indicators of impairment were identified.

Goodwill

Allocation of goodwill

Goodwill originated from the acquisition of the Group by Ardagh has been allocated to CGUs that are expected to benefit from synergies arising from that combination. Goodwill has been allocated to groups of CGUs for the purpose of impairment testing. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes.

The lowest level within the Group at which the goodwill is monitored for internal management purposes and consequently the CGUs to which goodwill is allocated, is set out below:

	At December 31,
	2021	2020
	$’m	$’m
Europe	570	618
Americas	440	437
Total Goodwill	1,010	1,055

Impairment tests for goodwill

The Group performs its impairment test of goodwill annually following approval of the annual budget or whenever indicators suggest that impairment may have occurred.

Recoverable amount and carrying amount

The Group uses the value in use (“VIU”) model for the purposes of goodwill impairment testing, as this reflects the Group’s intention to hold and operate the assets. However, if an impairment indicator exists for a CGU, the Group also uses the fair value less costs of disposal (“FVLCD”) model in order to establish the recoverable amount being the higher of the VIU model and FVLCD model when compared to the carrying value of the CGU.

The VIU model used the 2022 budget approved by the Board and a three-year forecast for 2023-2025 (2020: three-year forecast period). The budget and forecast results were then extended for a further one-year period (2020: one-year period) making certain assumptions, including the profile between long-term depreciation and capital expenditure, in addition to how the changes in input cost will impact customer pricing, in line with historic practice and contractual terms.

Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance capital expenditure and working capital.

The discount rate applied to cash flows in the VIU model was estimated using the weighted average cost of capital as determined by the Capital Asset Pricing Model with regard to the risks associated with the cash flows being considered (country, market and specific risks of the asset). The discount rates applied in respect of groups of CGUs was Europe: 4.4% (2020: 5.1%) and Americas 7.7% (2020: 7.9%).

The modelled cash flows take into account the Group’s established history of earnings, cash flow generation and the nature of the markets in which we operate, where product obsolescence is low. The key assumptions employed in modelling estimates of the net present value of future cash flows are subjective and include projected Adjusted EBITDA, discount rates and growth rates, replacement capital expenditure requirements, rates of customer retention and the ability to maintain margin through the pass through of input cost inflation.

The terminal value assumed long-term growth based on a combination of factors including long-term inflation in addition to industry and market specific factors. The range of growth rates applied by management in respect of the terminal values applicable to the groups of CGUs were 1.0% (2020: 1.0%) in respect of all groups of CGUs.

A sensitivity analysis was performed reflecting potential variations in terminal growth rate and discount rate assumptions. In all cases the recoverable values calculated were significantly in excess of the carrying values of the CGUs. The variation applied to terminal value growth rates and discount rates was a 50 basis points decrease and increase respectively and represents a reasonably possible change to the key assumptions of the VIU model. Further, a reasonably possible change to the operating cash flows would not reduce the recoverable amounts below the carrying value of the CGUs. As a result of the significant excess of recoverable amount, management consider that additional disclosures are not required under IAS36.

11.  Property, plant and equipment

		Plant,
	Land and	machinery	Dunnage
	buildings	and other	and other	Total
	$’m	$’m	$’m	$’m
Cost
At January 1, 2020	331	1,048	109	1,488
Additions	41	231	13	285
Disposals	(2)	(21)	(1)	(24)
Exchange	16	40	5	61
At December 31, 2020	386	1,298	126	1,810
Depreciation
At January 1, 2020	(69)	(306)	(37)	(412)
Charge for the year	(39)	(110)	(17)	(166)
Disposals	—	21	1	22
Exchange	(4)	(15)	(3)	(22)
At December 31, 2020	(112)	(410)	(56)	(578)
Net book value
At December 31, 2020	274	888	70	1,232
Cost
At January 1, 2021	386	1,298	126	1,810
Additions	74	744	21	839
Acquisition (note 10)	1	7	—	8
Disposals	(7)	(11)	(5)	(23)
Exchange	(15)	(48)	(4)	(67)
At December 31, 2021	439	1,990	138	2,567
Depreciation
At January 1, 2021	(112)	(410)	(56)	(578)
Charge for the year	(47)	(129)	(16)	(192)
Disposals	5	11	4	20
Exchange	6	16	3	25
At December 31, 2021	(148)	(512)	(65)	(725)
Net book value
At December 31, 2021	291	1,478	73	1,842

Depreciation expense of $181 million (2020: $158 million; 2019: $134 million) has been charged in cost of sales and $11 million (2020: $8 million; 2019: $7 million) in sales, general and administration expenses.

Construction in progress at December 31, 2021 was $634 million (2020: $221 million).

Included in property, plant and equipment is an amount for land of $49 million (2020: $46 million).

Substantially all of the Group’s property, plant and equipment is pledged as security under the terms and conditions of the Group’s financing arrangements. No interest was capitalized in the year (2020: $nil).

Impairment

The Group has considered the carrying value of the property, plant and equipment of the Group and assessed the indicators of impairment as at December 31, 2021 in accordance with IAS 36. No such indicators of impairment were identified.

Right of Use assets — Net Book Value, depreciation and variable lease expense

The following right-of-use assets were included in property, plant and equipment:

		Plant,	Dunnage
	Land and	machinery	and
	buildings	and other	other	Total
Net book value At December 31,	$’m	$’m	$’m	$’m
2021	71	67	41	179
2020	76	6	45	127

The increase in the net book value of the right-of use assets at December 31, 2021 to $179 million (2020: $127 million) is primarily the result of total additions to the right-of-use assets of $103 million (2020: $37 million) and total right-of-use assets acquired of $1 million (2020: $nil), offset by a depreciation charge of $46 million (2020: $36 million), comprised of Land and buildings: $34 million (2020: $26 million); Plant and machinery: $6 million (2020: $3 million), and Dunnage and other: $6 million (2020: $7 million) and exchange losses, all during the year ended December 31, 2021.

The Group incurred variable lease expense of $35 million in the year ended December 31, 2021 (2020: $29 million, 2019: $23 million) primarily related to warehouse leases.

Capital commitments

The following capital commitments in relation to property, plant and equipment were authorized by management, but have not been provided for in the consolidated financial statements:

	At December 31,
	2021	2020	2019
	$’m	$’m	$’m
Contracted for	452	115	52
Not contracted for	181	218	51
	633	333	103

12.  Deferred tax

The movement in deferred tax assets and liabilities during the year was as follows:

	Assets	Liabilities	Total
	$’m	$’m	$’m
At January 1, 2019	121	(258)	(137)
(Charged)/credited to the income statement (note 7)	(7)	20	13
Credited to other comprehensive income	9	2	11
Exchange	—	1	1
At December 31, 2019	123	(235)	(112)
Credited/(charged) to the income statement (note 7)	5	(3)	2
Credited to other comprehensive income	—	—	—
Exchange	7	(12)	(5)
At December 31, 2020	135	(250)	(115)
Credited/(charged) to the income statement (note 7)	14	(22)	(8)
Charged to other comprehensive income	(5)	(12)	(17)
Exchange	(6)	10	4
At December 31, 2021	138	(274)	(136)

The components of deferred tax assets and liabilities are as follows:

	At December 31,
	2021	2020
	$’m	$’m
Tax losses	10	3
Employee benefit obligations	40	46
Depreciation timing differences	54	52
Provisions	23	22
Other	11	12
	138	135
Available for offset	(67)	(47)
Deferred tax assets	71	88
Intangible assets	(128)	(159)
Accelerated depreciation and other fair value adjustments	(96)	(66)
Other	(50)	(25)
	(274)	(250)
Available for offset	67	47
Deferred tax liabilities	(207)	(203)

The tax credit recognized in the consolidated income statement is analyzed as follows:

	Year ended
	December 31,
	2021	2020	2019
	$’m	$’m	$’m
Tax losses	7	(3)	(1)
Employee benefit obligations	2	(6)	—
Depreciation timing differences	4	—	—
Provisions	2	5	(3)
Other deferred tax assets	(1)	9	(3)
Intangible assets	22	18	19
Accelerated depreciation and other fair value adjustments	(31)	(19)	(7)
Other deferred tax liabilities	(13)	(2)	8
	(8)	2	13

Deferred tax assets are only recognized on tax loss carry forwards to the extent that the realization of the related tax benefit through future taxable profits is probable based on management’s forecasts. The Group did not recognize deferred tax assets of $4 million (2020: nil) in respect of tax losses amounting to $14 million (2020: nil) that can be carried forward against future taxable income due to uncertainty regarding their utilization.

No provision has been made for temporary differences applicable to investments in subsidiaries as the Group is in a position to control the timing of reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Given that exemptions and tax credits would be available in the context of the Group’s investments in subsidiaries in the majority of jurisdictions in which it operates, the aggregate amount of temporary differences in respect of which deferred tax liabilities have not been recognized would not be material.

13.  Inventories

	At December 31,
	2021	2020
	$’m	$’m
Raw materials and consumables	268	157
Work-in-progress	6	5
Finished goods	133	88
	407	250

Certain inventories held by the Group have been pledged as security under the Group’s ABL (note 19). There were no drawings under such facility as of December 31, 2021 (2020: nil)

The amounts recognized as a write down in inventories or as a reversal of a write down in the year ended December 31, 2021 was not material (2020: not material).

At December 31, 2021, the hedging loss included in the carrying value of inventories, which will be recognized in the income statement when the related finished goods have been sold is $14 million (2020: not material).

14.  Trade and other receivables

		At December 31,
		2021	2020
	Note	$’m	$’m
Trade receivables		334	244
Other receivables and prepayments		167	124
Related party receivables	25	11	—
		512	368

The fair values of trade and other receivables approximate the amounts shown above.

Movements on the provisions for impairment of trade receivables are as follows:

	2021	2020
	$'m	$'m
At January 1,	8	3
Provision for receivables impairment	—	7
Receivables written off during the year as uncollectible	(1)	(2)
At December 31,	7	8

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable set out above.

Provisions against specific balances

Significant balances are assessed for evidence of increased credit risk. Examples of factors considered are high probability of bankruptcy, breaches of contract or major concession being sought by the customer. Instances of significant single customer related bad debts are rare and there is no significant concentration of risk associated with particular customers.

Providing against the remaining population of customers

The Group monitors actual historical credit losses and adjusts for forward-looking information to measure the level of expected losses. Adverse changes in the payment status of customers of the Group, or national or local economic conditions that correlate with defaults on receivables owing to the Group, may also provide a basis for an increase in the level of provision above historic loss experience.

As of 31 December 2021, trade receivables of $18 million (2020: $7 million) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	At 31 December,
	2021	2020
	$'m	$'m
Up to three months past due	15	5
Three to six months past due	1	2
Over six months past due	2	—
	18	7

Receivables Factoring and Related Programs

The Group participates in several uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Group. Receivables of $456 million were sold under these programs at December 31, 2021 (December 31, 2020: $332 million).

15.  Contract assets

The following table provides information about significant changes in contract assets:

	2021	2020
	$’m	$’m
At January 1,	139	151
Transfers from contract assets recognized at beginning of year to receivables	(137)	(148)
Increases as a result of new contract assets recognized during the year	185	133
Other (including exchange)	(5)	3
Balance as at December 31,	182	139

16.  Cash and cash equivalents

	At December 31,
	2021	2020
	$’m	$’m
Cash at bank and in hand	432	254
Short term bank deposits	28	—
Restricted cash	3	3
	463	257

17.  Issued capital and share premium

Share capital and share premium

Issued and fully paid shares:

	Total shares (par value €0.01)	Share capital	Share premium
	(million)	$'m	$'m
At December 31, 2020	–	–	–
Share issuance	603	7	5,992
At December 31, 2021	603	7	5,992

On completion of the AMP Transfer on April 1, 2021, AMPSA issued 484,956,250 shares to AGSA with a nominal value of €0.01 per share, for consideration totaling $4,988 million. During the year ended December 31, 2021, an additional 118,326,847 shares were issued to PIPE investors, SPAC shareholders and sponsors for a total cash considerations of $695 million and $259 million, respectively, and $88 million to AGSA for the non-cash settlement of the AMP Promissory Note as described in note 19, totaling $1,042 million, offset by $31 million of directly attributable transaction costs related to the issuance of equity reflected in share premium, of which $29 million has been paid as of December 31, 2021.

There were no other material share transactions in the year ended December 31, 2021.

18.  Financial risk factors

The Group’s activities expose it to a variety of financial risks: capital risk, interest rate, currency exchange risk, commodity price risk, credit risk and liquidity risk.

Capital structure and risk

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern and provide returns to its shareholders. The Group funds its operations primarily from the following sources of capital:

borrowings, cash flow and shareholders’ capital. The Group aims to achieve a capital structure that results in an appropriate cost of capital to accommodate material investments or acquisitions, while providing flexibility in short and medium term funding. The Group also aims to maintain a strong balance sheet and to provide continuity of financing by having a range of maturities and borrowing from a variety of sources.

The Group’s overall treasury objectives are to ensure sufficient funds are available for the Group to carry out its strategy and to manage certain financial risks to which the Group is exposed, details of which are provided below. The Group’s finance committee reviews and monitors the capital structure, financial policies and treasury function of the Company in addition to advising the board of directors on whether to approve financing agreements or arrangements.

Financial risks are managed on the advice of Group Treasury and senior management in conjunction with the finance committee. The Group does not permit the use of treasury instruments for speculative purposes, under any circumstances. Group Treasury regularly reviews the level of cash and debt facilities required to fund the Group’s activities, plans for repayment and refinancing of debt, and identifies an appropriate amount of headroom to provide a reserve against unexpected funding requirements.

The Group’s long-term liquidity needs primarily relate to the Group’s growth investment program and the servicing of our debt obligations. We expect to satisfy our future long-term liquidity needs through a combination of cash flow generated from operations and, where appropriate, to raise additional financing and to refinance our debt obligations in advance of their respective maturity. The Group generates substantial cash flow from our operations on an annual basis. The Group had $463 million in cash, cash equivalents and restricted cash as of December 31, 2021, as well as available but undrawn liquidity of $325 million under its credit facilities.

Additionally, financial instruments, including derivative financial instruments, are used to hedge exposure to interest rate, currency exchange risk and commodity price risk.

One of the Group’s key metrics is the ratio of consolidated external net debt as a multiple of Adjusted EBITDA. Adjusted EBITDA is the profit or loss for the period before income tax charge or credit, net finance expense, depreciation and amortization and exceptional operating items. As at December 31, 2021 the ratio was 3.66x.

Interest rate

At December 31, 2021, the Group’s external borrowings were 100% fixed, with a weighted average interest rate of 3.3%. At December 31, 2020, the business’ related party borrowings were 100% fixed. As a result, interest rate movements would not have a material impact on either the profit or loss or shareholders equity.

Currency exchange risk

The Group presents its consolidated financial information in U.S. dollar. The functional currency of the Company is the euro.

The Group operates in 9 countries, across three continents and its main currency exposure in the year to December 31, 2021, from the euro functional currency, was in relation to the U.S. dollar, British pound, and Brazilian real. Currency exchange risk arises from future commercial transactions and recognized assets and liabilities.

As a result of the consolidated financial statements being presented in U.S. dollar, the Group’s results are also impacted by fluctuations in the U.S. dollar exchange rate versus the euro.

The Group has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through borrowings and swaps denominated in the Group’s principal foreign currencies.

Fluctuations in the value of these currencies with respect to the euro functional currency may have a significant impact on the Group’s financial condition and results of operations. The Group believes that a strengthening of the euro exchange rate (the functional currency) by 1% against all other foreign currencies from the December 31, 2021 rate would decrease shareholders’ equity by approximately $3 million (2020: $5 million increase).

Commodity price risk

The Group is exposed to changes in prices of its main raw materials, primarily energy and aluminum. Production costs are exposed to changes in prices of our main raw materials, primarily aluminum. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollar, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. The price and foreign currency risk on the aluminum purchases in Europe and in Americas are hedged by entering into swaps under which we pay fixed euro and U.S dollar prices, respectively. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

Where we do not have pass through sales contracts in relation to the underlying raw material cost, the Group uses derivative agreements to manage this risk. The Group depends on an active liquid market and available credit lines with counterparty banks to cover this risk. The use of derivative contracts to manage our risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if we are unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on our financial condition. The Group is also exposed to possible interruptions of supply of aluminum and steel or other raw materials and any inability to purchase raw materials could negatively impact our operations.

As a result of the volatility of gas and electricity prices, the Group has developed an active hedging strategy to fix a significant proportion of its energy costs through contractual arrangements directly with our suppliers. The Group policy is to purchase gas and electricity by entering into forward price-fixing arrangements with suppliers for the majority of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. The Group does not net settle, nor do we sell within a short period of time after taking delivery. The Group avails of the own use exemption and, therefore, these contracts are treated as executory contracts. The Group typically builds up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices. Where entering forward price-fixing arrangements with suppliers is not practical, the Group may use derivative agreements with counterparty banks to cover the risk.

Credit risk

Credit risk arises from derivative contracts, cash and investments held with banks and financial institutions, as well as credit exposures to the customers of the Group, including outstanding receivables. The policy of the Group is to invest excess liquidity, only with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of “BBB+” from at least two credit rating agencies are accepted, where possible. The credit ratings of banks and financial institutions are monitored to ensure compliance with Group policy. Risk of default is controlled within a policy framework of dealing with high quality institutions and by limiting the amount of credit exposure to any one bank or institution.

Group policy is to extend credit to customers of good credit standing. Credit risk is managed on an on-going basis, by experienced people within the Group. The Group’s policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. Provisions are made, where deemed necessary, and the utilization of credit limits is regularly monitored. Management does not expect any significant counterparty to fail to meet its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2021, the ten largest customers of the Group accounted for approximately 58% of total revenues (2020: 64%; 2019: 65%). There is no recent history of default with these customers.

Surplus cash held by the operating entities over and above the balance required for working capital management is transferred to Group Treasury, where practically possible. Group Treasury invests surplus cash in interest-bearing current accounts and bank time deposits with appropriate maturities to provide sufficient headroom as determined by the below-mentioned forecasts.

Liquidity risk

The Group is exposed to liquidity risk which arises primarily from the maturing of short term and long term debt obligations and from the normal liquidity cycle of the business throughout the course of a year. The Group’s policy has been to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due.

To effectively manage liquidity risk, the Group:

●	has committed borrowing facilities that it can access to meet liquidity needs;
●	maintains cash balances and liquid investments with highly-rated counterparties;
●	limits the maturity of cash balances;
●	borrows the bulk of its debt needs under long term fixed rate debt securities; and
●	has internal control processes to manage liquidity risk.

Cash flow forecasting is performed in the operating entities of the Group and is aggregated by Group Treasury. Group Treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans.

19.  Financial assets and liabilities

The Group’s net debt was as follows:

	At December 31,
	2021	2020
	$’m	$’m
Loan notes	2,690	—
Related party borrowings	—	2,690
Other borrowings	197	145
Net borrowings	2,887	2,835
Cash and cash equivalents	(463)	(257)
Net debt	2,424	2,578

The Group’s net borrowings of $2,887 million (2020: $2,835 million) are classified as non-current liabilities of $2,831 million (2020: $2,793 million) and current liabilities of $56 million (2020: $42 million) in the consolidated statement of financial position at December 31, 2021.

At December 31, 2021, the Group’s net debt and available liquidity was as follows:

		Maximum	Final
		amount	maturity	Facility			Available
Facility	Currency	drawable	date	type	Amount drawn		liquidity
		Local			Local
		currency			currency	$'m	$'m
		m			m
2.000% Senior Secured Notes	EUR	450	01-Sep-28	Bullet	450	510	–
3.250% Senior Secured Notes	USD	600	01-Sep-28	Bullet	600	600	–
3.000% Senior Notes	EUR	500	01-Sep-29	Bullet	500	566	–
4.000% Senior Notes	USD	1,050	01-Sep-29	Bullet	1,050	1,050	–
Global Asset Based Loan Facility	USD	325	06-Aug-26	Revolving	–	–	325
Lease obligations	Various	–	–	Amortizing	–	182	–
Other borrowings	Various	–	Rolling	Amortizing	–	19	–
Total borrowings						2,927	325
Deferred debt issue costs						(40)	–
Net borrowings						2,887	325
Cash and cash equivalents						(463)	463
Net debt / available liquidity						2,424	788

A number of the Group’s borrowing agreements contain certain covenants that restrict the Group’s flexibility in areas such as incurrence of additional indebtedness (primarily maximum secured borrowings to Adjusted EBITDA and a minimum Adjusted EBITDA to interest expense), payment of dividends and incurrence of liens. The Global Asset Based Loan Facility is subject to a fixed charge coverage ratio covenant if 90% or more of the facility is drawn. The facility also includes cash dominion, representations, warranties, events of default and other covenants that are of a nature customary for such facilities.

At December 31, 2020 the Group’s net debt and available liquidity was as follows:

	Amount	Available
Facility	drawn	liquidity
	$'m	$'m

Related party borrowings	2,690	—
Lease obligations	136	—
Other borrowings	9	—
Net borrowings	2,835	—
Cash and cash equivalents	(257)	257
Net debt / available liquidity	2,578	257

The following table summarizes the Group’ movement in net debt:

	At December 31,
	2021	2020
	$’m	$’m
Net (increase)/decrease in cash and cash equivalents per consolidated statement of cash flows*	(206)	27
Increase in net borrowings	52	55
(Decrease)/increase in net debt	(154)	82
Net debt at January 1,	2,578	2,496
Net debt at December 31,	2,424	2,578
*	Includes exchange (loss)/gain on cash and cash equivalents

The decrease in net debt primarily includes proceeds from borrowings of $2,780 million (2020: $nil), of which $7 million was a non-cash transaction, a net increase in lease obligations of $46 million (2020: increase of $3 million), which is partly offset by repayments of related party borrowings of $2,668 million (2020: $nil), of which $927 million was a non-cash transaction, an increase in cash and cash equivalents of $206 million (2020: decrease of $27 million), foreign exchange gains of $61 million (2020: loss of $60 million), the recognition of a deferred debt issue costs asset net of amortization of $40 million (2020: $nil) and repayment of borrowings of $5 million (2020: $8 million).

Maturity profile

The maturity profile of the Group’s total borrowings is as follows:

	At December 31,
	2021	2020
	$’m	$’m
Within one year or on demand	56	42
Between one and two years	55	46
Between two and five years	59	2,055
Greater than five years	2,757	692
Total borrowings	2,927	2,835
Deferred debt issue costs	(40)	—
Net borrowings	2,887	2,835

Included within total borrowings greater than five years is the Group’s Senior Secured Notes and Senior Notes of $2,726 million.

The maturity profile of the contractual undiscounted cash flows related to the Group’s lease liabilities is as follows:

	At December 31,
	2021	2020
	$’m	$’m
Not later than one year	50	37
Later than one year and not later than five years	127	78
Later than five years	36	50
	213	165

The table below analyses the Group’s financial liabilities (including interest payable) into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contracted undiscounted cash flows.

		Derivative
	Total	financial	Trade
	borrowings	instruments	payables
At 31 December, 2021	$’m	$’m	$’m
Within one year or on demand	152	10	1,204
Between one and two years	242	2	—
Between two and five years	243	—	—
Greater than five years	2,973	—	—

		Derivative
	Total	financial	Trade
	borrowings	instruments	payables
At 31 December, 2020	$’m	$’m	$’m
Within one year or on demand	200	12	768
Between one and two years	359	2	—
Between two and five years	2,345	—	—
Greater than five years	718	—	—

The carrying amount and fair value of the Group’s borrowings excluding lease obligations are as follows:

	Carrying value
	Amount	Deferred debt
	drawn	issue costs	Total	Fair value
At December 31, 2021	$'m	$'m	$'m	$'m
Loan notes	2,726	(36)	2,690	2,682
Other borrowings	19	(4)	15	19
	2,745	(40)	2,705	2,701

	Carrying value
	Amount	Deferred debt
	drawn	issue costs	Total	Fair value
At December 31, 2020	$'m	$'m	$'m	$'m
Related party borrowings	2,690	—	2,690	2,763
Other borrowings	9	—	9	9
	2,699	—	2,699	2,772

AMP Promissory Note

From the AMP Transfer date of April 1, 2021, the Group had an outstanding obligation of $1,085 million under the AMP Promissory Note. This obligation was settled, with $997 million of a cash settlement paid to AGSA and the remaining $88 million settled following the issuance of additional AMP shares to AGSA on 4 August, 2021.

Earnout Shares and Warrants

Please refer to note 21 for further details about the recognition and measurement of the Earnout Shares as well as the Public and Private Warrants.

Financing activity

2021

On March 12, 2021, the Group, in connection with the transaction related to the combination of Ardagh Metal Packaging with Gores Holdings V, issued €450 million 2.000% Senior Secured Notes due 2028, $600 million 3.250% Senior Secured Notes due 2028, €500 million 3.000% Senior Notes due 2029 and $1,050 million 4.000% Senior Notes due 2029. Details related to the transaction and use of proceeds from this issuance are outlined in note 1.

On March 24, 2021 and March 30, 2021, historical related party debt of $113 million was settled, being reflected as a non-cash capital contribution within other reserves.

On April 1, 2021, upon the consummation of the AMP Transfer, historical related party debt of $2,555 million was settled, of which $1,741 million was paid to AGSA with the remainder of $814 million being reflected as a non-cash capital contribution within other reserves.

On August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million. The amount increased to $325 million on September 29, 2021.

Lease obligations at December 31, 2021 of $182 million (December 31, 2020: $136 million), primarily reflect $100 million of new lease liabilities and $1 million of lease liabilities acquired, partly offset by $55 million of principal repayments and foreign currency movements in the year ended December 31, 2021.

Effective interest rates

	2021
	USD	EUR
2.000% Senior Secured Notes due 2028		2.30%
3.250% Senior Secured Notes due 2028	3.58%
3.000% Senior Notes due 2029		3.28%
4.000% Senior Notes due 2029	4.31%

The interest rates applicable to the Group’s net borrowings for the year ended December 31, 2020 range from 4.77% to 8.00%.

	2021	2020
	Various Currencies
Lease obligations	4.55%	4.79%

The carrying amounts of net borrowings are denominated in the following currencies.

	At December 31,
	2021	2020
	$’m	$’m
Euro	1,115	609
U.S. dollar	1,745	1,830
GBP	15	379
Other	12	17
	2,887	2,835

The Group has the following undrawn borrowing facilities:

	At December 31,
	2021	2020
	$'m	$'m
Expiring beyond one year	325	—
	325	—

Fair value methodology

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and
Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no transfers between Level 1 and Level 2 during the year.

Fair values are calculated as follows:

(i)	Senior secured and senior notes – the fair value of debt securities in issue is based on valuation techniques in which all significant inputs are based on observable market data and represent Level 2 inputs.
(ii)	Global Asset Based Loan facility and other borrowings – the fair values of the borrowings in issue is based on valuation techniques in which all significant inputs are based on observable market data and represent Level 2 inputs.
(iii)	Commodity and foreign exchange derivatives – the fair value of these derivatives are based on quoted market prices and represent Level 2 inputs.
(iv)	Earnout Shares, Private and Public Warrants - the fair values of the Earnout Shares and Private Warrants are based on valuation techniques using an unobservable volatility assumption which represents Level 3 inputs, whereas the fair value of the Public Warrants is based on an observable market price and represents a Level 1 input.

Derivative financial instruments

	Assets	Liabilities	Total
			Contractual
	Fair	Fair	or notional
	values	values	amounts
	$’m	$’m	$’m
Fair Value Derivatives
Metal forward contracts	100	2	281
Forward foreign exchange contracts	3	10	1,176
NYMEX gas swaps	1	—	3
At December 31, 2021	104	12	1,460

Included within the $104 million fair value assets and $12 million fair value liabilities at December 31, 2021, is $95 million and $6 million, respectively, which have been transacted by AGSA.

	Assets	Liabilities	Total
			Contractual
	Fair	Fair	or notional
	values	values	amounts
	$’m	$’m	$’m
Fair Value Derivatives
Metal forward contracts	29	6	346
Forward foreign exchange contracts	3	8	317
NYMEX gas swaps	—	—	6
At December 31, 2020	32	14	669

All of the fair value assets and fair value liabilities at December 31, 2020, have been transacted by AGSA.

Derivative instruments with a fair value of $7 million (2020: $9 million) are classified as non-current assets and $97 million (2020: $23 million) as current assets in the consolidated statement of financial position at December 31, 2021. Derivative instruments with a fair value of $2 million (2020: $2 million) are classified as non-current liabilities and $10 million (2020: $12 million) as current liabilities in the consolidated statement of financial position at December 31, 2021.

All cash payments in relation to derivative instruments are paid or received when they mature.

The Group mitigates the counterparty risk for derivatives by contracting with major financial institutions which have high credit ratings. Certain derivative instruments have been entered into with external counterparties by AGSA on behalf of the Group and on the back of those related party derivatives between AGSA and the Group have been executed, the impact of which have been included in the consolidated financial statements.

Metal forward contracts

The Group hedges a portion of its anticipated metal purchases. Excluding conversion and freight costs, the physical metal deliveries are priced based on the applicable indices agreed with the suppliers for the relevant month. The Group determines the existence of an economic relationship between the hedged item and the hedging instrument based on common indices used. Ineffectiveness may arise if there are changes in the forecasted transaction in terms pricing, timing or quantities, or if there are changes in the credit risk of the Group or the counterparty. The Group applies a hedge ratio of 1:1.

Fair values have been based on quoted market prices and are valued using Level 2 valuation inputs. The fair value of these contracts when initiated is $nil; no premium is paid or received.

Forward foreign exchange contracts

The Group operates in a number of currencies and, accordingly, hedges a portion of its currency transaction risk. Certain forward contracts are designated as cash flow hedges and are set so to closely match the critical terms of the underlying cash flows. In hedges of forecasted foreign currency sales and purchases ineffectiveness may arise for similar reasons as outlined for metal forward contracts.

The fair values are based on Level 2 valuation techniques and observable inputs including the contract prices. The fair value of these contracts when initiated is $nil; no premium is paid or received.

NYMEX gas swaps

The Group hedges a portion of its anticipated energy purchases on the New York Mercantile Exchange (“NYMEX”).

Fair values have been based on NYMEX quoted market prices and Level 2 valuation inputs have been applied. The fair value of these contracts when initiated is $nil; no premium is paid or received.

20. Employee benefit obligations

The Group operates defined benefit or defined contribution pension schemes in most of its countries of operation and the assets are held in separately administered funds. The principal funded defined benefit schemes, which are funded by contributions to separately administered funds, are in the United States and the United Kingdom.

Other defined benefit schemes are unfunded and the provision is recognized in the consolidated statement of financial position. The principal unfunded schemes are in Germany.

The contribution rates to the funded plans are agreed with the Trustee boards, plan actuaries and the local pension regulators periodically. The contributions paid in each period were those recommended by the actuaries.

In addition, the Group has other employee benefit obligations in certain territories.

Total employee benefit obligations, net of employee benefit assets included within non-current assets, recognized in the consolidated statement of financial position of $178 million (2020: $219 million) includes other employee benefit obligations of $47 million (2020: $52 million).

The employee obligations and assets of the defined benefit schemes included in the consolidated statement of financial position are analyzed below:

	Germany		UK*		U.S and Other**		Total
	2021	2020	2021	2020	2021	2020	2021	2020
	$'m	$'m	$'m	$'m	$'m	$'m	$'m	$'m
Obligations	(138)	(142)	(249)	(295)	(82)	(80)	(469)	(517)
Assets	—	—	327	341	11	9	338	350
Net obligations	(138)	(142)	78	46	(71)	(71)	(131)	(167)
*

The net employee benefit asset in the UK as at December 31, 2021 is included within non-current assets on the statement of financial position (2020: included on a net basis within non-current liabilities).

**	Net obligation of ‘Other’ at December 31, 2021; $8 million, 2020; $9 million.

Defined benefit pension schemes

The amounts recognized in the consolidated income statement are:

	Year ended
	December 31,
	2021	2020	2019
	$’m	$’m	$’m
Current service cost and administration costs:
Cost of sales – current service cost (note 9)	(13)	(12)	(12)
Cost of sales – past service credit (note 9)	4	8	17
SGA – current service cost (note 9)	(3)	(3)	(2)
	(12)	(7)	3
Finance expense (note 6)	(3)	(3)	(4)
	(15)	(10)	(1)

The amounts recognized in the consolidated statement of comprehensive income are:

	Year ended
	December 31,
	2021	2020	2019
	$’m	$’m	$’m
Re-measurement of defined benefit obligation:
Actuarial gain/(loss) arising from changes in demographic assumptions	6	(2)	(7)
Actuarial gain/(loss) arising from changes in financial assumptions	9	(51)	(55)
Actuarial gain/(loss) arising from changes in experience	5	2	(13)
	20	(51)	(75)
Re-measurement of plan assets:
Actual return less expected return on plan assets	8	34	34
Actuarial gain/(loss) for the year on defined benefit pension schemes	28	(17)	(41)
Actuarial gain/(loss) on other long term and end of service employee benefits	5	(4)	(4)
	33	(21)	(45)

The actual return on plan assets was a gain of $13 million in 2021 (2020: gain of $40 million; 2019: gain of $42 million).

Movement in the defined benefit obligations and assets:

	Obligations		Assets
	2021	2020	2021	2020
	$’m	$’m	$’m	$’m
At January 1,	(517)	(461)	350	323
Interest income	—	—	5	6
Loan forgiveness (note 5)	4	—	—	—
Current service cost	(11)	(11)	—	—
Past service credit	4	8	—	—
Interest cost	(7)	(8)	—	—
Re-measurements	20	(51)	8	34
Employer contributions	—	—	2	5
Employee contributions	(1)	(1)	1	1
Benefits paid	24	31	(24)	(31)
Exchange	15	(24)	(4)	12
At December 31,	(469)	(517)	338	350

The defined benefit obligations above include $140 million of unfunded obligations, principally in Germany (2020: $145 million). Employer contributions above include no contributions under schemes extinguished during the year (2020: $nil).

Interest income and interest cost above does not include interest cost of $1 million (2020: $1 million) relating to other employee benefit obligations. Current service costs above do not include current service costs of $4 million (2020: $4 million) relating to other employee benefit obligations.

During the year ended December 31, 2021, the Group and the Trustees of the UK schemes collaborated to implement a Bridging Pension Option for members on retirement around the starting level of pensions until the State Pension Age. This resulted in the recognition of a gain of $3 million within the income statement for the year ended December 31, 2021. During the year ended December 31, 2020, a past service credit of $8 million was recognized in relation to Germany schemes that were redesigned from a defined benefit scheme to a contribution orientated system.

Plan assets comprise:

	At December 31,
	2021	2021	2020	2020
	$’m	%	$’m	%
Equities	—	—	—	—
Target return funds	176	52	177	51
Bonds	105	31	102	29
Cash/other	57	17	71	20
	338	100	350	100

The pension assets do not include any of the Group’s ordinary shares, other securities or other Group assets.

Investment strategy

The choice of investments takes account of the expected maturity of the future benefit payments. The plans invest in diversified portfolios consisting of an array of asset classes that attempt to maximize returns while minimizing volatility. The asset classes include fixed income government and non-government securities and real estate, as well as cash.

Characteristics and associated risks

The pension plans in Germany operate under the framework of German Company Pension Law (BetrAVG) and general regulations based on German Labor Law. The entitlements of the plan members depend on years of service and final salary. Furthermore, the plans provide lifelong pensions. No separate assets are held in trust, i.e. the plans are unfunded defined benefit plans. During the year ended December 31, 2019, the Group elected to re-design its pension scheme in Germany, moving to a contribution orientated scheme.

The U.K. pension plan is a trust-based U.K. funded final salary defined benefit scheme providing pensions and lump sum benefits to members and dependents. There is one pension plan in place relating to Ardagh Metal Beverage UK Limited and Ardagh Metal Beverage Trading UK Limited. It is closed to new entrants and was closed to future accrual effective December 31, 2018. For this plan, pensions are calculated either based on service to December 31, 2018, with members’ benefits based on earnings as at December 31, 2018, for those members who were still active at that date, or based on service to the earlier of retirement or leaving date for members who stopped accruing benefits prior to 31 December 2018 based on earnings as at retirement or leaving date. The U.K. pension plan is governed by a board of trustees, which includes members who are independent of the Company. The trustees are responsible for managing the operation, funding and investment strategy. The U.K. pension plan is subject to the U.K. regulatory framework, the requirements of The Pensions Regulator and is subject to a statutory funding objective.

Our North American business within our Americas segment sponsors a defined benefit pension plan as a single employer scheme which is subject to Federal law (“ERISA”), reflecting regulations issued by the Internal Revenue Service (“IRS”) and the U.S. Department of Labor. The North American plan covers hourly employees only. Plan benefits are determined using a formula which reflects the employees’ years of service and is based on a final average pay formula. Prior to December 31, 2021 the North American plan was previously co-sponsored by Ardagh Glass Packaging North America. Following the outcome of the exchange offer launched on September 7, 2021 and as set out in note 1, common ownership fell below the 80% threshold as at the next test point December 31, 2021. Accordingly, the plans will be split out by September 30, 2022, which will crystalize a cash outflow of $26 million.

Assumptions and sensitivities

The principal pension assumptions used in the preparation of the financial statements take account of the different economic circumstances in the countries of operations and the different characteristics of the respective plans, including the duration of the obligations. The ranges of the principal assumptions applied in estimating defined benefit obligations were:

	Germany		UK		U.S.
	2021	2020	2021	2020	2021	2020
	%	%	%	%	%	%
Rates of inflation	1.70	1.50	3.20	2.70	2.20	2.50
Rates of increase in salaries	2.50	2.50	2.60	2.00	3.00	3.00
Discount rates	1.16	1.05	1.90	1.50	3.04	2.55

Assumptions regarding future mortality experience are based on actuarial advice in accordance with published statistics and experience.

These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:

	Germany		UK		U.S.
	2021	2020	2021	2020	2021	2020
	Years	Years	Years	Years	Years	Years
Life expectancy, current pensioners	22	22	22	22	21	21
Life expectancy, future pensioners	25	25	23	23	22	22

If the discount rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would increase by an estimated $47 million (2020: $54 million). If the discount rate were to increase by 50 basis points, the carrying amount of the pension obligations would decrease by an estimated $41 million (2020: $47 million).

If the inflation rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $15 million (2020: $23 million). If the inflation rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $16 million (2020: $24 million).

If the salary increase rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $20 million (2020: $26 million). If the salary increase rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $21 million (2020: $27 million).

The impact of increasing the life expectancy by one year would result in an increase in the net pension obligation of the Group of $14 million at December 31, 2021 (2020: $15 million), holding all other assumptions constant.

The Group’s best estimate of contributions expected to be paid to defined benefit schemes in 2022 is approximately $1 million (2021: $1 million).

The principal defined benefit schemes are described briefly below as of December 31:

	Europe	Europe	North
	UK	Germany	America
Nature of the schemes	Funded*	Unfunded	Funded
2021
Active members	—	816	808
Deferred members	589	202	75
Pensioners including dependents	531	154	83
Weighted average duration (years)	18	19	20
2020
Active members	—	856	829
Deferred members	808	195	58
Pensioners including dependents	475	121	59
Weighted average duration (years)	20	20	21
*	Census data is updated every 3 years as part of the full valuation for purpose of the UK pension regulator.

The expected total benefit payments over the next five years are:

						Subsequent
	2022	2023	2024	2025	2026	five years
	$’m	$’m	$’m	$’m	$’m	$’m
Benefits	18	17	18	19	20	114

The Group also has defined contribution plans; the contribution expense associated with these plans for 2021 was $17 million (2020: $15 million; 2019: $13 million). The Group’s best estimate of the contributions expected to be paid to these plans in 2022 is $17 million (2021: $17 million).

Other employee benefits

Long term employee benefit obligations of $47 million (2020: $52 million) comprise amounts due to be paid under post-retirement medical schemes in North America, partial retirement contracts in Germany and other obligations to pay benefits primarily related to long service awards.

21.  Other liabilities and provisions

	At December 31,
	2021	2020
	$’m	$’m
Other liabilities
Non-current	325	—
Provisions
Current	10	13
Non-current	18	20
	353	33

Other liabilities

As described in note 1 and resulting from the AMP Transfer, AGSA has a contingent right to receive up to 60.73 million Earnout Shares. The Earnout Shares are issuable by AMPSA to AGSA subject to attainment of certain stock price hurdles, with equal amounts of shares at $13, $15, $16.50, $18, and $19.50, respectively, over a five-year period from the 180th day following the closing of the Merger. In accordance with IAS 32 (Financial Instruments—Presentation), the arrangement has been assessed to determine whether the Earnout Shares represent a liability or an equity instrument. As the arrangement may result in AMPSA issuing a variable number of shares in the future, albeit capped at a total of 60.73 million shares, the Earnout Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the consolidated financial statements. A valuation assessment was performed for the purpose of determining the financial liability using a Monte Carlo simulation using key assumptions for: volatility (34%); risk-free rate; and traded closing AMPSA share price. The estimated valuation of the liability as of April 1 and December 31, 2021 were $284 million and $292 million, respectively. An increase or decrease in volatility of 5% would result in an increase or decrease in the liability as of December 31, 2021 of approximately $40 million. The initial recognition of the liability as of April 1, 2021, was reflected with a corresponding charge in other reserves. Any subsequent changes in the valuation have been reflected in net exceptional finance expense.

As further outlined in note 1, all warrants previously exercisable for the purchase of shares in Gores Holdings V were converted into AMPSA warrants exercisable for the purchase of shares in AMPSA at an exercise price of $11.50 over a five-year period after closing of the Merger. In accordance with IAS 32, those warrants have been recognized as a financial liability measured at fair value in the consolidated financial statements. The estimated valuation of the liability as of August 4 and December 31, 2021 were $41 million and $33 million, respectively. The initial recognition of the liability as of August 4, was reflected as part of the exceptional $205 million costs of the service for the listing of the AMPSA shares discussed in note 24. Any subsequent changes in the valuation have been reflected in net exceptional finance expense. The warrants issued to former public shareholders of Gores Holdings V (“Public Warrants”) were valued using the traded closing prices of the Gores Holdings V warrants upon initial recognition on August 4, 2021 and subsequently of the AMPSA warrants, respectively. For the warrants issued to the former sponsors (“Private Warrants”) a valuation was performed for the purpose of determining the financial liability. The valuation applied a Black Scholes model, using key assumptions for volatility (34%) and risk-free rate. Any increase or decrease in volatility of 5% would result in an increase or decrease in the fair value of the Private Warrants of approximately $1 million.

Provisions

Total
provisions
$’m
At January 1, 2020	17
Provided	23
Released	(5)
Paid	(3)
Exchange	1
At December 31, 2020	33
Provided	5
Released	(5)
Paid	(3)
Exchange	(2)
At December 31, 2021	28

Provisions relate mainly to probable environmental claims, customer quality claims and tax deferrals arising from the CARES Act. In addition to the aforementioned, provisions also includes non-current amounts in respect of annual, long term (three-year), cash bonus incentive programs for senior management of the Group, of approximately $14 million. Current amounts in respect of these long term incentive programs are included in trade and other payables.

The provisions classified as current are expected to be paid in the next twelve months. The timing of non-current provisions is subject to uncertainty.

22.  Trade and other payables

		At December 31,
		2021	2020
	Note	$’m	$’m
Trade payables		1,006	646
Other payables and accruals including other tax and social security payable		240	195
Payables and accruals for exceptional items		15	2
Related party payables	25	9	—
		1,270	843

The fair values of trade and other payables approximate the amounts shown above.

Other payables and accruals mainly comprise accruals for operating expenses, deferred income and value added tax payable.

Trade Payables Processing

Certain of the Group’s suppliers have access to independent third-party payable processors. The processors allow suppliers, if they choose, to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no involvement in the sale of these receivables and the suppliers are at liberty to use these arrangements if they wish to receive early payment. As the original liability to our suppliers, including amounts due and scheduled payment dates, remains as agreed in our supply agreements and is neither legally extinguished nor substantially modified, the Group continues to present such obligations within trade payables.

23.  Cash generated from operating activities

	Year ended
	December 31,
	2021	2020	2019
	$’m	$’m	$’m
(Loss)/profit for the year	(210)	111	(40)
Income tax charge (note 7)	22	29	25
Net finance expense (note 6)	235	70	213
Depreciation and amortization (notes 10, 11)	343	315	290
Exceptional operating items (note 5)	272	20	15
Movement in working capital	16	7	102
Exceptional costs paid, including restructuring	(67)	(22)	(7)
Cash generated from operations	611	530	598

24.  Other reserves

	Foreign
	currency	Cash flow	Cost of		Total
	translation	hedge	hedging	Other	other
	reserve	reserve	reserve	reserves	reserves
	$’m	$’m	$’m	$’m	$’m
January 1, 2019	9	(19)	2	—	(8)
Total other comprehensive income/(expense) for the year	1	(9)	(2)	—	(10)
Hedging losses transferred to cost of inventory	—	14	—	—	14
December 31, 2019	10	(14)	—	—	(4)

January 1, 2020	10	(14)	—	—	(4)
Total other comprehensive (expense)/income for the year	(42)	9	—	—	(33)
Hedging losses transferred to cost of inventory	—	22	—	—	22
December 31, 2020	(32)	17	—	—	(15)

January 1, 2021	(32)	17	—	—	(15)
Total other comprehensive income for the year pre AMP Transfer	14	41	—	—	55
Hedging gains transferred to cost of inventory pre AMP Transfer	—	(6)	—	—	(6)
Capital contribution (note 19)	—	—	—	113	113
AMP Transfer (1)	—	—	—	(5,924)	(5,924)
Business Combination (2)	—	—	—	164	164
Total other comprehensive income for the period post AMP Transfer	(10)	107	—	—	97
Hedging gains transferred to cost of inventory post AMP Transfer	—	(77)	—	—	(77)
December 31, 2021	(28)	82	—	(5,647)	(5,593)
(1)	The AMP Transfer was accounted for as a capital reorganization as, prior to such transactions, AMPSA did not meet the definition of a business under IFRS 3 (Business Combination). Under a capital reorganization, the consolidated financial statements of AMPSA reflect the net assets transferred at pre-combination predecessor book values. The impact to other reserves has been calculated as follows:

$’m
Equity issued to AGSA (see note 17)	4,988
AMP Promissory Note (see note 19)	1,085
Cash payment (see cash flow statement)	574
Initial fair value of Earnout Shares (see note 21)	284
Total consideration given	6,931
Less aggregate carrying value of net assets acquired *	(323)
Impact from predecessor accounting	6,608
Non-cash capital contribution (see note 19)	(814)
Other reserves on AMP Transfer at date of reorganization	130
Total impact on other reserves	5,924
*

Included within the carrying value of the net assets acquired is $1,741 million of related party borrowings, the settlement of which, together with the $574 million payment noted above, comprise the $2,315 million of cash paid to Ardagh as described in note 1.

(2)	Management exercised significant judgment when accounting for the Merger under IFRS 2. The difference in the fair value of equity instruments issued by AMPSA, over the fair value of identifiable net assets of Gores Holdings V (including the fair value of assumed Gores Public and Private Warrants of $41 million – see note 21) represents a service for listing of the shares in AMPSA and is accounted for as a share-based payment expense in accordance with IFRS 2. In accordance with IFRS 2, the increase in equity for equity-settled share-based payments are measured directly at the fair value of the goods or services received. Management has used the market value of the GHV equity and warrants as the basis for estimating the market value of the instruments to be issued by AMPSA as the GHV instruments (equity and warrants) were publicly traded at the time of the Merger. The cost of such service, which is a fully vested non-cash and non-recurring expense, is calculated as shown in the table below, using Gores Holdings V market prices as of August 4, 2021 (the “Closing Date”) for the Gores Holdings V Class A common stock to be exchanged for shares in AMPSA.

	Shares	$’m
Class A stockholders	30,175,827
Class F stockholders	9,843,750
Total shares to be issued to Gores Holdings V stockholders	40,019,577
Market value per share at the Closing Date	$10.59
Fair value of shares to be issued to Gores Holdings V in consideration for combination		424
Net assets of Gores Holdings V at Closing Date (including fair value of assumed Public and Private Warrants as discussed in note 21)		219
Difference - being IFRS 2 cost for listing services		205

The cost for the listing service of $205 million has been presented as an exceptional item as outlined in note 5, with an offset in other reserves of $164 million and in other liabilities and provisions of $41 million (see note 21), respectively.

25.  Related party transactions and information

(i)	Interests of Paul Coulson

As of February 22, 2022, the approval date of these financial statements, ARD Holdings S.A., the ultimate parent company of Ardagh Metal Packaging S.A. is controlled by Paul Coulson, our Chairman, who controls ARD Holdings S.A. as a result of his 19.24% stake in ARD Holdings S.A. and his 52.42% stake in Yeoman Capital S.A., which in turn owns 34.42% of the equity interests in ARD Holdings S.A. Other than 125,000 shares directly held by Mr. Coulson, he has no direct ownership in shares of AMPSA. However, based upon the definition of “beneficial owner” under U.S. securities laws, he may be deemed to have shared beneficial ownership of the shares of AMPSA held by Ardagh Group S.A. by virtue of his control of ARD Holdings S.A. and Ardagh Group S.A.

(ii)	Common directorships

Paul Coulson, Shaun Murphy, Yves Elsen, John Sheehan, Hermanus Troskie, Oliver Graham, Abigail Blunt, The Rt. Hon. the Lord Hammond of Runnymede, Damien O’ Brien and Edward White who serve as directors on the board of Ardagh Metal Packaging S.A. also serve as directors on the board of AGSA. Paul Coulson, Shaun Murphy, Yves Elsen, John Sheehan and Hermanus Troskie who serve as directors on the board of Ardagh Metal Packaging S.A. also serve as directors on the board of ARD Holdings S.A.. Four of the ARD Holdings S.A. directors (Paul Coulson, Brendan Dowling, Gerald Moloney and Hermanus Troskie) also serve as directors in the Yeoman group of companies.

(iii) Yeoman Capital S.A.

At December 31, 2021, Yeoman Capital S.A. owned 34.42% of the ordinary shares of ARD Holdings S.A..

(iv)  Key management compensation

Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Group. Key management is comprised of the members who served on the Board and the Group’s executive leadership team during the reporting period. Key management include individuals who provide services to AMP while the related costs are fully borne by Ardagh Group. An allocation of the compensation attributable for these services is included below. The amount outstanding at year end was $2 million.

Salaries and other short-term employee benefits related to key management for the year ended December 31, 2021, was $5 million. Post-employment benefits in the year ended December 31, 2021, was $nil.

In addition, subsidiaries of Ardagh Group, which do not form part of the Group, incurred transaction-related and other compensation for key management during the year of $28 million.

For the years ended December 31, 2020 and 2019, the key management personnel of Ardagh Group have controlled and directed the operations of the AMP Business as it was not managed separately. Payments to these personnel were primarily made by Ardagh Group which does not form part of the AMP Business. It is not possible to determine with certainty the charges that the AMP Business received for the mentioned key personnel, although a portion of the key management compensation was included in the corporate costs allocated to the AMP Business.

(v) Pension scheme

The pension schemes are related parties. For details of all transactions during the year, please see notes 5 and 20.

(vi) Cyber Security Incident Indemnity with AGSA – see note 27.

(vii) Services Agreement between AMPSA and AGSA – see note 1. A net charge of $33 million has been included in SGA expenses for the year ended December 31, 2021.

(viii) The Business Combination Agreement and Transfer Agreement – see note 1.

(ix) Issuance of Shares to AGSA – see note 17.

(x) AMP Promissory Note – see note 19.

(xi) Settlement of related party loans – see notes 5 and 19.

(xii) Earnout Shares – see notes 1 and 21.

(xiii) Derivative financial instruments – see note 19.

(xiv) Other related party transactions – the table below reflects the following related party transactions recorded through invested capital in the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019:

	For the period ended	For the year ended
	March 31,	December 31,
	2021	2020	2019
	$’m	$’m	$’m
Net cash received from/(remitted to) Ardagh	206	(55)	(54)
Tax offset in invested capital	(34)	8	(4)
Other changes in intercompany balances	4	(2)	—
	176	(49)	(58)

Other changes in intercompany balances represent unsettled amounts between the Group and Ardagh in relation to the transactions listed above.

With the exception of the balances outlined in (i) to (xiv) above, there are no material balances outstanding with related parties at December 31, 2021.

(xv) Subsidiaries

The following table provides information relating to our principal operating subsidiaries, all of which are wholly owned at December 31, 2021:

Country of
Company	incorporation
Ardagh Metal Beverage Manufacturing Austria GmbH	Austria
Ardagh Metal Beverage Trading Austria GmbH	Austria
Latas Indústria de Embalagens de Alumínio do Brasil Ltda.	Brazil
Ardagh Indústria de Embalagens de Metálicas do Brasil Ltda.	Brazil
Ardagh Metal Beverage Trading France SAS	France
Ardagh Metal Beverage France SAS	France
Ardagh Metal Beverage Germany GmbH	Germany
Ardagh Metal Beverage Trading Germany GmbH	Germany
Ardagh Metal Beverage Trading Netherlands B.V.	Netherlands
Ardagh Metal Beverage Netherlands B.V.	Netherlands
Ardagh Metal Beverage Trading Poland Sp. z o.o	Poland
Ardagh Metal Beverage Poland Sp. z o.o	Poland
Ardagh Metal Beverage Trading Spain SL	Spain
Ardagh Metal Beverage Spain SL	Spain
Ardagh Metal Beverage Europe GmbH	Switzerland
Ardagh Metal Beverage Trading UK Limited	United Kingdom
Ardagh Metal Beverage UK Limited	United Kingdom
Ardagh Metal Beverage USA Inc.	United States

A number of the above legal entities act as subsidiary guarantor for the debt of Ardagh Metal Packaging S.A. as of December 31, 2021.

26.  Contingencies

Environmental issues

The Group is regulated under various national and local environmental, occupational health and safety and other governmental laws and regulations relating to:

●	the operation of installations for manufacturing of metal packaging and surface treatment using solvents;
●	the generation, storage, handling, use and transportation of hazardous materials;
●	the emission of substances and physical agents into the environment;
●	the discharge of waste water and disposal of waste;
●	the remediation of contamination;
●	the design, characteristics, collection and recycling of its packaging products; and
●	the manufacturing and servicing of machinery and equipment for the container metal packaging industry.

The Group believes, based on current information that it is in substantial compliance with applicable environmental laws and regulations and permit requirements. It does not believe it will be required, under existing or anticipated future environmental laws and regulations, to expend amounts, over and above the amounts accrued, which will have a material effect on its business, financial condition or results of operations or cash flows. In addition, no material proceedings against the Group arising under environmental laws are pending.

Legal matter

The Group is involved in certain legal proceedings arising in the normal course of its business. The Group believes that none of these proceedings, either individually or in aggregate, are expected to have a material adverse effect on its business, financial condition, results of operations or cash flows.

27.  Other information

Cyber Security Incident

On May 17, 2021, the Group announced that it had experienced a cyber security incident, the response to which included pro-actively shutting down certain IT systems and applications used by the business. Key systems were brought back online securely, in a phased manner and in line with our plan. Production at all of our manufacturing facilities continued to operate throughout this period, though we experienced some shipping delays as a result of this incident.

We believe that our existing information technology control environment is appropriately robust and consistent with industry standards. However, we are reviewing our information technology roadmap and accelerating planned IT investments to further improve the effectiveness of our information security. We do not believe that our growth investment program has been impacted by this incident. The Group notified relevant authorities in relation to the exfiltration and dissemination of data which arose in connection with this incident.

AMPSA entered into a letter agreement with AGSA, dated May 21, 2021, under which AGSA agreed to indemnify, defend and hold harmless the Company and its subsidiaries and their respective successors from and against any and all losses that could be anticipated to arise prior to December 31, 2021, resulting from this cyber security incident. During the year ended December 31, 2021, the Group incurred $31 million of losses and incremental costs related to this incident, including $26 million ($15 million in Europe and $11 million in Americas) of losses and incremental costs within adjusted EBITDA and $5 million of exceptional costs, all of which have been offset by income received and the associated indemnification receivable which was subsequently cash settled before December 31, 2021, under the aforementioned indemnification agreement with AGSA.

28. Events after the reporting period

There have been no events subsequent to December 31, 2021 which would require disclosure in this report.

29. Company Financial Information

This note has been included in these financial statements in accordance with the requirements of Regulation S-X rule 12.04 Condensed financial information of registrant. The financial information provided below relates to the individual company financial statements for Ardagh Metal Packaging S.A. as presented in accordance with IFRS as issued by the IASB. The statement of comprehensive income and the statement of cash flows reflect the period since the date of incorporation on January 20, 2021 and hence no comparative periods have been presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with IFRS have been condensed or omitted. The footnote disclosures contain supplemental information only and, as such, these statements should be read in conjunction with the notes to the accompanying consolidated financial statements.

The company financial information has been prepared using the same accounting policies as set out in the consolidated financial statements, except that investments in subsidiaries are included at cost less any provision for impairment in value.

The functional currency of the Company is euro and accordingly, the company financial information set out below is presented in euro.

(i) Statement of financial position

At December 31,
2021
€’m
Non-current assets
Investments in subsidiary undertakings	3,401
3,401

Current assets
Amounts receivable from subsidiary undertakings	11
Other receivables and prepayments	2
13
Total assets	3,414

Equity attributable to owners of the parent
Issued capital	6
Share premium	5,100
Other reserves	(1,832)
Retained earnings	(148)
Total equity	3,126
Non-current liabilities
Amounts payable to related parties (iv)	258
Other liabilities (v)	30
288
Total liabilities	288
Total equity and liabilities	3,414

(ii) Statement of comprehensive income

Year ended December 31,
2021
€’m
Dividend income	46
Other external charges	(1)
Finance income	1
Profit before exceptional items	46
Exceptional operating costs	(183)
Exceptional finance costs	(11)
Loss before tax	(148)
Income tax	—
Loss and total comprehensive income for the year	(148)

(iii) Statement of cash flows

Year ended December 31,
2021
€’m
Cash flows from operating activities
Cash used in operations	(12)
Net cash used in operating activities	(12)
Cash flows from investing activities
Contribution to subsidiary undertaking	(585)
Net cash used in investing activities	(585)
Cash flows from financing activities
Repayment of borrowings	(11)
Proceeds from share issuance	561
Dividends received	46
Net cash outflow from financing activities	596
Net decrease in cash and cash equivalents	(1)
Cash and cash equivalents at the beginning of the year	—
Exchange gains on cash and cash equivalents	1
Cash and cash equivalents at end of year	—

(iv) Amounts payable to related parties

Amounts payable to related parties at December 31, 2021 relate to the Earnout Shares which are issuable by AMPSA to AGSA - see note 21 and 25.

(v) Other liabilities

Other liabilities relate to the Warrants – see note 21.

(vi) Exceptional costs

Exceptional operating costs of €183 million have been recognized in the year ended December 31, 2021, primarily relating to listing service expenses for AMPSA. Exceptional finance costs comprised of a net €11 million loss on movements in the fair market values and foreign currency on the Earnout Shares and Public and Private Warrants.

(vii) Contribution to subsidiary undertaking

During the year the Company made a capital contribution of €585 million to Ardagh Metal Packaging Holdings Sarl.

(viii) Proceeds from share issuance

During the year, PIPE Investors subscribed for and purchased shares of the Company for an aggregate cash amount of €585 million, offset by the payment of €24 million of directly attributable transaction costs related to the issuance of equity.

(ix) Dividends received

During the year the Company received a dividend of €46 million from its subsidiary Ardagh Metal Packaging Group S.A..

(x) Commitments and contingencies

The Company has guaranteed certain liabilities of a number of its subsidiaries for the year ended December 31, 2021 including guarantees under Section 357 of the Irish Companies Act, 2014 and Section 264 of the German Commercial Code. Furthermore, the Company has assumed joined and several liability in accordance with Section 403, Book 2 of the Dutch Civil Code for the liabilities of a number of its Dutch subsidiaries.

With exception of the above guarantees the Company had no commitments and contingencies at December 31, 2021.

(xi) Additional information

The following reconciliations are provided as additional information to satisfy the Schedule I SEC

Requirements for parent-only financial information and are presented in both euro and U.S. dollars.

	Year ended December 31,
	2021	2021
	€’m	$'m
IFRS loss reconciliation:
Parent only-IFRS equity	(148)	(176)
Additional loss if subsidiaries had been accounted for using the equity method of accounting as opposed to cost	(29)	(34)
Consolidated IFRS loss for the year	(177)	(210)

	At December 31,
	2021	2021
	€’m	$'m
IFRS equity reconciliation:
Parent only-IFRS equity	3,126	3,541
Additional loss if subsidiaries had been accounted for using the equity method of accounting as opposed to cost	(2,873)	(3,255)
Consolidated-IFRS equity	253	286

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

AMPSA’s articles of association provide that directors of AMPSA are not held personally liable for the indebtedness or other obligations of AMPSA. As agents of AMPSA, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in AMPSA’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of AMPSA (and his or her heirs, executors and administrators) shall be indemnified by AMPSA to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of AMPSA, or, at the request of AMPSA, of any other company of which AMPSA is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of AMPSA (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of AMPSA or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of AMPSA.

AMPSA’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. AMPSA shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of AMPSA, as AMPSA may decide upon from time to time.

In connection with the Business Combination, AMPSA entered into indemnification agreements with each of its directors and executive officers. These agreements provide that AMPSA will indemnify each of its directors and such officers to the fullest extent permitted by law.

AMPSA also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of AMPSA arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

In connection with the closing of the Business Combination on August 4, 2021, AMPSA issued 69,500,000 Shares to the Subscribers for an aggregate purchase price payable to AMPSA of $695,000,000 (which included 9.5 million Shares acquired pursuant to the “back stop” provisions of the subscription agreement entered into by GHV Sponsor).

In connection with the consummation of the Business Combination, AGSA retained an approximate 81.85% interest in AMPSA. AMPSA issued to AGSA 3,000,000 shares on January 20, 2021, 481,956,250 on April 1, 2021 and 8,807,270 on August 4, 2021. See the section entitled “Certain Relationships and Related Person Transactions — Business Combination Agreement.”

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules

a
Exhibit Number	Description
2.1#

Business Combination Agreement, dated as of February 22, 2021, by and among Gores Holdings V, Inc., Ardagh Metal Packaging S.A., Ardagh Group S.A. and Ardagh MP MergeCo Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).

2.2#

Amendment, effective as of March 5, 2021, to the Business Combination Agreement, dated as of February 22, 2021, by and among Gores Holdings V, Inc., Ardagh Metal Packaging S.A., Ardagh Group S.A. and Ardagh MP MergeCo Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).

2.3#

Second Amendment, effective as of May 18, 2021, to the Business Combination Agreement, dated as of February 22, 2021, as amended on March 5, 2021, by and among Gores Holdings V, Inc., Ardagh Metal Packaging S.A., Ardagh Group S.A. and Ardagh MP MergeCo Inc. (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).

2.3(a)#

Exhibit A to Second Amendment (Business Combination Agreement, as amended and restated) (incorporated by reference to Exhibit 2.3(a) to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).

3.1	Articles of Association of Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).

4.1†	Specimen Share Certificate of Ardagh Metal Packaging S.A.

4.2	Specimen Warrant Certificate of Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).

4.3

Senior Secured Indenture, dated as of March 12, 2021, by and among Ardagh Metal Packaging Finance USA LLC, Ardagh Metal Packaging Finance plc, Ardagh Metal Packaging S.A., Citibank, N.A., London Branch, and Citigroup Global Markets Europe AG (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-4/A filed April 9, 2021 (File No. 333-254005)).

a
Exhibit Number	Description
4.4

Senior Indenture, dated as of March 12, 2021, by and among Ardagh Metal Packaging Finance USA LLC, Ardagh Metal Packaging Finance plc, Ardagh Metal Packaging S.A., Citibank, N.A., London Branch, and Citigroup Global Markets Europe AG (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-4/A filed April 9, 2021 (File No. 333-254005)).

5.1**	Legal Opinion of Elvinger Hoss Prussen.

5.2**	Legal Opinion of Shearman & Sterling LLP.

10.1

Form of Subscription Agreement, dated as of February 22, 2021, by and among Ardagh Metal Packaging S.A., Gores Holdings V and certain investors (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).

10.2

Registration Rights and Lock-Up Agreement, dated as of August 4, 2021, by and among Ardagh Group S.A., Ardagh Metal Packaging S.A., Gores Holdings V Sponsor LLC and certain persons associated with Gores Holdings V Sponsor LLC (incorporated by reference to Exhibit 4.5 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).

10.3

Shareholders Agreement, dated as of August 4, 2021, by and between Ardagh Group S.A., and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 4.6 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).

10.4#

Services Agreement, dated as of August 4, 2021, by and between Ardagh Group S.A., and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 4.7 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).

10.5#

Transfer Agreement, dated as of February 22, 2021, by and between Ardagh Group S.A., and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).

10.6

Warrant Assignment, Assumption and Amendment Agreement, dated as of August 4, 2021, by and among Ardagh Metal Packaging S.A., Gores Holdings V, Inc. Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 2.5 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).

10.7

Warrant Agreement, dated as of August 10, 2020, by and between Gores Holdings V, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).

10.8	Form of D&O Indemnification Agreement. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).

10.9

Indemnification Letter Agreement, dated as of May 21, 2021, by and between Ardagh Group S.A. and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).

21.1*	List of Subsidiaries of Ardagh Metal Packaging S.A.

23.1*	Consent of PricewaterhouseCoopers.

23.2**	Consent of Elvinger Hoss Prussen (included in Exhibit 5.1).

a
Exhibit Number	Description
23.3**	Consent of Shearman & Sterling LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (included on the signature page hereto).

107*	Filing Fee Table
*	Filed herewith.
**	Previously filed.
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.
†	Shares are in uncertificated form. Therefore AMPSA is not filing a specimen certificate evidencing Shares.

Item 9. Undertakings

A.	AMPSA hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933.
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the U.S. Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	if the registrant is relying on Rule 430B:
(A)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(ii)

if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.	AMPSA hereby undertakes:
(1)

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C.	The undersigned hereby undertakes:
(1)

that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 1 to Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on March 4, 2022.

Ardagh Metal Packaging S.A.
By:	/s/ Oliver Graham
Name:	Oliver Graham
Title:	Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Oliver Graham Oliver Graham	Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2022
* David Bourne	Chief Financial Officer (Principal Financial and Accounting Officer)	March 4, 2022
* Paul Coulson	Chairman	March 4, 2022
* Shaun Murphy	Vice-Chairman	March 4, 2022
/s/ John Sheehan John Sheehan	Director	March 4, 2022
* Abigail Blunt	Non-Executive Director	March 4, 2022
* Yves Elsen	Non-Executive Director	March 4, 2022
* Elizabeth Marcellino	Non-Executive Director	March 4, 2022
* Damien O’Brien	Non-Executive Director	March 4, 2022
* The Rt. Hon. the Lord Hammond of Runnymede	Non-Executive Director	March 4, 2022
* Hermanus Troskie	Non-Executive Director	March 4, 2022
* Edward White	Non-Executive Director	March 4, 2022

*By:	/s/ Oliver Graham
Oliver Graham
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on March 4, 2022.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi